UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the registrant  ☒                             Filed by a party other than the registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MIMEDX GROUP, INC.

(Name of registrant as specified in its charter)

Payment of the filing fee (check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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May 31, 2019

Dear Fellow Shareholders:

You are cordially invited to attend our 2018 annual meeting of shareholders (including any adjournments or postponements thereof, the “Annual Meeting”) on June 17, 2019 at 9:00 a.m. local time, at the Marietta Conference Center (Hilton Atlanta/Marietta) at 500 Powder Springs St., Marietta, GA 30064. Included with this letter are the notice of annual meeting of shareholders, a proxy statement detailing the business to be conducted at the Annual Meeting and a BLUE proxy card.

MiMedx Group, Inc. (the “Company”) is in the process of restating its financial statements dating back to December 31, 2012. As a result, the Company is not able to provide shareholders a proxy statement containing all of the information that is required to be provided under federal securities laws, including audited financial statements for the most recently completed fiscal year. However, on April 26, 2019, the Circuit Court for the Second Judicial Circuit in and for Leon County, Florida ordered the Company to hold the Annual Meeting on June 17, 2019.

The Annual Meeting will be held for the following purposes:

•	The election of three Class II directors (Proposal 1);
•

If properly presented at the Annual Meeting, to vote on a shareholder proposal to amend the Company’s Amended and Restated Bylaws (the “Bylaws”) to require the board of directors of the Company (the “Board”) to hold a meeting on August 19, 2019 for the election of three Class III directors;

•

If properly presented at the Annual Meeting, to vote on a shareholder proposal to repeal any amendments to the Bylaws adopted by the Board subsequent to October 3, 2018 and prior to August 19, 2019; and

•	To transact such other business as may properly come before the meeting or any adjournment or any postponement thereof.

Our Board unanimously recommends that you vote FOR M. Kathleen Behrens Wilsey, K. Todd Newton and Timothy R. Wright (the “Board Nominees”).

The Board has fixed the close of business on May 9, 2019 as the record date for determining those shareholders who will be entitled to notice of, and to vote at, the Annual Meeting.

As you may know, Parker H. “Pete” Petit has provided notice to the Company of his intent to nominate himself and two other individuals, David J. Furstenberg and Shawn P. George (Mr. Petit, Mr. Furstenberg and Mr. George, collectively, the “Petit Group”), each for election as a Class II director at the Annual Meeting in opposition to the Board Nominees and to propose two items of business. You may receive proxy solicitation materials from the Petit Group. The Company is not responsible for the accuracy of any information provided by or relating to the Petit Group contained in solicitation materials filed or disseminated by or on behalf of the Petit Group, or any other statements that any member of the Petit Group may make. The Board does NOT endorse any of Mr. Petit’s nominees and strongly recommends that you do NOT sign or return any WHITE proxy card sent to you by or on behalf of the Petit Group. If you have previously submitted a WHITE proxy card sent to you by the Petit Group, you can revoke that proxy and vote for the Board Nominees at the Annual Meeting by signing, dating and returning the enclosed BLUE proxy card in the postage-paid envelope provided to you or by using the telephone or Internet method of voting as shown on the BLUE proxy card or, if shares are held in “street name,” on the voting instruction form that you received from your bank, broker or other nominee in lieu of a BLUE proxy card. Only your latest-dated vote will count.

THE BOARD UNANIMOUSLY RECOMMENDS VOTING FOR THE ELECTION OF THE BOARD NOMINEES USING THE ENCLOSED BLUE PROXY CARD. THE BOARD URGES YOU NOT TO SIGN, RETURN OR VOTE ANY WHITE PROXY CARD SENT TO YOU BY OR ON BEHALF OF THE PETIT GROUP.

It is extremely important that your shares be represented and voted at the Annual Meeting in light of the proxy contest being conducted by the Petit Group. Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. You are urged to date, sign and return the BLUE proxy card in the postage-paid envelope provided to you, or to use the telephone or Internet method of voting described on your BLUE proxy card or, if shares are held in “street name,” on the BLUE voting instruction form that you received from your bank, broker or other nominee, even if you plan to attend the Annual Meeting in person. Voting now will not limit your right to change your vote or to attend the Annual Meeting.

We look forward to personally greeting those of you who will be able to attend the Annual Meeting in person. Regardless of whether you plan to join us at the Annual Meeting, it is important that your voice be heard. Accordingly, we request that you vote in advance of the Annual Meeting by signing, dating and returning the BLUE proxy card in the postage-paid envelope provided or by telephone or Internet following the easy instructions on the enclosed BLUE proxy card.

If you have any questions or require any assistance, please contact our proxy solicitor using the following contact information:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders may call toll-free: (877) 800-5195

Banks and brokers may call collect: (212) 750-5833

Sincerely,

/s/ Charles R. Evans
Charles R. Evans Chairman of the Board

MIMEDX GROUP, INC

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on June 17, 2019

The 2018 annual meeting (the “Annual Meeting”) of shareholders of MiMedx Group, Inc. (the “Company”) will be held on June 17, 2019, at 9:00 a.m. local time at the Marietta Conference Center (Hilton Atlanta/Marietta) at 500 Powder Springs St., Marietta, GA 30064, for the following purposes:

•	The election of three Class II directors;
•

If properly presented at the Annual Meeting, to vote on a shareholder proposal to amend the Company’s Amended and Restated Bylaws (the “Bylaws”) to require the board of directors of the Company (the “Board”) to hold a meeting on August 19, 2019 for the election of three Class III directors;

•

If properly presented at the Annual Meeting, to vote on a shareholder proposal to repeal any amendments to the Bylaws adopted by the Board subsequent to October 3, 2018 and prior to August 19, 2019; and

•	The transaction of such other business as may properly come before the meeting or any adjournment or any postponement thereof.

The Board has fixed the close of business on May 9, 2019 as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting.

By Order of the Board of Directors

/s/ Alexandra O. Haden
Alexandra O. Haden Secretary

May 31, 2019

PROXY STATEMENT

FOR THE 2018 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 17, 2019

This proxy statement (including all appendices attached hereto, this “Proxy Statement”) is furnished in connection with the solicitation of proxies to be voted at the 2018 annual meeting of shareholders (including any adjournment or postponement thereof, the “Annual Meeting”) of MiMedx Group, Inc. (“MiMedx,” the “Company,” “we” or “us”) to be held on June 17, 2019 at 9:00 a.m. local time at the Marietta Conference Center (Hilton Atlanta/Marietta) at 500 Powder Springs St., Marietta, GA 30064. This Proxy Statement and the enclosed BLUE proxy card are being first sent or given to shareholders on or about May 31, 2019. The enclosed BLUE proxy card is solicited by the Company on behalf of our board of directors (the “Board”) and will be voted at the Annual Meeting in accordance with your instructions therein. This Proxy Statement and our form of BLUE proxy card are available at www.proxyvotenow.com/mdxg.

Explanatory Statement about the 2018 Annual Meeting

The Company did not hold an annual meeting of shareholders during calendar year 2018 because, as discussed in detail below in the section of this Proxy Statement entitled “Summary of the Findings of the Audit Committee Investigation” beginning on page 21, the Company was not able to file its Form 10-K for the year ended December 31, 2017 due to its inability to prepare audited financial statements, which continues to this day. As previously disclosed, in June 2018, the Audit Committee of the Board (the “Audit Committee”) concluded that the Company’s previously issued consolidated financial statements and financial information relating to each of the fiscal years ended December 31, 2012, 2013, 2014, 2015 and 2016, and each of the interim periods within such years, along with the unaudited condensed consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017, would be restated and could no longer be relied upon due to material accounting errors. The Company has not filed any periodic reports since 2017.

In December 2018, the City of Hialeah Employees Retirement System (“Hialeah”) filed suit in the Circuit Court for the Second Judicial Circuit in and for Leon County, Florida (the “Florida Court”) requesting that the Company be ordered under Florida corporation law to hold an annual meeting of shareholders because more than 13 months had passed since the 2017 annual meeting of shareholders, which was held on May 17, 2017.

On April 26, 2019, the Florida Court issued an order directing the Company to hold its 2018 annual meeting of shareholders on June 17, 2019. The order specified that the election of Class II directors is to be voted on at such meeting.

On May 30, 2019, the U.S. Securities and Exchange Commission (the “SEC”) issued an order to the Company providing exemptive relief with respect to the requirement in the federal proxy rules that this Proxy Statement be preceded or accompanied by an annual report that includes audited financial statements. Hence, we are able to file this Proxy Statement and solicit proxies for the Annual Meeting without providing an annual report that includes restated audited financial statements. This Proxy Statement contains information about the findings of the Audit Committee’s investigation, how the restatement impacts the Company’s financial statements, the Company’s material weaknesses and the remedial steps taken to address them, the factors currently impacting the Company’s revenues, the Company’s liquidity, a description of the Company’s business, the Company’s risk factors and the Company’s legal proceedings, in addition to the typical information that is required to be included in proxy statements for annual meetings where directors are elected.

Information Not Included in This Proxy Statement or Otherwise Available to You

The Company has not filed and is not able to file its annual report on Form 10-K for the year ended December 31, 2018. As a result, you do not have information that would otherwise be available to you for a typical annual shareholder meeting taking place in 2019, including:

•	audited financial statements for fiscal years 2018-2016, with footnotes;
•

audit report signed by a registered public accounting firm with respect to an integrated audit of the financial statements for fiscal years 2018-2016 and of internal control over financial reporting as of December 31, 2018;

•	Management’s Discussion and Analysis covering fiscal years 2018 and 2017 and otherwise fully compliant with Item 303 of Regulation S-K;
•	selected financial data for 2018-2014;
•	quantitative and qualitative disclosures about market risk;
•	management’s report on internal control over financial reporting as of December 31, 2018;
•	management’s conclusions with respect to the effectiveness of disclosure controls and procedures as of December 31, 2018;
•	report by the Audit Committee regarding the 2018 financial statements; and
•	CEO and CFO certifications required by Exchange Act Rule 13a-14(a) and 18 U.S.C. § 1350.

Forward-Looking Statements

This Proxy Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995. All statements relating to events or results that may occur in the future are forward-looking statements, including, without limitation, statements regarding the following:

•	the Company’s future costs of solicitation, record or meeting dates, compensation arrangements, plans or amendments (including those related to profit sharing and stock-based compensation);
•	our strategic focus, as illustrated by our long-range strategic plan, and our ability to implement this plan;
•	the advantages of our products and development of new products;
•	market opportunities for our products;
•	the regulatory pathway for our products, including the design and success of our clinical trials and pursuit of BLAs (as defined below) for certain products;
•	expectations regarding government and other third-party reimbursement for our products;
•	expectations regarding future revenue growth;
•	our belief in the sufficiency of our intellectual property rights in our technology;
•	our ability to procure sufficient supplies of human tissue to manufacture and process our products;
•	the outcome of pending litigation and investigations;
•	our ability to complete the restatement of our financials and regain compliance with SEC reporting obligations; and
•	our ability to compete effectively.

Forward-looking statements generally can be identified by words such as “expect,” “will,” “change,” “intend,” “seek,” “target,” “future,” “plan,” “continue,” “potential,” “possible,” “could,” “estimate,” “may,” “anticipate,” “to be” and similar expressions. These statements are based on numerous assumptions and involve known and unknown risks, uncertainties and other factors that could significantly affect the Company’s operations and may cause the Company’s actual actions, results, financial condition, performance or achievements to be substantially different from any future actions, results, financial condition, performance or achievements expressed or implied by any such forward-looking statements. Factors that may cause such a difference include, without limitation, those discussed under the heading “Risk Factors” in this Proxy Statement.

Unless required by law, the Company does not intend, and undertakes no obligation, to update or publicly release any revision to any forward-looking statements, whether as a result of the receipt of new information, the occurrence of subsequent events, a change in circumstances or otherwise. Each forward-looking statement contained in this Proxy Statement is specifically qualified in its entirety by the aforementioned factors. Readers are advised to carefully read this Proxy Statement in conjunction with the important disclaimers set forth above prior to reaching any conclusions or making any investment decisions and not to place undue reliance on forward-looking statements, which apply only as of the date of this Proxy Statement.

THE SEC HAS NOT APPROVED OR DISAPPROVED THIS PROXY STATEMENT.

ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

INFORMATION ABOUT THE ANNUAL MEETING

1.	Who is soliciting my vote?

In this Proxy Statement, the Board is soliciting your vote on the matters before the Annual Meeting. For more information on the participants in the Board’s solicitation, please see “Participants in the Solicitation” beginning on page 130 of this Proxy Statement.

THE BOARD UNANIMOUSLY RECOMMENDS VOTING FOR THE ELECTION OF EACH OF THE BOARD’S NOMINEES USING THE ENCLOSED BLUE PROXY CARD.

If you timely return an executed and dated BLUE proxy card and no choice is indicated, your shares of Company common stock, par value $0.001 per share (“Company common stock”), will be voted FOR the Board Nominees.

2.	Who is Parker H. “Pete” Petit?

Mr. Petit is the Company’s former Chairman and Chief Executive Officer, or “CEO”. Mr. Petit resigned as Chairman and Chief Executive Officer effective June 30, 2018. On September 20, 2018, the Company announced that the Compensation Committee of the Board (the “Compensation Committee”) and the Board had determined that Mr. Petit’s termination would be treated as “for cause,” including for purposes of the MiMedx Group, Inc. Assumed 2006 Stock Incentive Plan (the “Assumed 2006 Plan”) and the MiMedx Group, Inc. 2016 Equity and Cash Incentive Plan (together with the Assumed 2006 Plan, the “Plans”) (“for cause”). On September 20, 2018, Mr. Petit resigned from the Board.

Mr. Petit has indicated that he intends to nominate himself, David J. Furstenberg and Shawn P. George (Mr. Petit, Mr. Furstenberg and Mr. George, collectively, the “Petit Group”) for election as directors at the Annual Meeting and to propose two items of business. In addition, one of Mr. Petit’s nominees, Mr. George, has made court filings requesting the Florida Court to order the election of six directors at the Annual Meeting and thereby seeking to effect a change in control of the Company. According to a filing with the SEC on May 20, 2019, the Petit Group beneficially owned in the aggregate 4,719,174 shares of Company common stock. You may receive proxy solicitation materials from or on behalf of the Petit Group. The Company is not responsible for the accuracy of any information provided by or relating to the Petit Group contained in proxy materials filed or disseminated by or on behalf of the Petit Group or any other statements that any member of the Petit Group may make.

Mr. Petit has also indicated that he intends to present the following proposals for action at the Annual Meeting:

•

to amend the Company’s Amended and Restated Bylaws (the “Bylaws”) to require the Board to hold a meeting on August 19, 2019 for the election of three Class III directors (the “Class III Director Election Bylaw Proposal”); and

•	to repeal any amendments to the Bylaws adopted by the Board subsequent to October 3, 2018 and prior to August 19, 2019 (the “Bylaw Repeal Proposal”).

The Board does not endorse any of Mr. Petit’s nominees or proposals and unanimously recommends that you vote FOR the election of each of the Board Nominees, AGAINST the Class III Director Election Bylaw Proposal and AGAINST the Bylaw Repeal Proposal on the enclosed BLUE proxy card. The Board strongly urges you not to sign or return any WHITE proxy card sent to you by or on behalf of the Petit Group. Voting to “withhold” with respect to any of Mr. Petit’s nominees on a WHITE proxy card sent to you by or on behalf of the Petit Group is not the same as voting FOR the Board Nominees because a vote to “withhold” with respect to any of Mr. Petit’s nominees on the WHITE proxy card will revoke any BLUE proxy you may have previously submitted. To support the Board Nominees, you should vote FOR each of the Board Nominees on the BLUE proxy card, and disregard, and not return, any WHITE proxy card sent to you by or on behalf of the Petit Group. If you have previously voted using a WHITE proxy card sent to you by or on behalf of the Petit Group, you can subsequently revoke that vote by signing, dating and returning the enclosed BLUE proxy card in the postage-paid envelope provided, or by following the instructions on the BLUE proxy card to vote by telephone or by Internet. Only your latest dated proxy will count. Any proxy may be revoked at any time prior to its exercise at the Annual Meeting as described in this Proxy Statement.

3.	Who can vote at the Annual Meeting?

The record date for determining shareholders eligible to vote at the Annual Meeting is May 9, 2019. Holders of Company common stock at the close of business on the record date may vote at the Annual Meeting. As of the close of business on that date, 110,753,620 shares of Company common stock were outstanding.

4.	Why is the Company holding the 2018 Annual Meeting in 2019?

The Company is in the process of restating its financial statements dating back to December 31, 2012. As a result, the Company is not able to provide shareholders with a proxy statement containing all of the information that is required to be provided under the federal securities laws, including audited financial statements for the most recently completed fiscal year. For this reason, the Company has opposed the holding of the Annual Meeting until such time that the Company is able provide such information. However, on April 26, 2019, the Florida Court ordered the Company to hold the Annual Meeting on June 17, 2019, and the Company has been able to obtain relief from the SEC permitting the Company to send you this Proxy Statement, which does not include audited financial information.

5.	Why is the Company not holding the 2018 Annual Meeting and the Company’s 2019 annual meeting of shareholders (the “2019 Annual Meeting”) on the same date in 2019?

In 2010, our shareholders overwhelmingly approved an amendment to our articles of incorporation, classifying our Board into three classes such that only one-third of our Board is up for election at each annual meeting of shareholders. If the Company were to hold both the 2018 Annual Meeting and the 2019 Annual Meeting on the same date, a majority of the seats of the Board would be up for election at a single meeting, which would run afoul of the classified board provision in our articles of incorporation.

6.	How many votes do I have?

Each share of Company common stock you owned as of the close of business on the record date is entitled to one vote for each matter presented at the Annual Meeting and described in this Proxy Statement (including one vote for each seat up for election at the Annual Meeting with respect to Proposal 1). You may NOT cumulate votes relating to any matter. Other than as described in this Proxy Statement, the Board knows of no other matters that may be properly presented for shareholders at the Annual Meeting. If any other matters are properly presented at the Annual Meeting, you are entitled to one vote for each share of Company common stock you owned as of the close of business on the record date.

7.	What is the difference between holding shares as a “shareholder of record” and as a “beneficial owner?”

If your shares are registered directly in your name with our transfer agent, you are considered the shareholder of record of those shares, and the proxy materials are being sent directly to you.

Most holders of Company common stock hold their shares beneficially through a bank, broker or other nominee rather than of record directly in their own name. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares held in “street name,” and these proxy materials are being forwarded to you by your bank, broker or other nominee who is considered the shareholder of record of those shares. As the beneficial owner, you have the right to direct your bank, broker or other nominee on how to vote your shares, and you are also invited to attend the Annual Meeting. Your bank, broker or other nominee has enclosed a voting instruction form for you to use in directing your bank, broker or other nominee as to how to vote your shares. You must follow these instructions in order for your shares to be voted. Your bank, broker or other nominee is required to vote your shares in accordance with your instructions. Because of the contested nature of the election, if you do not give instructions to your bank, broker or other nominee, it may not vote your shares. We urge you to instruct your bank, broker or other nominee, by following the instructions on the enclosed BLUE voting instruction form, to vote your shares FOR the Board Nominees on the BLUE voting instruction form.

8.	What is a proxy?

A proxy is your legal designation of another person to vote the shares you own. That other person is called a “proxy.” If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. We have designated Edward J. Borkowski and Alexandra O. Haden as the Company’s proxies for the Annual Meeting.

9.	How can I vote my shares?

Shareholders of Record. Shareholders of record may vote their shares or submit a proxy to have their shares voted by one of the following methods:

•	By Internet – Log on through the Internet at www.proxyvotenow.com/mdxg and follow the instructions on that site.

•	By Telephone – Call 1-866-888-4015 and follow the simple voice prompts provided.

•	By Mail – Complete, sign, date and return the BLUE proxy card in the postage-paid envelope included.

•

In Person – You may attend the Annual Meeting and vote in person by completing a ballot. Attending the Annual Meeting without completing a ballot will not count as a vote. If you choose to vote in person, you must bring proof of identification to the Annual Meeting.

If you return your BLUE proxy card by mail, please ensure you leave enough time for your BLUE proxy card to be mailed and received. You are encouraged to sign, date and return the BLUE proxy card in the postage-paid envelope provided (or vote by Internet or by telephone) regardless of whether or not you plan to attend the Annual Meeting.

Beneficial Owners. If you are the beneficial owner of your shares (that is, you hold your shares in “street name” through an intermediary such as a bank, broker or other nominee), you will receive instructions from your bank, broker or other nominee as to how to vote your shares or submit a proxy to have your shares voted.

Your bank, broker or other nominee may not be able to vote your shares on any matters at the Annual Meeting unless you provide them instructions on how to vote your shares. You should instruct your bank, broker or other nominee how to vote your shares by following the directions provided by your bank, broker or other nominee. Alternatively, you may obtain a “legal proxy” from your bank, broker or other nominee and bring it with you to hand in with a ballot in order to be able to vote your shares at the Annual Meeting. If you choose to vote at the Annual Meeting, you must bring proof of identification and a signed “legal proxy” from the shareholder of record (your bank, broker or other nominee) giving you the right to vote the shares.

Please follow the instructions provided by your bank, broker or other nominee. If you return your BLUE voting instruction form by mail, please ensure you leave enough time for your BLUE voting instruction form to be received by the deadline provided by your bank, broker or other nominee.

10.	How will shares be voted by the BLUE proxy card?

Where a choice has been specified on the BLUE proxy card, the shares represented by the BLUE proxy card will be voted in accordance with the specifications. If you timely return a validly executed BLUE proxy card without indicating how your shares should be voted on a matter and you do not revoke your proxy, your proxy will be voted: FOR the election of each of the Board Nominees as set forth on the BLUE proxy card (Proposal 1) and AGAINST each of the shareholder proposals as described elsewhere in this Proxy Statement.

The Board is not aware of any matters that are expected to come before the Annual Meeting other than as described in this Proxy Statement. If any other matter is presented at the Annual Meeting upon which a vote may be properly taken, shares represented by all BLUE proxy cards received by the Company will be voted with respect thereto at the discretion of the persons named as proxies on the enclosed BLUE proxy card.

11.	What if I receive more than one BLUE proxy card or set of proxy materials from the Company?

If your shares are held in more than one account, you will receive more than one BLUE proxy card, and in that case, you can and are urged to vote all of your shares of Company common stock by signing, dating and returning all BLUE proxy cards you receive from the Company in the postage-paid envelope provided. If you choose to vote by telephone or via the Internet, please vote once for each BLUE proxy card you receive to ensure that all of your shares are voted. Only your latest dated proxy for each account will count.

If Mr. Petit proceeds with his previously announced alternative nominations, the Company will likely conduct multiple mailings prior to the Annual Meeting date to ensure shareholders have the Company’s latest proxy information and materials to vote. The Company will send you a new BLUE proxy card with each mailing, regardless of whether you have previously voted. We encourage you to vote every BLUE proxy card you receive. The latest dated proxy card you submit will be counted, and, if you wish to vote as recommended by the Board, then you should only submit a BLUE proxy card.

12.	What should I do if I receive a WHITE proxy card or other proxy materials from the Petit Group?

Mr. Petit has notified the Company that he intends to nominate himself and two other director candidates for election at the Annual Meeting in opposition to the Board Nominees and to propose two items of business. You may receive proxy solicitation materials from the Petit Group. The Company is not responsible for the accuracy of any information provided by or relating to Mr. Petit or his nominees contained in proxy materials filed or disseminated by or on behalf of the Petit Group or any other statements that anyone in the Petit Group may make.

The Board does not endorse any of Mr. Petit’s nominees or proposals and unanimously recommends that you vote FOR the election of each of the Board Nominees, AGAINST the Class III Director Election Bylaw Proposal and AGAINST the Bylaw Repeal Proposal on the enclosed BLUE proxy card. The Board strongly urges you not to sign or return any WHITE proxy card sent to you by or on behalf of the Petit Group.

Voting to “withhold” with respect to any of Mr. Petit’s nominees on a WHITE proxy card sent to you by or on behalf of the Petit Group is not the same as voting for the Board Nominees because a vote to “withhold” with respect to any of Mr. Petit’s nominees on his WHITE proxy card will revoke any BLUE proxy card you may have previously submitted. To support the Board Nominees, you should vote FOR the Board Nominees on the BLUE proxy card and disregard, and not return, any WHITE proxy card sent to you by the Petit Group. If you have previously voted using a proxy card sent to you by the Petit Group, you can subsequently revoke that vote by signing, dating and returning the enclosed BLUE proxy card in the postage-paid envelope provided, or by following the instructions on the BLUE proxy card to vote by telephone or by Internet. Only your latest dated proxy will count. Any proxy may be revoked at any time prior to its exercise at the Annual Meeting as described in this Proxy Statement.

If you have any questions or need assistance voting, please contact Innisfree M&A Incorporated (“Innisfree”), our proxy solicitor assisting us in connection with the Annual Meeting. Shareholders may call Innisfree toll free at (877) 800-5195 (in the United States) or +1 (412) 232-3651 (outside the United States). Banks and brokers may call Innisfree collect at (212) 750-5833.

13.	Can I revoke my proxy or change my vote?

Yes.

Shareholders of Record. A shareholder of record who has properly executed and delivered a proxy may revoke such proxy at any time before the Annual Meeting in any of the four following ways:

•	Timely date, sign and return a new proxy card bearing a later date;

•	Vote on a later date by using the telephone or Internet;

•	Deliver a written notice to our Secretary prior to the Annual Meeting by any means, including facsimile, stating that your proxy is revoked; or

•	Attend the Annual Meeting and vote in person.

If you have previously submitted a WHITE proxy card sent to you by or on behalf of the Petit Group, you may change your vote by completing and returning the enclosed BLUE proxy card in the accompanying postage pre-paid envelope, or by voting by telephone or by the Internet by following the instructions on the BLUE proxy card. Please note that submitting a WHITE proxy card sent to you by the Petit Group will revoke votes you have previously made via the Company’s BLUE proxy card. Voting to “withhold” with respect to any of Mr. Petit’s nominees on a WHITE proxy card sent to you by or on behalf of the Petit Group is not the same as voting FOR the Board Nominees because a vote to “withhold” with respect to any of Mr. Petit’s nominees on his WHITE proxy card will revoke any BLUE proxy you may have previously submitted.

Beneficial Owners. If your shares are held of record by a bank, broker or other nominee, you may change your vote by submitting new voting instructions to your nominee in accordance with such nominee’s procedures.

If you have previously submitted voting instructions pursuant to a WHITE voting instruction form sent to you on behalf of the Petit Group, you may subsequently change your voting instructions by completing and returning the enclosed BLUE voting instruction form, or by voting by telephone or by the Internet by following the instructions on the BLUE proxy card. Please note that submitting instructions pursuant to a WHITE voting instruction form sent to you on behalf of the Petit Group will revoke instructions you have previously made via the BLUE voting instruction form. Voting to “withhold” with respect to any of Mr. Petit’s nominees on a WHITE voting instruction form sent to you on behalf of the Petit Group is not the same as submitting instructions to vote FOR the Board Nominees because instructions to “withhold” with respect to any of Mr. Petit’s nominees on his WHITE voting instruction form will revoke any BLUE voting instruction you may have previously submitted.

14.	How do I attend the Annual Meeting?

Only shareholders of the Company or their duly authorized proxies may attend the Annual Meeting. Proof of ownership of shares of Company common stock must be presented in order to be admitted to the Annual Meeting. If your shares are held in the name of a bank, broker or other nominee and you plan to attend the Annual Meeting in person, you must bring proof of ownership, such as a legal proxy, your brokerage statement, the voting instruction card mailed to you by your bank, broker or other nominee or other proof of ownership as of the record date to be admitted to the Annual Meeting.

Cameras, recording equipment, electronic devices and packages will not be permitted in the Annual Meeting. The use of mobile phones during the Annual Meeting is also prohibited. You must present a valid government-issued picture identification, such as a driver’s license or passport, to be admitted to the Annual Meeting.

15.	Will my shares be voted if I do nothing?

No. If your shares are registered in your name, you must sign and return a proxy card in order for your shares to be voted, unless you vote via telephone or the Internet or vote in person at the Annual Meeting.

If your shares are held in “street name” (that is, held for your account by a broker, bank or other nominee) and you do not instruct your bank, broker or other nominee how to vote your shares, then, because no proposal presented at the Annual Meeting is a “non-routine matter,” your bank, broker or other nominee will not have discretionary authority to vote your shares on those proposals. We strongly encourage you to instruct your bank, broker or other nominee to vote your shares by following the instructions provided on the voting instruction form you receive from your bank, broker or other nominee.

YOUR VOTE IS VERY IMPORTANT. To assure that your shares are represented at the Annual Meeting, we urge you to date, sign and return the enclosed BLUE proxy card in the postage-paid envelope provided, or vote by telephone or the Internet as instructed on the BLUE proxy card, whether or not you plan to attend the Annual Meeting. You can revoke your proxy at any time before the proxies you appointed cast your votes. If your bank, broker or other nominee is the holder of record of your shares (i.e., your shares are held in “street name”), you will receive voting instructions from your bank, broker or other nominee. You must follow these instructions in order for your shares to be voted. Your bank, broker or other nominee is required to vote those shares in accordance with your instructions. Because of the contested nature of the election, if you do not give instructions to your bank, broker or other nominee, it will not be able to vote your shares with respect to the election of directors. We urge you to instruct your bank, broker or other nominee, by following the instructions on the enclosed BLUE voting instruction form, to vote your shares FOR the Board Nominees on the BLUE voting instruction form.

16.	What constitutes a quorum?

For purposes of the Annual Meeting, the holders of a majority of the issued and outstanding shares of Company common stock entitled to vote at a meeting of shareholders, present in person or represented by proxy, constitute a quorum for the transaction of business.

If there are more than three candidates for election as a director, then directors will be elected by a plurality of the votes cast, and votes for and votes withheld will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

If there are three or fewer candidates for election as a director, votes for or against and abstentions will be counted for purposes of determining whether a quorum is present at the Annual Meeting. In addition, votes for, against and abstain with respect to the Class III Director Election Bylaw Proposal or the Bylaw Repeal Proposal will be counted for purposes of determining whether a quorum is present at the Annual Meeting. In the absence of a quorum, the Annual Meeting may be adjourned by a majority of the votes entitled to be cast either present in person or represented by proxy or by any officer entitled to preside at the Annual Meeting.

17.	What is the effect of abstentions and broker non-votes?

If you specify that you wish to “abstain” from voting on an item, then your shares will not be voted on that particular item. If there are three candidates for election as a director, then directors will be elected by a majority of the votes cast by the shares entitled to vote on the election, and an abstention will count as a vote against a director. If there are more than three candidates for election as a director, then directors will be elected by a plurality of the votes cast, and there will be no abstentions.

Broker non-votes occur when brokers do not have discretionary voting authority to vote certain shares held in “street name” on particular “non-routine” proposals and the “beneficial owner” of those shares has not instructed the broker to vote on those proposals. No proposal presented at the Annual Meeting will allow nominees to exercise discretionary voting powers, and, thus, there will be no broker non-votes.

Abstentions, if any, will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

18.	What vote is required to approve each matter, and how are the voting results determined?

Because we have received notice that Mr. Petit intends to nominate a slate of nominees for election to the Board at the Annual Meeting, we expect the number of nominees for director to exceed the number of directors to be elected at the Annual Meeting. Accordingly, pursuant to Article II Section 9 of the Bylaws, directors will be elected by a plurality of the votes cast at the Annual Meeting.

	Vote Required for Approval	Abstentions and Broker Discretionary Voting
Proposal 1: Election of three Class II directors

If the number of nominees for director exceeds the number of directors to be elected, directors will be elected by a plurality of votes cast, meaning that the three nominees receiving the most votes FOR their election will be elected to the Board.

Abstentions have no effect on the outcome of the proposal. Broker discretionary voting is not permitted.
	If the number of nominees for director does not exceed the number of directors to be elected, directors will be elected by a majority of the votes cast by the shares entitled to vote on the election.	Abstentions will have the same effect as votes against a director. Broker discretionary voting is not permitted.

Under our governance documents, in the event that an incumbent director fails to receive a majority of the votes cast (unless, as provided above, the director election standard is a plurality of the votes cast), the incumbent director shall promptly tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board, taking into account the recommendation of the Nominating and Corporate Governance Committee, will determine whether to accept or reject such resignation, or what other action should be taken, within 100 days from the date of the certification of election results. However, no incumbent directors have been nominated for re-election to the Board.

It will NOT help elect any of the Board Nominees if you sign and return a WHITE proxy card sent by or on behalf of the Petit Group, even if you vote AGAINST one or more of Mr. Petit’s nominees on the WHITE proxy card. Doing so will cancel any previous vote you may have cast on the BLUE proxy card. The only way to support all of the Board Nominees is to vote FOR each of the Board Nominees on the BLUE proxy card and to disregard, and not return, any WHITE proxy card that you receive from the Petit Group.

In accordance with Article VIII, Section 10 of the Bylaws, each of Mr. Petit’s proposals, if properly presented at the Annual Meeting, will require the following vote for approval:

	Vote Required for Approval	Abstentions and Broker Discretionary Voting
Proposal 2: Class III Director Election Bylaw Proposal	The approval of the Class III Director Election Bylaw Proposal requires the affirmative vote of the holders of a majority of the capital stock issued and outstanding and entitled to vote at the Annual Meeting.	Abstentions have the same effect as a vote against the Class III Director Election Bylaw Proposal. Broker discretionary voting is not permitted.
Proposal 3: Bylaw Repeal Proposal	The approval of the Bylaw Repeal Proposal requires the affirmative vote of the holders of a majority of the capital stock issued and outstanding and entitled to vote at the Annual Meeting.	Abstentions have the same effect as a vote against the Bylaw Repeal Proposal. Broker discretionary voting is not permitted.

The Board recommends that you vote AGAINST the adoption of the Class III Director Election Bylaw Proposal and AGAINST the Bylaw Repeal Proposal.

19.	How do I find out the results of the vote?

We expect to report preliminary results on a Form 8-K within four business days of the Annual Meeting. We will report final results as certified by the independent inspector of elections as soon as practicable on a Form 8-K. You can access both Form 8-Ks and our other reports we file with the SEC at our website at https://mimedx.gcs-web.com or at the SEC’s website at www.sec.gov. The information provided on these websites is for informational purposes only and is not incorporated by reference into this Proxy Statement.

20.	Am I entitled to appraisal or dissenters’ rights with respect to any proposal presented in this Proxy Statement?

No. Under applicable law, shareholders are not entitled to appraisal or dissenters’ rights with respect to any proposal presented in this Proxy Statement.

21.	What will the composition of the Board be after the Annual Meeting?

If the Board Nominees are elected, they would be three members of a nine-person Board. The Board has also agreed with M. Kathleen Behrens Wilsey, K. Todd Newton, Richard J. Barry, Prescience Partners, LP, a Delaware limited partnership (“Prescience Partners”), its affiliates and Eiad Asbahi (Prescience Partners, together with Prescience Point Special Opportunity LP, Prescience Capital, LLC, Prescience Investment Group, LLC d/b/a Prescience Point Capital Management LLC and Mr. Asbahi, “Prescience Point”) to appoint James L. Bierman and Richard J. Barry to the Board shortly after the Annual Meeting. One of our incumbent directors, Larry W. Papasan, has agreed to resign from the Board at that time. The Board would then consist of ten members. The Board has also agreed to identify another new director nominee, in cooperation with Prescience Point, who would stand for election at the 2019 Annual Meeting. At that meeting, the Board’s nominees would be Mr. Bierman, Mr. Barry and the mutually agreed nominee.

22.	Whom do I contact if I have questions about the Annual Meeting or voting my shares?

If you have any questions about the Annual Meeting or voting your shares, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders may call toll-free: (877) 800-5195

Banks and Brokers may call collect: (212) 750-5833

BACKGROUND TO THE SOLICITATION

Petit Group

Parker H. “Pete” Petit joined the Company as Chairman of the Board, Chief Executive Officer and President in February 2009. As noted in the section entitled “Summary of the Findings of the Audit Committee Investigation” beginning on page 21 of this Proxy Statement, during the time when Mr. Petit served in these roles, he was directly involved in the Company’s financial reporting processes.

Prescience Point

Prescience Point is a private investment manager that beneficially owned 7,618,335 shares of Company common stock (or approximately 6.88% of the outstanding shares of Company common stock) as of May 9, 2019.

Chronology

On February 20, 2018, the Company issued a press release announcing that it was postponing the release of its financial results, as well as the filing of its Form 10-K for the year ended December 31, 2017 (the “2017 Form 10-K”). The press release noted that the Audit Committee of the Board (the “Audit Committee”) had engaged independent legal and accounting advisors to conduct an independent investigation into current and prior-period reporting matters relating to allegations of certain sales and distribution practices at the Company (the “Audit Committee Investigation” or the “Investigation”).

On March 2, 2018, the Company received notice from The Nasdaq Stock Market LLC (“Nasdaq”) that the Company common stock was no longer in compliance with Nasdaq’s Listing Rule 5250(c)(1) for continued listing since the Company had not filed the 2017 Form 10-K. The Company indicated that within 60 days the Company intended to submit a plan to regain compliance.

On March 15, 2018, the Company announced that it had been informed that, in parallel with the SEC’s investigation announced in 2017, the U.S. Department of Justice (the “DOJ”) was also reviewing these matters on a preliminary basis. The Company indicated that it would cooperate with these regulatory agencies.

On April 26, 2018, the Company issued a press release announcing its unreviewed results for the first quarter of 2018. The press release noted that the Company’s annual meeting of shareholders for 2018 would be held following the conclusion of the Audit Committee Investigation and the filing of the 2017 Form 10-K.

On May 14, 2018, the Company received notice from Nasdaq that the Company common stock was not in compliance with Nasdaq’s Listing Rule 5250(c)(1) for continued listing because the Company had not filed its quarterly report on Form 10-Q for the period ended March 31, 2018.

On June 6, 2018, the Audit Committee concluded that the Company’s previously issued consolidated financial statements and financial information relating to each of the fiscal years ended December 31, 2012, 2013, 2014, 2015 and 2016, along with each of the interim periods within such years, as well as the unaudited condensed consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017, would be restated (the “Restatement”) and could no longer be relied upon.

On June 7, 2018, the Company reported the departures of the Company’s Chief Financial Officer, or “CFO,” Michael J. Senken, and the Company’s Vice President, Corporate Controller and Treasurer, John E. Cranston, as well as the appointment of Edward J. Borkowski as the Company’s Interim Chief Financial Officer.

On July 2, 2018, the Company announced the resignations of Mr. Petit as the Company’s Chief Executive Officer and Chairman of the Board and of William C. Taylor as the Company’s President and Chief Operating

Officer and as a director. The Company noted that Mr. Petit would continue to serve on the Board and that Charles R. Evans, the Company’s Lead Director, had been appointed Chairman of the Board. In the announcement, the Company noted that the resignations arose, in part, from information the Audit Committee had identified through the Audit Committee Investigation. At the time, the Board asked Mr. Petit to resign as a director of the Company, but he refused to do so. Under Florida law, the Board was unable to remove Mr. Petit as a director.

Also on July 2, 2018, the Company also announced that the Board had appointed David Coles to serve as the Company’s Interim Chief Executive Officer.

On July 10, 2018, the Company notified Nasdaq that the Company would be unable to bring its SEC filings up to date by the initial August 28, 2018 deadline previously communicated by the Nasdaq staff.

On July 20, 2018, the Company received a letter from Nasdaq, stating that the Company common stock would be delisted from the exchange unless the Company requested a hearing before a Nasdaq Listing Qualifications Panel (the “Hearings Panel”) by July 27, 2018.

On July 23, 2018, Mr. Petit sent an email to the Board indicating that he had asked Mr. Newton if he would be interested in a Board seat and that Mr. Newton had stated that he was. Mr. Petit suggested that Larry Papasan, the Chairman of the Corporate Governance and Nominating Committee of the Board, have an initial conversation with Mr. Newton and that the Board discuss at its next meeting the possibility of adding Mr. Newton to the Board. Mr. Papasan subsequently had a telephone conversation with Mr. Newton during which they discussed Mr. Newton’s background and the possibility of Mr. Newton joining the Board.

On July 26, 2018, the Board held a regularly scheduled meeting during which the Board discussed adding Mr. Newton to the Board.

Also on July 26, 2018, the Company issued a press release announcing its receipt of the July 20, 2018 letter from Nasdaq and stating that the Company would submit a hearing request. In the press release, the Company reiterated the fact that it could not file any restatements of its previously filed financial statements and related reports with the SEC until the completion of the Audit Committee Investigation.

On August 10, 2018, the Hearings Panel granted the Company’s request to extend the automatic 15-day stay of suspension from the stock market, pending the hearing on the merits scheduled for September 13, 2018 and a final determination regarding the Company’s listing status.

On August 20, 2018, Revival Healthcare Capital (“Revival”) sent a letter to the Board, proposing a potential significant equity investment by Revival in the Company. Revival indicated in its letter that its proposed investment would involve the Company bringing in a management team comprised of Bob DeSutter, Rick Anderson and Mr. Newton, but Revival did not identify any potential financing sources or indicate an ability to consummate a transaction. Mr. Newton was one of the signatories to the Revival letter.

In light of Mr. Newton’s involvement with Revival and the related potential for conflicts of interest, the Board suspended discussions with Mr. Newton regarding his potentially joining the Board.

On August 31, 2018, the Company announced the termination of the lending parties’ commitments to make loans and issue letters of credit under the Company’s revolving credit agreement, due to the Company’s failure to timely file periodic reports with the SEC.

On September 20, 2018, the Hearings Panel granted the Company’s request for continued listing of the Company common stock on the stock market pursuant to an extension through February 25, 2019, subject to the condition that the Company regain compliance with its SEC reporting obligations and Nasdaq listing rules by February 25, 2019 and provide the Hearings Panel with certain interim progress reports. The Company noted

that, if the Company did not regain compliance with its SEC reporting obligations and Nasdaq listing rules by February 25, 2019 or, if based on the Company’s interim progress reports, the Hearings Panel reconsidered the extension before then, Nasdaq would suspend trading in the Company common stock.

Also on September 20, 2018, the Company issued a press release announcing that the Board and the Compensation Committee of the Board had each determined that the previously announced separations of four senior Company executives—Messrs. Petit, Taylor, Senken and Cranston (collectively, the “Separated Officers”)—be treated as “for cause.” The Company announced that, as a result of findings related to the conduct of the Separated Officers, the Board and the Compensation Committee, as the administrators of the Plans, had taken all required action to cause all equity and incentive awards outstanding under the Plans held by the Separated Officers to be forfeited. The Company also announced that the Board and the Compensation Committee had determined that action would be taken to recover compensation previously paid to the Separated Officers pursuant to the Plans and the Company’s Compensation Recoupment Policy, based upon the final results of the Company’s restatement of its previously issued consolidated financial statements and financial information.

The press release noted that the Board and the Compensation Committee action was based on findings that the Separated Officers engaged in, among other things, conduct detrimental to the business or reputation of the Company.

The press release also noted that the Audit Committee Investigation was ongoing, and there may be other actions taken based, at least in part, on information from the Audit Committee Investigation.

On the same day, Mr. Petit resigned from the Board.

Both before and after the time when Mr. Petit resigned as a director, he sent numerous emails to the Board and to members of the Board criticizing the Board, the Audit Committee Investigation, Company management and the Company’s performance.

On October 10, 2018, Mr. Petit filed an amendment to his Schedule 13D (the “Schedule 13D/A”) reporting, among other things, his intention to consider, explore and evaluate a variety of alternatives (the “Alternatives”), including, without limitation: (a) an extraordinary transaction involving the Company; (b) a change in the Board or management of the Company; and (c) changes to the Company’s charter or Bylaws. The Schedule 13D/A noted that “[i]n connection with Mr. Petit’s consideration, exploration and evaluation of the Alternatives, Mr. Petit is participating in, and expects to continue to participate in, discussions with existing shareholders of the Company as well as other interested parties” regarding the Alternatives. In addition, Mr. Petit indicated he was “in the process of engaging one or more financial advisors to assist him in his consideration, exploration and evaluation of such matters.”

On October 15, 2018, representatives of Revival, including Mr. Newton (in his capacity as advisor to Revival), discussed with certain members of management and the Company’s financial advisors a potential investment in the Company. As before, the representatives of Revival did not identify any financing sources.

On October 31, 2018, the Company submitted an interim progress report to Nasdaq, indicating that it had determined that, for the restatement period, it would need to conduct an assessment of revenue recognition for all of the Company’s sales, which would prolong the amount of time it would take for the Company to prepare its restated financial statements. The report indicated that, as a result, the Company no longer believed that it was likely that it would be able to regain compliance with SEC reporting obligations and Nasdaq listing rules by February 25, 2019. In its report, the Company also indicated that the fact-finding stage of the Audit Committee Investigation was substantially complete with respect to most areas, but some work remained on certain potential issues.

On November 6, 2018, the Company received a letter from Nasdaq stating that, as a result of the interim progress report submitted by the Company on October 31, 2018, the Hearings Panel had reconsidered the

Company’s request for continued listing and determined that Nasdaq would suspend trading in the Company common stock on November 8, 2018.

On the same day, the Board adopted a shareholder rights plan. As noted in the Company’s SEC filings made on November 7, 2018, given the Company’s market capitalization, the delisting of the Company common stock from Nasdaq and the anticipated substantial and volatile trading activity following Nasdaq’s suspension of trading in the Company common stock, the Board determined that the Company and its shareholders were particularly vulnerable to a creeping acquisition of actual or de facto control through open market accumulation or other tactics, whereby an investor could acquire a substantial percentage of outstanding shares of the Company common stock prior to making any public disclosure regarding its control intent and without paying a control premium.

On December 4, 2018, Ernst & Young LLP (“EY”) informed the Audit Committee that EY was resigning from the engagement to audit the Company’s consolidated financial statements for the years ended December 31, 2017 and 2018, effective immediately. The Company filed a Form 8-K reporting EY’s resignation on December 7, 2018. See “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure” beginning on page 28 for a discussion of EY’s resignation.

On December 5, 2018, the Company issued separate press releases announcing a broad-based organizational realignment, cost reduction and efficiency program, as well as certain leadership changes and promotions within the Company. The Company noted that the Audit Committee Investigation was still ongoing and that there may be other actions taken, based, at least in part, on the information from the Audit Committee Investigation.

On December 12, 2018, Hialeah filed an action against the Company in the Florida Court, seeking to compel the Company to hold the 2018 Annual Meeting on May 20, 2019. Hialeah requested that the Florida Court enter an order compelling two annual meetings (for 2018 and 2019) to be held on the same date, on which six of the Company’s ten directors would be elected.

On December 3, 2018, Revival submitted a letter of intent with respect to a proposed investment in the Company. The letter of intent did not mention Mr. Newton, nor was it signed by Mr. Newton. Again, it was not clear to the Company that Revival would be able to consummate a transaction.

On December 29, 2018, Eiad Asbahi, the principal of Prescience Point, contacted the Company’s investor relations offices, stating that he owned over 8 million shares and would “like to initiate a passive and friendly dialogue with the board and other key constituents within the company regarding specific matters.”

On January 2, 2019, Mr. Petit sent an email to the Board stating, “Had the Board hired Rick Anderson, who was bringing with him Todd Newton . . . the Company would be operationally sound.”

On January 8, 2019, Prescience Point publicly released a research report stating its belief that shares of Company common stock were worth at least four times the then-current market price, the Company’s prospects of bankruptcy were remote and allegations of massive channel stuffing by the Company were overblown.

On February 13, 2019, Prescience Point filed a Schedule 13G with the SEC reporting beneficial ownership of 8,478,956 shares of Company common stock.

On February 20, 2019, Mr. Petit sent an email to the Board that stated “a consummation of an agreement with Rick Anderson to join the Board with Todd Newton and Rick Barry would be a significant event embraced by shareholders. Frankly, I think that is the only event that will keep two thirds of this Board from being replaced in the next several months.”

On March 8, 2019, the delisting of the Company common stock became effective.

On March 28, 2019, Mr. Evans and Edward J. Borkowski, the Company’s Interim Chief Financial Officer, met with Mr. Asbahi. During the meeting, Mr. Asbahi indicated that he would like to play a role in the refreshment of the Board, and Messrs. Evans and Borkowski stated that they could not address any specifics without a confidentiality agreement in place. Mr. Borkowski indicated that the Company would send a draft of a confidentiality agreement to Prescience Point.

On March 29, 2019, Alexandra O. Haden, Secretary of the Company, received a formal request from legal counsel to Mr. Petit requesting from the Company the form of written questionnaire and agreement required to be completed by any director nominee nominated by a shareholder under the Bylaws.

On April 2, 2019, Prescience Point filed a Schedule 13D (the “Prescience Schedule 13D”) with the SEC reporting beneficial ownership of 7,972,260 shares of Company common stock and disclosing that Prescience Point expected to continue to engage in constructive discussions with the Company and that it believed that the Board should be reconstituted with new directors. In the Prescience Schedule 13D, Prescience Point stated that it was preserving the right to nominate a slate of its own director nominees for election to the Board at the Company’s next annual meeting of shareholders. In addition, Prescience Point disclosed that it may, among other things, engage in discussions with shareholders of the Company and others about the Company and make proposals to the Company concerning changes to the capital allocation strategy, capitalization, ownership structure, including a sale of the Company as a whole or in parts, Board structure (including Board composition) and operations of the Company.

During a hearing held on April 3, 2019, the Florida Court indicated its intent to order the Company to hold its 2018 annual meeting of shareholders on June 17, 2019.

In early to mid-April 2019, the Company and Prescience Point exchanged drafts of a confidentiality agreement, but the parties did not enter into an agreement at that time.

On April 10, 2019, Mr. Asbahi formally requested from the Company the form of written questionnaire and agreement required to be completed by any director nominee nominated by a shareholder under the Bylaws. In the same communication, Mr. Asbahi stated that the Board should not view the request for the materials as anything other than an exercise by Prescience Point to preserve its rights as a shareholder.

On April 11, 2019, the Company issued a press release announcing that the Board had approved a long-range strategic plan and that the Company had reinforced its priorities for 2019 as part of such plan to enhance value for all Company stakeholders. The press release noted that the Company was working diligently to complete the restatement of its financial statements in an expedited manner in order to regain compliance with SEC reporting obligations.

Also, on April 11, 2019, the Company received a letter from Mr. Petit, stating that he intended to nominate himself and two other candidates—David J. Furstenberg and Shawn P. George—for election as directors at the 2018 Annual Meeting (the “Petit Nomination Notice”).

On April 15, 2019, Mr. Anderson sent an email to Mr. Evans and Mr. Petit stating that Revival was not affiliates in any way with the Petit Group.

On April 16, 2019, Messrs. Petit, Furstenberg and George issued a press release responding to the Company’s press release of April 11, 2019.

Also on April 16, 2019, the Company provided to Prescience Point the Company’s form of written questionnaire and agreement in accordance with the terms of the advance notice provisions of the Bylaws.

On April 18, 2019, Hialeah filed an action against the Company in the Florida Court, asking the Florida Court to enter a final declaratory judgment for the election of Class III directors at either the June 17, 2019 annual meeting of shareholders or within 30 days of such June 17, 2019 meeting.

On April 26, 2019, the Court entered a final declaratory judgment requiring the Company to hold the Annual Meeting on June 17, 2019 (the “Judgment”). That same day, the Company filed a current report on Form 8-K stating that the Company planned to appeal the Judgment and that the Company desired to hold the Annual Meeting at a time when the Company can provide its shareholders with meaningful information so that shareholders would be in a position to vote on an informed basis at the Annual Meeting. In that Form 8-K, the Company publicly announced the date of the Annual Meeting, opening the window for shareholders to submit nominations and proposals under the Bylaws and stating the deadline for proposals submitted under Rule 14a-8 would be May 6, 2019.

Also on April 26, 2019, the Company filed a notice of appeal with the Florida Court to appeal the Judgment.

On April 29, 2019, the Company sent Mr. Petit a letter noting that his April 11, 2019 letter purporting to provide notice of his intent to nominate himself and Messrs. Furstenberg and George was received by the Secretary failed to satisfy certain specified Bylaw requirements.

Also on April 29, 2019, the Company filed a motion to stay the Judgment, pending the outcome of the Company’s appeal.

Additionally, on April 29, 2019, Mr. Asbahi, a consultant to Prescience Partners, Messrs. Evans and Hack and Charles E. Koob, as well as legal counsel to the Company and legal counsel to Prescience Point, met to discuss the composition of the Board and the upcoming Annual Meeting.

On May 1, 2019, legal counsel to Mr. Petit responded to the Company’s April 29, 2019 letter, claiming that Mr. Petit had fully complied with all Bylaw requirements.

Also on May 1, 2019, Mr. Petit delivered to the Company a supplement to the Petit Nomination Notice, stating that Mr. Petit intended to present two proposals at the Annual Meeting, being the Class III Election Bylaw Proposal contemplating that the Company hold the 2019 annual meeting of shareholders on August 19, 2019 and the Bylaw Repeal Proposal.

On May 3, 2019, the Company filed an emergency motion for a temporary stay in the District Court of Appeal, First District of Florida (the “Florida Appellate Court”), requesting a temporary stay of the Judgment until the Company’s motion to stay in the Florida Court can be resolved. The same day, the Florida Appellate Court issued an order requiring Hialeah to submit a response by May 8, 2019.

On May 3, 2019, the Company responded to Mr. Petit’s April 29, 2019 letter, noting remaining failures to comply with all Bylaw requirements.

On May 5, 2019, Mr. Petit responded to the Company’s May 3, 2019 response letter, claiming that Mr. Petit had fully complied with Bylaw requirements.

On the morning of May 6, 2019, Mr. Evans and Mr. Asbahi spoke by telephone. During the call, Mr. Evans indicated that the Board was interested in continuing good faith discussions as to how Prescience Point and the Company might work together to the benefit of shareholders.

Later on May 6, 2019, Prescience Partners formally submitted to the Company a notice of intention to nominate Dr. Behrens, Messrs. Barry and Newton and Melvin L. Keating (collectively, the “Prescience Nominees”) for election as directors at the Annual Meeting (the “Prescience Nomination Notice”).

Between May 6, 2019 and May 7, 2019, the Company and Prescience Point engaged in preliminary discussions with a view towards reaching an amicable resolution.

On May 7, 2019, Prescience Point issued an open letter to the shareholders of the Company and a corresponding press release in which it announced its intention to nominate four candidates for election at the Annual Meeting and called for the Company to put up both Class II and Class III directors for election at the Annual Meeting.

Also on May 7, 2019, Prescience Point delivered to the Company a letter demanding to inspect certain shareholder list materials (the “Prescience Demand Letter”).

On May 8, 2019, Prescience Point Capital Management, LLC (“Prescience Management”) submitted a letter to the Florida Court, requesting that the Florida Court order the Company to require the election of three Class III directors at the Annual Meeting and joining Hialeah’s motion to have both Class II directors and Class III directors elected at a single meeting of the shareholders of the Company. The letter further stated that Prescience Management intended to immediately nominate two additional director candidates for election to the Board at the Annual Meeting if the Florida Court were to order the election of three Class III directors at the Annual Meeting.

Also on May 8, 2019, Prescience Point filed an amendment to the Prescience Schedule 13D (the “Prescience Schedule 13D/A”), disclosing delivery of the Prescience Nomination Notice and disclosing that Prescience Point’s beneficial ownership of Company common stock had decreased from 7,972,260 to 7,618,335 shares and that Mr. Barry beneficially owned 3,300,000 shares of Company common stock.

On May 9, 2019, the Company issued a press release announcing the appointment of Timothy R. Wright as the Chief Executive Officer of the Company, effective May 13, 2019.

Also on May 9, 2019, the Florida Appellate Court issued an order denying the Company’s emergency motion for temporary stay of the Judgment, but directing the Florida Court to enter an order on or before May 20, 2019 with respect to the Company’s motion to stay in the Florida Court.

On the same day, Prescience Point filed a preliminary proxy statement (the “Prescience Preliminary Proxy Statement”) with the SEC, requesting that shareholders of the Company elect the Prescience Nominees to the Board at the Annual Meeting. In the Prescience Preliminary Proxy Statement, Prescience Point stated that it intended to withdraw one of its four director nominee candidates prior to the date of the Annual Meeting if only three directors stand for election at the Annual Meeting.

On the same day, Mr. Petit submitted to the Company a demand to inspect certain shareholder list materials (the “Petit Demand Letter”). He also delivered a supplement to the Petit Nomination Notice, notifying the Company of certain changes to the information set forth in the Petit Nomination Notice and subsequent response letters in connection with the beneficial ownership of Company common stock by Mr. Furstenberg and the total expenses incurred by Mr. Petit in the solicitation of proxies for the Annual Meeting.

Also on May 10, 2019, the Company and Prescience Point had further discussions with a view towards reaching an amicable resolution.

On the same day, the Petit Group filed a preliminary proxy statement (the “Petit Preliminary Proxy Statement”) with the SEC, requesting that shareholders of the Company elect Messrs. Petit, Furstenberg and George to the Board at the Annual Meeting. In the Petit Preliminary Proxy Statement, the Petit Group included both the Class III Election Bylaw Proposal and the Bylaw Repeal Proposal in its proposals for the Annual Meeting.

On May 13, 2019, Prescience Point and the Company entered into a mutual confidentiality agreement.

On May 14, 2019, the Company sent Prescience Point a letter in response to the Prescience Demand Letter.

Also on May 14, 2019, Mr. Petit delivered to the Company another supplement to the Petit Nomination Notice, notifying the Company of certain changes to information set forth in the Petit Nomination Notice and various supplements, including the termination of Mr. Furstenberg’s engagement as legal advisor to Mr. Petit in respect of his dealings with the Company.

On May 15, 2019, the Board interviewed Dr. Behrens as well as Messrs. Barry and Newton. Following these interviews, it was the consensus of the Board that none of Mr. Barry, Dr. Behrens Wilsey or Mr. Newton (i) had any allegiance to Mr. Petit or Prescience Point or (ii) was working with Revival with respect to the Company.

Also on May 15, 2019, Mr. Asbahi interviewed Mr. Bierman by telephone and the Florida Court issued an order denying the Company’s motion to stay the Judgment pending the outcome of the Company’s appeal.

On May 16, 2019, Prescience Partners sent a letter to the Company supplementing the Prescience Nomination Notice with information set forth in the Prescience Schedule 13D/A and the Prescience Preliminary Proxy Statement.

Also on May 16, 2019, legal counsel to the Company sent to Mr. Petit a letter in response to the Petit Demand Letter.

On May 17, 2019, Mr. Asbahi interviewed Mr. Wright, and over the next several days Mr. Wright also spoke with Dr. Behrens Wilsey and Mr. Barry.

On May 19, 2019, legal counsel to the Company sent Prescience Point a letter inquiring as to certain facts to assist the Board in determining whether Prescience Point possibly exceeded the 10% threshold in the Shareholder Rights Agreement, dated as of November 6, 2018 (the “Shareholder Rights Agreement”) between the Company and Issuer Direct Corporation and, if so, whether Prescience Point did so inadvertently.

On May 22, 2019, Mr. Petit delivered to the Company another supplement to the Petit Nomination Notice, notifying the Company of changes to the information set forth in the Petit Nomination Notice and various supplements with regard to solicitation expenses.

On May 23, 2019, the Florida Appellate Court affirmed the Florida Court’s denial of the Company’s motion to stay the Judgment.

Also on May 23, 2019, the Company issued a press release announcing the conclusion of the Audit Committee Investigation and filed a Form 8-K disclosing a summary of the findings of the Audit Committee Investigation.

On May 24, 2019, the Company engaged BDO USA, LLP as the Company’s new independent registered public accounting firm.

Also on May 24, 2019, the Board determined, based on and subject to the receipt of certain representations and warranties from Prescience Point, that Prescience Point is not an “Acquiring Person” as defined in the Shareholder Rights Agreement.

On May 28, 2019, the Petit Group filed its definitive proxy statement with the SEC (the “Petit Definitive Proxy Statement”).

On May 29, 2019, Prescience Point filed its definitive proxy statement with the SEC.

Later on May 29, 2019, Prescience Point, Dr. Behrens Wilsey, Mr. Barry, Mr. Newton and the Company entered into a cooperation agreement (the “Cooperation Agreement”). For a description of the Cooperation Agreement, see “Cooperation Agreement” beginning on page 98.

On May 30, 2019, Mr. Petit delivered to the Company another supplement to the Petit Nomination Notice, notifying the Company of certain changes made to the Petit Nomination Notice, qualifying the Petit Nomination Notice by the information provided in the Petit Definitive Proxy Statement.

SUMMARY OF THE FINDINGS OF THE AUDIT COMMITTEE INVESTIGATION

As announced on February 20, 2018, the Audit Committee retained King & Spalding LLP (“King & Spalding”) as counsel to the Audit Committee to assist in conducting an independent investigation into current and prior-period matters relating to allegations regarding certain sales and distribution practices at the Company and certain other matters (the “Investigation”). Following its engagement by the Audit Committee, King & Spalding retained KPMG LLP (“KPMG”) to assist with the Investigation.

Prior to the Investigation

In November 2016, the Audit Committee retained the law firm Troutman Sanders LLP to conduct an internal investigation into certain allegations made by two employees. In part, the two employees alleged accounting related misconduct, including channel stuffing and improper recognition of revenue from the Company’s largest distributor, AvKare. This investigation was completed in March 2017 and concluded, among other things, that the Company properly recognized revenue from AvKare.

The independent Investigation conducted by King & Spalding and KPMG in 2018 and 2019 identified additional evidence, as discussed below, including evidence corroborating some of the employees’ allegations and relevant information related to the Company’s relationship with AvKare not contained in the Troutman Sanders investigation report. As a result, the findings of the earlier investigation, particularly regarding revenue recognition, cannot be relied upon.

Scope of the Investigation

The Investigation focused primarily on the following areas: (1) the Company’s revenue recognition practices; (2) revenue management activities; (3) actions taken against whistleblowers; (4) tone set by former senior management and (5) Anti-Kickback Statute and related allegations.

In connection with the Investigation, King & Spalding and KPMG have reviewed over 1.5 million documents to date, including, but not limited to, emails, text exchanges and other electronic and hard-copy records. In addition, they reviewed significant amounts of data housed in the Company’s accounting, customer relationship management, inventory and other systems. They also have reviewed over 2,750 hours of video derived from a secret video surveillance system installed at the direction of Parker H. “Pete” Petit, the Company’s former Chairman and Chief Executive Officer, as well as telephonic recordings captured without the consent of all conversation participants.

King & Spalding and KPMG have interviewed over 85 witnesses to date, many of them multiple times.

The Audit Committee has held 84 meetings during the course of the Investigation. The Investigation is now complete, subject to concluding one final interview related to the Company’s course of dealing with a distributor and the Company’s new independent auditor confirming its satisfaction with the adequacy of the Investigation.

Findings of the Investigation

As a result of the Investigation and based upon their review and assessment of the evidence, King & Spalding and KPMG made a number of findings, which were presented to and accepted and adopted by the Audit Committee. The evidence includes, but is not limited to, the following:

Non-Reliance on Financial Statements

First, the Investigation revealed accounting irregularities regarding the recognition of revenue under generally accepted accounting principles (“GAAP”). The Audit Committee, with the concurrence of management, concluded that the Company’s previously issued consolidated financial statements and financial information relating to each of the fiscal years ended December 31, 2012, 2013, 2014, 2015 and 2016 and each of the interim periods within such years, along with the unaudited condensed consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017, would need to be restated. The determination of the need to restate was based on the findings as of June 2018 presented to the Audit Committee, which were primarily focused on the accounting treatment afforded to the sales and distribution practices with respect to two distributors. The evidence demonstrated that former members of senior management employed certain implicit arrangements, which resulted in a course of dealing that superseded the explicit terms of the contracts, and that the Company improperly recognized revenue from these two distributors.

Former Members of Management Disregarded Revenue Recognition Rules under Generally Accepted Accounting Principles

Second, the Investigation found evidence that demonstrated, among other things, that former members of senior management, including Mr. Petit, the Company’s former Chief Operating Officer, William C. Taylor, the Company’s former Chief Financial Officer, Michael J. Senken, and the Company’s former Controller, John Cranston, were aware of the Company’s course of dealing with its largest distributor and that this course of dealing was inconsistent with the explicit terms of the contract. Former members of senior management were also aware that this course of dealing included detailed procedures, established as early as 2012, to determine when the distributor would pay for the Company’s products.

In connection with these procedures, the distributor sent the Company a daily written report listing each tissue that the distributor’s customer had just purchased from the distributor and for which the customer would soon be paying the distributor. Each week the distributor would remit scheduled payments to the Company for only those tissues that the distributor’s customer had previously purchased. The Company tracked and monitored these daily reports and reconciled the payments that the Company received from the distributor to the tissues purchased by the distributor’s customers (compiled from the daily reports).

Weekly summaries of this reconciliation process were distributed to various Company personnel, including members of the Finance and Accounting group. This reconciliation process demonstrated that payment by the distributor to the Company was predicated on purchases made by the distributor’s customer. This payment process, which was housed outside the Company’s Finance and Accounting group and not disclosed to the Company’s financial statement auditors, was a key fact in determining that the Company’s revenue recognition was improper under GAAP and that the Company needed to restate its financials, as described above.

The evidence further demonstrated that these executives were aware of the proper revenue recognition rules not later than January 2016 and were likewise aware that the course of dealing affected the way in which the Company should have properly recognized revenue.

Other Revenue Management Activities at the Company

Third, the Investigation uncovered other conduct that appears to have been designed to manipulate the timing and recognition of revenue. This conduct included:

•	a distributor was given a lucrative consulting agreement simultaneous with a large purchase near the end of a reporting period;

•

instances of intentionally shipping types and volumes of product that were not needed by the customer and recording revenue, typically near the end of a reporting period, and facilitating such sales by agreeing at the time of shipment to allow customers to return or exchange these products in subsequent accounting periods without recording specific provisions for such return or exchanges;

•	the booking of a large end of quarter sale to a distributor that the Company was in the process of acquiring and for which the Company never received payment;

•

several “side deals” with distributors and other customers, whereby the purchasers agreed to take product but were not required to pay for the product until the purchasers were successful in re-selling the product; however, the Company recorded revenue at the time of shipment rather than when the purchasers were obligated to pay, which was inconsistent with GAAP; and

•

in at least one instance, Mr. Taylor concealed such a side deal from the Company’s Finance and Accounting group. In late 2015, Mr. Taylor forwarded to Messrs. Senken and Cranston a significant purchase order from an international distributor that provided for 180-day payment terms. Shortly after doing so, Mr. Taylor sent the distributor an email stating that if the distributor was unable to resell the product as expected, MiMedx would grant extended payment terms, assist the distributor with reselling the product or repurchase the product from the distributor. Mr. Taylor did not inform Messrs. Senken or Cranston about this side deal, and as a result MiMedx improperly recognized $2.5 million in revenue from this sale near the end of the fourth quarter of 2015.

As a result of these and related activities, the Company recognized revenues in the wrong accounting periods, and in certain instances, improperly recognized revenue altogether. In certain of the situations outlined above, the timing and improper recognition of revenue allowed the Company to meet its published guidance. Absent these apparent revenue management activities, the Company’s results would have fallen short of guidance in these periods.

Material Misstatements and Omissions to Several Key Stakeholders and Regulators

Fourth, the Investigation found that the evidence demonstrated that after questions began to be raised regarding the Company’s accounting practices, Messrs. Petit, Taylor, Senken and Cranston made material misstatements and omissions about the Company’s course of dealing with its largest distributor, as well as the Company’s corresponding revenue recognition practices, to a number of key stakeholders and regulators, including the SEC’s Division of Corporation Finance, the Board, the Audit Committee and the Company’s outside auditors. These included:

•

After Mr. Cranston’s predecessor questioned the Company’s accounting for revenue from its largest distributor, Messrs. Petit, Taylor, Senken and Cranston did not disclose to the Audit Committee or the Company’s outside auditors that the Company routinely issued credits to the distributor for lost, damaged or missing tissues, nor did they disclose that the distributor only paid the Company for a tissue after it had sold that tissue to its customer.

•

On multiple occasions, Messrs. Petit, Senken and Cranston signed letters to the Company’s outside auditors misrepresenting that the Company had no side deals or other arrangements that had not been disclosed to the outside auditors.

•	In November 2016, after two former employees alleged that the Company had engaged in channel stuffing and improper revenue recognition practices, Messrs. Petit and Senken signed a letter to the

Company’s outside auditors misrepresenting that they had no knowledge of any allegations of fraud affecting the Company made by current or former employees.

•

In early 2017, after the Audit Committee had retained counsel to investigate the allegations made by these former employees, Mr. Petit forwarded to the Board a set of written responses in which counsel for the Company’s largest distributor explicitly stated that it only paid the Company for tissues after receiving payment from the distributor’s customer. Mr. Petit misled the Board about the accuracy of the information provided by the distributor’s counsel.

•

Also in early 2017, the Company retained an outside expert to opine on the appropriateness of the Company’s recognition of revenue from sales to its largest distributor. Messrs. Petit, Senken and Cranston made misrepresentations to the expert concerning the actual course of dealing between the Company and its largest distributor.

•

In early 2017, in letters signed by Mr. Senken, the Company responded to comment letters received from the SEC’s Division of Corporation Finance by misrepresenting that the Company’s largest distributor was obligated to pay the Company, regardless of whether the distributor resold the product. As noted above, the Company routinely issued credits to the distributor for lost, damaged and missing tissues and received payments from the distributor based on the tissues purchased by the distributor’s customer.

•

In early 2018, the Company’s former senior management prepared a misleading memorandum to the Company’s outside auditors that misrepresented key facts regarding the Company’s historical relationship with its largest distributor, which were relevant to determining the appropriate revenue recognition under GAAP.

•

During a deposition, Mr. Petit falsely testified under oath that it was not true that the Company’s largest distributor only paid the Company after the distributor had received a purchase order from its customer.

Actions Taken Against Whistleblowers

Further, the Investigation determined that the evidence demonstrated that Messrs. Petit and Taylor engaged in a pattern of taking action against employees who raised concerns about the Company’s practices, without conducting a thorough investigation of those concerns. Instead, Messrs. Petit and Taylor focused on disputing the employees’ allegations and on seeking to discredit or find wrongdoing by the persons raising the concerns that would justify re-assignment, discipline or termination. For example, after certain employees made allegations of improper accounting practices in late 2016, Mr. Petit directed and oversaw an internal investigation dubbed “Project Snow White” that focused on potential wrongdoing by these employees, rather than the merits of their allegations. As part of Project Snow White, the secret video surveillance system referenced above was installed at Mr. Petit’s direction to record interviews that he, Mr. Taylor and other former members of management conducted of certain employees and those employee’s discussions amongst themselves without those employees’ knowledge or consent. The evidence showed that Mr. Petit directed that certain employees, whom he and other former members of senior management perceived to hold loyalty to an employee who had raised concerns about the Company’s practices, be terminated.

Tone Set by Former Senior Management

Finally, the Investigation found that based on former members of senior management’s involvement in the findings outlined above, the evidence demonstrated that these individuals set an inappropriate “tone at the top.” The evidence identified a recurrent trend in which former senior management emphasized short-term business goals over compliance and ethics, was not receptive to employee concerns and failed to respond appropriately to compliance issues. In particular, the Investigation’s findings on poor tone set by former senior management included evidence demonstrating:

•

Former senior management disregarded revenue recognition rules under GAAP and directed others to take actions that caused the Company to take actions that caused the Company to improperly recognize revenue under GAAP, which was a key factor in the Audit Committee concluding it was necessary to restate the Company’s financials, as described above.

•

Former senior management was involved in conduct that appears to have been designed to manipulate the timing and recognition of revenue—in some instances where the improper recognition of revenue allowed the Company to meet its published guidance.

•

After questions began to be raised regarding the Company’s accounting practices, former senior management made material misstatements and omissions to a number of key stakeholders and regulators, including the SEC’s Division of Corporation Finance, the Board, the Audit Committee and the Company’s outside auditors.

•	Former senior management engaged in a pattern of taking action against employees who raised concerns about the Company’s practices.

•

Former senior management overrode internal controls that otherwise might have mitigated certain issues identified in the Investigation. These included former senior management personally overseeing, outside of the Company’s normal control processes, the Company’s relationship with certain health care providers.

•

Former senior management marginalized the Company’s legal and accounting departments and outside legal and accounting advisors, by dismissing or ignoring professional advice, withholding information from legal and accounting advisors necessary to appropriately exercise professional judgments and determinations and excluding senior legal and accounting personnel from regular senior management meetings.

Anti-Kickback Statute and Related Allegations

Since September 2018, the Audit Committee has devoted significant time to investigating, with the assistance of King & Spalding and KPMG, allegations that the Anti-Kickback Statute may have been violated by the Company in its relationships with various physicians, customers and distributors. These efforts have included the analysis of certain specific customer relationships, the review of the conduct of the Company’s sales team’s management and the evaluation of the adequacy and effectiveness of the Company’s compliance controls.

As part of these efforts, King & Spalding and KPMG have performed targeted data analytics of financial and other data related to the Company’s customer base, reviewed email and other records and conducted numerous interviews. Among other things, King & Spalding and KPMG have examined more than 80 physician and customer relationships in detail and have conducted over 40 interviews of current and former company personnel in connection with these relationships, some on multiple occasions.

Through this process, the Investigation has identified certain customer accounts that present potential compliance risks and warrant additional review. This additional work will be undertaken by Company counsel in consultation with management to determine the Company’s legal risk, including whether any loss contingencies should be recognized or disclosed under GAAP.

Remediation

Termination of Executives

Each of Messrs. Petit, Taylor, Senken and Cranston departed the Company in June 2018. In September 2018, following a review of evidence uncovered in the Investigation, the Board retroactively determined that their terminations of employment should be considered “for cause” within the definition of the MiMedx Group, Inc. Assumed 2006 Stock Incentive Plan (the “Assumed 2006 Plan”) and the MiMedx Group, Inc. 2016 Equity and Cash Incentive Plan (together with the Assumed 2006 Plan, the “Plans”). In addition, the Board determined that action would be taken to recover compensation previously paid to such executives pursuant to the Plans and the Company’s Compensation Recoupment Policy, based upon the final results of the Company’s restatement of its previously issued consolidated financial statements and financial information. Executives and employees hired to replace such executives have received appropriate training on revenue recognition and sales practices. The Company expects there to be additional departures in connection with the Investigation.

Restatement of Financial Statements

In addition, on June 6, 2018, the Audit Committee, with concurrence from management of the Company, concluded that the Company’s previously issued consolidated financial statements and financial information relating to each of the fiscal years ended December 31, 2012, 2013, 2014, 2015 and 2016 and each of the interim periods within such years, along with the unaudited condensed consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017, should be restated, and therefore, such consolidated financial statements and other financial information, any press releases, investor presentations or other communications related thereto should no longer be relied upon. Additionally, as a result of the foregoing, the Audit Committee concluded that all communications and financial information with respect to the fourth quarter of 2017 and the first quarter of 2018 should no longer be relied upon, and the Company withdrew all prior financial guidance issued for 2018. The Company is working diligently, with a new management team and the assistance of counsel and other advisors to implement the Restatement.

As discussed in the section entitled “Changes In and Disagreements With Accountants on Accounting and Financial Disclosure” beginning on page 28, the Company’s auditor EY resigned from the engagement to audit the Company’s consolidated financial statements for the year ended December 31, 2017 citing a number of factors, some of which were related to the findings of the Investigation.

The Company has worked diligently to retain an independent auditor and regain compliance with the Company’s reporting obligations under applicable securities laws. The Audit Committee and management interviewed firms as part of the selection process and were told that either they could not complete their acceptance process until it was known whether Mr. Petit were to be elected to the Board, or if they did complete the acceptance process, they would have to reassess their decision to continue with the engagement. Therefore, the Company believes that if Mr. Petit were to be elected to the Board or if Mr. Petit were to be re-hired in any management capacity, there would be a very high risk that any previously engaged auditor would resign and that the Company could not engage a new auditor.

Enhancing Internal Controls Over Financial Reporting

In addition, the Company has implemented plans to address the internal control weaknesses revealed by the Investigation, including (i) augmentation of the Company’s finance and accounting staff with additional personnel and evaluation of the Company’s personnel in key finance and accounting positions, (ii) documentation of key policies and internal control procedures for significant accounting areas with an emphasis on revenue recognition issues and (iii) implementation of these enhanced policies and control procedures, including implementation of corrective processes to define, remediate and enhance internal procedures for business health and sustainability, improved processes and controls to monitor sales practices, authorize credits and returns and recognize revenue, and remediated and enhanced Sarbanes-Oxley Act (“Sarbanes-Oxley”) controls. The Company has also made substantial progress in taking steps to improve the overall state of the Company’s business culture, including hiring of a Chief Compliance Officer, establishing an independent compliance department reporting to the Board, creating an Ethics and Compliance Committee at the Board level and hiring a VP of Internal Audit to develop an internal audit function. Current management believes these efforts will effectively remediate the identified internal control weaknesses.

CHANGES IN AND DISAGREEMENTS WITH

ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Dismissal of Cherry Bekaert LLP and Engagement of Ernst & Young LLP

The Audit Committee conducted a competitive selection process to determine the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2017. The Audit Committee invited several public accounting firms to participate in this process. As a result of this process, the Audit Committee approved the appointment of EY as the Company’s independent registered public accounting firm for the 2017 fiscal year ending December 31, 2017, effective August 4, 2017. This action effectively dismissed Cherry Bekaert LLP (“Cherry Bekaert”), the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2016, as the Company’s independent registered public accounting firm as of August 4, 2017.

In connection with the audits of the Company’s consolidated financial statements for the fiscal years ended December 31, 2015 and 2016, and in the subsequent interim period through August 4, 2017, there were no disagreements with Cherry Bekaert on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedures which, if not resolved to the satisfaction of Cherry Bekaert, would have caused Cherry Bekaert to make reference to the matter in their report. Except as provided in the succeeding sentence, there were no reportable events (as that term is described in Item 304(a)(1)(v) of Regulation S-K) during the two fiscal years ended December 31, 2015 and 2016, or in the subsequent period through August 4, 2017. The reports of Cherry Bekaert on the Company’s consolidated financial statements for the fiscal years ended December 31, 2015 and 2016 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that Cherry Bekaert’s report on internal controls over financial reporting expressed its opinion that the Company had not maintained effective internal control over financial reporting as of December 31, 2016 because of the effect of a material weakness identified by Company management in the design of the Company’s controls over tax accounting related to not having adequate supervision and review of certain technical tax accounting performed by a third-party tax specialist in 2016.

During 2015 and 2016, and in the subsequent interim period through August 4, 2017, the Company did not consult with EY with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that would have been rendered on the Company’s consolidated financial statements, or any other matters set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

Resignation of Ernst & Young LLP

On December 4, 2018, EY informed the Audit Committee that EY was resigning from the engagement to audit the Company’s consolidated financial statements for the years ended December 31, 2017 and 2018, effective immediately.

As noted above, EY was engaged on August 4, 2017 to audit the Company’s consolidated financial statements as of and for the year ended December 31, 2017. The 2017 audit was still in process at the time of EY’s resignation, and EY did not issue any audit reports on the Company’s consolidated financial statements for this or any other period. During the engagement period, EY had one “disagreement,” as that term is defined in Item 304(a)(1)(iv) of Regulation S-K, with the Separated Officers, which separations were later determined to be “for cause” as disclosed in a Form 8-K filed by the Company on September 20, 2018, regarding revenue recognition under certain distributor contracts. However, this disagreement was not the cause of EY’s resignation and was, in any event, resolved in June 2018, when the Audit Committee, after discussing the disagreement with EY and based on interim findings of its independent investigation, concluded that the Company’s previously issued consolidated financial statements could no longer be relied upon, as disclosed in a Form 8-K filed by the Company on June 7, 2018. This disagreement was only between EY and the Separated Officers.

The Audit Committee has authorized EY to respond fully to the inquiries of the Company’s successor independent registered public accounting firm concerning financial reporting matters, including revenue recognition and the reportable events described below.

Except as noted above, during the period from August 4, 2017 through December 4, 2018, there were no disagreements with EY on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures which, if not resolved to the satisfaction of EY, would have caused EY to make reference to the subject matter of the disagreements in connection with its audit report.

During this same period, there were the following “reportable events,” as that term is defined in Item 304(a)(1)(v) of Regulation S-K:

•	EY advised the Company that the internal controls necessary for the Company to develop reliable financial statements did not exist;

•

Although EY could accept representations from the Company’s Interim CEO and Interim CFO based on their knowledge, EY advised the Company that EY was unable to rely on representations from them because, as of the date of the resignation, the current Company’s CEO and Interim CFO, in turn, would have needed to rely on representations from certain legacy management personnel still in positions that could affect what is reflected in the Company’s books and records. At the time of EY’s resignation, the Audit Committee Investigation was still ongoing;

•

EY advised the Company of the need to significantly expand the scope of the Audit Committee Investigation, due to material allegations of inappropriate financial reporting, material allegations of noncompliance with laws and regulations, the findings to date from the Audit Committee Investigation into these allegations, and the lack of internal controls necessary for the Company to develop reliable financial statements. EY had not completed the necessary work in connection with this expanded audit scope at the time of its resignation; and

•

EY advised the Company that information had come to EY’s attention that EY had concluded materially impacts the reliability of previously issued financial statements, and the issues raised by this information had not been resolved to EY’s satisfaction prior to its resignation.

AUDIT FIRM FEES

The independent registered public accounting firm of the Company during the year ended December 31, 2017 was initially Cherry Bekaert LLP (“CB”), which was replaced by EY in August 2017. The independent registered public accounting firm of the Company during the year ended December 31, 2018 was EY. As noted above, on December 4, 2018, EY informed the Audit Committee that EY was resigning from the engagement to audit the Company’s consolidated financial statements for the years ended December 31, 2017 and 2018, effective immediately. CB’s services during 2017 were comprised of audit and audit-related services only and were specifically pre-approved by the Audit Committee. EY’s services during 2018 and 2017 were comprised of audit services only and were specifically pre-approved by the Audit Committee. CB’s and EY’s aggregate fees for 2018 and 2017 are set forth in the table below:

Type of Fee	Year Ended December 31, 2018 ($)	Year Ended December 31, 2017 ($)
Audit Fees(1)	1,560,451	2,489,029	(2)
Audit-Related Fees	—	18,000	(3)
Tax Fees	—	—
All Other Fees	—	—

(1)	Audit Fees. This category includes fees for the audit of the Company’s annual financial statements and review of financial statements included in its quarterly reports on Form 10-Q.
(2)	This includes $121,984 paid to CB for their work on the 2017 audit.
(3)	This relates to CB’s audit of the Company’s 401(k) plan.

BUSINESS

Overview

MiMedx is an industry leader in advanced wound care—as well as an emerging therapeutic biologics company—developing and distributing human placental tissue allografts with patent-protected processes for multiple sectors of healthcare. Our products are derived from human placental tissues and processed using our proprietary processing methodologies, including the PURION® process. We employ aseptic processing techniques in addition to terminal sterilization to produce safe and effective allografts. Our mission is to give physicians products and tissues to help the body heal itself.

MiMedx is the leading supplier of human placental allografts, having supplied over 1.5 million allografts, including direct sales and consignments, for application in the wound care, burn, surgical, orthopedic, spine, sports medicine, ophthalmic and dental sectors of healthcare. Our biomaterial platform technologies include AmnioFix®, EpiFix®, EpiBurn, EpiCord®, AmnioCord® and AmnioFill®. AmnioFix and EpiFix are our tissue technologies derived from the amnion and chorion layers of the human placental membrane. EpiCord and AmnioCord are tissue allografts derived from the umbilical cord tissue. AmnioFill is a placental connective tissue matrix, derived from the placental disc and other placental tissue. Presently, we sell products for homologous uses under the United States Food and Drug Administration’s (“FDA”) Human Cells, Tissues and Cellular and Tissue-Based Products (HCT/P) Section 361 regulations.

The majority of our revenues are generated by wound care applications. Our strategic plan includes sharpening our focus in advanced wound care, developing and expanding our product pipeline and driving continued operational excellence to support future growth and sustained productivity. Elements of our strategic plan include focusing on effective and efficient execution in our core advanced wound care business, maximizing clinical adoption and enhancing business development efforts to expand the Company’s product offerings. Business development efforts are focused on enabling earlier patient access and product adoption throughout the care continuum, either through product development or acquisition. The Company is also advancing its therapeutic biologics pipeline targeting specific FDA-approved clinical indications for the treatment of musculoskeletal degeneration. See the discussion under the heading “Government Regulation” below for more information.

Our Long-Range Strategic Plan

In the second half of 2018, the Company initiated a process to further define its business priorities and develop a long-range strategic plan. Following management’s initial review, the Company retained a leading strategic advisory firm to validate market dynamics, including its pipeline products, assess product adjacencies for acquisition or investment and provide a framework to determine the appropriate capital allocation strategy to support its current and future business opportunities.

The advanced wound care category is expected to continue growing due to certain demographic trends, including an aging population, increasing incidence of obesity and diabetes and the associated higher susceptibility to non-healing chronic wounds. Furthermore, the increasing number of patients requiring advanced treatment represents a significant cost burden on the healthcare system. After evaluating the potential impact of this data on the Company’s wound care franchise, our long-range strategic plan incorporates a strategy not only to participate in this market growth but also to increase the Company’s market share by demonstrating the positive health economics of our products and addressing patient needs earlier in the spectrum of care.

The Company intends to seek capital to implement its long-range strategic plan, which includes expanding its product offerings for earlier patient access and product adoption throughout the care continuum and accelerating the Company’s timeline to achieve its long-term growth objectives, including the Biologics License Application (“BLA”) pipeline. The capital raise is also intended to provide liquidity to fund the costs associated with the Audit Committee Investigation, the Restatement and the near-term efforts by the Company to address certain contingent liabilities relating to pending and threatened lawsuits, pending governmental investigations and other legal proceedings.

Priorities for 2019

The long-range strategic plan serves as the foundation for the Company’s 2019 priorities. These priorities include sharpening our focus in advanced wound care, developing and expanding our portfolio pipeline and driving continued operational excellence to support future growth and sustained productivity, with the following elements:

•	Focus on effective and efficient execution in our core advanced wound care business, maximizing clinical adoption and health economics value.

We are identifying and aligning sales territories to focus our salesforce and drive efficiencies, enabling the MiMedx field personnel and sales infrastructure to enhance productivity and better serve our customers and patients. The Company is building additional health economics outcomes data to support use of EpiFix earlier in the care continuum and has expanded efforts to best position EpiCord synergistically within the treatment paradigm, capitalizing on expanded product coverage throughout its leading technology portfolio.

•	Enhance business development efforts, driving growth throughout the Company’s existing product portfolio pipeline and strategic adjacencies to create a long-term competitive advantage.

MiMedx’s long-range strategic planning identified opportunities for innovative pipeline growth, strategic product adjacencies and international regulatory and coverage expansion within targeted high growth geographies. Additionally, an ongoing assessment of the Company’s development programs has highlighted the need for greater cross-functional collaboration and increased investment. The Company remains focused on advancing its BLA programs and is therefore aligning voice-of-customer input, industry expertise and sufficient resourcing toward seeking FDA approval for micronized dehydrated human amnion/chorion membrane (“dHACM”) for the potential indication to treat musculoskeletal degeneration across multiple indications.

•	Enable operational and organizational excellence to support future growth and sustained productivity.

The organizational realignment, cost reduction and efficiency program announced in December 2018 has positioned the Company to improve business efficiencies supportive of sustained, achievable and independent growth. We believe the Company is on track to realize the realignment program’s intended cost savings, and management has continued efforts to position the business for long-term success. As part of a continuing assessment of salesforce effectiveness, the Company recently commenced an initiative to better stratify and support its existing customers and identify new account prospects where our reimbursement coverage and Group Purchasing Organization (“GPO”) and Integrated Delivery Network (“IDN”) contracts best align with patient and provider opportunities.

Furthermore, the Company recently conducted an independent and anonymous third-party employee engagement survey, in which over 75% of our employees participated. The results identified a number of areas for improvement, including promoting an improved company culture, additional investment in employee development and retention and supporting better decision-making through process and infrastructure resulting in a better customer experience. The Company is developing a comprehensive plan to improve engagement through initiatives designed to realize improvement in each of these areas.

Our Product Portfolio

We sell our amniotic membrane products under our own brands, AmnioFix and EpiFix, and on a private label or original equipment manufacturer (“OEM”) basis. We maintain strict controls on quality at each step of the process beginning at the time of procurement. Our Quality Management System is in compliance with American Association of Tissue Banks (“AATB”) standards.

We continue to research new opportunities for amniotic and placental tissue, and we have several additional offerings in various stages of conceptualization and development. We also sell products derived from non-viable cellular umbilical cord.

EpiFix

Our EpiFix sheet allograft is configured for external use. It is composed of human amnion and chorion tissues for use as a barrier membrane. The EpiFix platform has been used as a barrier or covering to treat chronic wounds, including diabetic foot ulcers (“DFUs”), venous leg ulcers (“VLUs”), arterial ulcers, pressure ulcers, burns and surgical wounds.

MiMedx also has a micronized version of this product. As further discussed below under the heading “Government Regulation—Recent FDA Guidance and Transition Policy for HCT/Ps,” the FDA clarified in its 2017 guidance that it regards micronized amnion products as being subject to FDA pre-approval as biological products. We are evaluating whether to pursue a BLA for the micronized EpiFix product, as we are doing with AmnioFix.

AmnioFix

Our AmnioFix allografts are configured for internal use. AmnioFix is composed of human amnion and chorion tissues. Currently, our AmnioFix product line consists of two main configurations, AmnioFix sheets and AmnioFix Injectable:

•	AmnioFix is provided in sheet form for homologous use as a barrier membrane. It has been used in spine, orthopedic, sports medicine, lower extremity repairs, urology and general surgery applications.

•

AmnioFix Injectable is supplied in micronized powder form and is reconstituted with 0.9% sterile saline for injection. This product is our lead BLA candidate. We are studying the product’s potential to address musculoskeletal degeneration. We have three ongoing Investigational New Drug (“IND”) studies: plantar fasciitis, achilles tendonitis and knee osteoarthritis. Currently we are enrolling additional patients in the Phase 3 trial for the plantar fasciitis studies and are assessing protocol updates to the Phase 2b trial for knee osteoarthritis, which we continue to enroll. We are assessing sample size analysis data in our Phase 3 achilles tendonitis study and have currently halted enrollment as we assess our options.

EpiCord/AmnioCord

EpiCord and AmnioCord are dehydrated, human umbilical cord allografts. These are thicker allografts that can be sutured in place as needed.

AmnioFill

AmnioFill is a placental connective tissue matrix allograft that may be used to replace or supplement damaged or inadequate integumental tissue. The current product line contains two configurations, a sheet product and a micronized injectable product. We are evaluating whether to pursue a BLA for the micronized product, as we are doing with AmnioFix and EpiFix, but we have not yet initiated any clinical trials in furtherance of such an approval.

OEM Products

We sell allografts for dental applications on an OEM basis pursuant to an agreement whereby we have granted a third party an exclusive license to some of our technology for a specific field of use in dental applications. We also sell our amnion/chorion and umbilical tissue products through a variety of OEM partners on a non-exclusive basis.

Placental Donation Program

We partner with physicians and hospitals to recover donated placental tissue. Through our donor program, a mother who is scheduled to deliver a healthy baby via Caesarean section can donate her placental and umbilical cord tissue in lieu of having it discarded as medical waste. We have developed a large network of hospitals that participate in our placenta donation program, and we employ a dedicated staff that work at these hospitals. We believe that we will be able to obtain an adequate supply of tissue to meet anticipated demand.

After consent for donation is obtained, a blood sample from each donor is tested for communicable diseases, and the donor is screened for risk factors in order to determine eligibility in compliance with federal regulations and AATB standards. We operate a licensed tissue bank that is registered as a tissue establishment with the FDA, and we are an accredited member of the AATB. All donor records and test results are reviewed by our Medical Director and staff prior to the release of the tissue for processing.

Manufacturing (Processing)

Over several years, we have developed a unique and proprietary technique for processing allografts from the donated placental tissue. This technique specifically focuses on preserving the tissue’s natural growth factor content and maintaining the structure and collagen matrix of the tissue. Our proprietary processing method employs aseptic processing techniques in addition to terminal sterilization for increased patient safety. We believe that our proprietary technique for processing allografts from amniotic tissue preserves more of the natural characteristics of the tissue than the processes used by many of our competitors, but we have not done any head-to-head studies comparing our tissue characteristics against other amniotic tissue competitors.

The PURION process produces an allograft that is easy for doctors to use. The allograft can be stored at room temperature and has a five-year shelf life. Each sheet allograft incorporates specialized visual embossments that assist the health care practitioner with proper allograft placement and orientation.

Our facilities are subject to periodic unannounced inspections by regulatory authorities and may undergo compliance inspections conducted by the FDA and corresponding state and foreign agencies. We are registered with the FDA as a tissue establishment and are subject to the FDA’s current Good Tissue Practices (“cGTPs”), quality program regulations, state regulations and regulations promulgated by the European Union.

Seasonality

We expect that revenues we generate from the sales of our products will fluctuate from quarter to quarter. We typically experience seasonality, with lower sales in the first quarter of each year compared to the immediately preceding fourth quarter. This seasonal sales pattern relates to U.S. annual insurance deductible resets and unfunded flexible spending accounts.

Intellectual Property

Our intellectual property includes owned and licensed patents, owned and licensed patent applications and patents pending, proprietary manufacturing processes and trade secrets and trademarks associated with our technology. We believe that our patents, proprietary manufacturing processes, trade secrets, trademarks and technology licensing rights provide us with important competitive advantages. For additional information, please refer to the discussion under the heading “Risk Factors—Risks Related to Our Intellectual Property” elsewhere in this Proxy Statement.

Patents and Patent Applications

Because of the substantial expertise and investment of time, effort and financial resources required to bring new regenerative biomaterial products and implants to the market, the importance of obtaining and maintaining patent protection for significant new technologies, products and processes cannot be underestimated. As of the date of this Proxy Statement, we own 42 U.S. patents related to our amniotic tissue technology and products, and approximately 96 additional patent applications covering aspects of this technology are pending at the United States Patent and Trademark Office and with various international patenting agencies.

Worldwide, our CollaFix and HydroFix technologies are protected with 83 and 8 issued patents, respectively. Additionally, in the U.S. and internationally, there are 18 patent applications pending covering our CollaFix technology.

The vast majority of our domestic patents covering our core amniotic tissue technology and products will not begin to expire until August  2027.

Market Overview

Domestic sales currently account for most of our revenue. We are actively pursuing international expansion, primarily targeting Europe and Asia Pacific. In the United States, advanced wound care, including burns and lower extremity surgical applications, are our primary applications.

Wound Care

The wound care category includes traditional dressings such as bandages, gauzes and ointments, which are used to treat non-severe or non-chronic wounds, and advanced wound care products such as mechanical devices, advanced dressings and biologics, which are used to treat severe wounds or chronic wounds that have not appropriately closed after 4 weeks of treatment with traditional dressings.

In the United States in 2018, third-party estimates indicate that there were 8.2 million total reported wounds, with 2.9 million of these wounds classified as chronic wounds. Of these chronic wounds, we estimate that 35% are candidates for skin substitute product treatment regimens, providing for a total addressable opportunity of approximately $3.3 billion. The overall cost of treating chronic wounds is rising sharply, and the current annual estimated cost in the United States exceeds $25 billion dollars.

MiMedx is a leader in the advanced wound care category. This category is expected to continue growing due to certain demographic trends, including an aging population, increasing incidence of obesity and diabetes and the associated higher susceptibility to non-healing chronic wounds. Furthermore, the increasing number of patients requiring advanced treatment represents a significant cost burden on the healthcare system. Following a comprehensive review of this category in 2018, MiMedx’s long-range strategic plan incorporates a strategy to increase the Company’s market share by addressing patient needs earlier in the spectrum of care.

Traditional dressings such as bandages, gauzes and ointments, along with treatment of active infection and debridement, currently represent the “standard of care” for treating chronic wounds such as DFUs, VLUs, pressure ulcers and arterial ulcers. If after four weeks of use, the wound has not responded appropriately to “standard of care” therapy, clinical research has shown that advanced therapy such as a skin and dermal substitute can be beneficial as part of the patient’s treatment plan. According to data provided by BioMedGPS, MiMedx’s EpiFix is the current product of choice for physicians choosing to use a skin and dermal substitute product as a barrier or cover. EpiFix stores at ambient conditions for up to five years compared to certain cultured skin substitutes currently on the market that require cryogenic freezer storage and expire within days to months from the time of processing. In addition, we market multiple sizes of EpiFix sheets for use as protective barriers (from 1.5 cm2 to 49 cm2), which helps minimize product waste. EpiFix is terminally sterilized to reduce the chance of infectious disease transmission.

Our AmnioFix tissue allografts have been used in patients undergoing surgical procedures to help in a variety of applications including, but not limited to, plastic surgery, general surgery, gynecology, urology, orthopedics, spinal surgery, lower extremity repair and sports medicine. AmnioFix can be used as a barrier membrane in procedures where a second surgery may be required and scar tissue formation may be problematic.

Biologics License Application Programs

AmnioFix Injectable is our lead BLA product candidate, and we are studying its potential to address musculoskeletal degeneration. We have three ongoing IND studies: plantar fasciitis, achilles tendonitis and knee osteoarthritis. We are currently in Phase 3 for the plantar fasciitis study and Phase 2b of the knee osteoarthritis study and have taken steps to improve on these trials, by enhancing enrollment and improving protocols. We have halted enrollment of the achilles tendonitis Phase 3 study as we review our options following a sample size analysis that was recently completed.

After oral non-habit forming pain medication fails to relieve a patient’s pain, injecting medicine into the affected joint, ligament or tendon is the next most common treatment option to help a patient cope with his or her pain. In the United States in 2016, 14.9 million injections were performed to treat pain in the shoulder, spine, foot, ankle, knee and elbow. The majority of these injections were into the knee (7.8 million) and elbow (3.2 million) with steroids (85%) being the most commonly injected product.

Because a number of patients do not get relief from steroid injections or do not want to use steroids given their potential to damage human tissue, the market is searching for new products that are as effective as steroids in treating these patients without the potential degenerative effects of steroids. AmnioFix Injectable is being investigated as a potential product candidate for this application. At this time it has not been approved for any such use by the FDA.

We derived the statistics cited above from the following sources: (1) Sheehan P., Jones P., Caselli A., Giurini JM., Veves A. Percent change in wound area of DFUs over a 4-week period is a robust predictor of complete healing in a 12-week prospective trial. Diabetes Care 2003; 26:1879-1882 (PubMed); (2) BioMedGPS SmartTRAK Business Intelligence; and (3) clinical articles and management internal estimates.

Marketing and Sales

As of April 2019, our direct sales team was comprised of approximately 320 sales professionals, including field sales representatives and field sales management who call on hospitals, wound care clinics, physician offices and federal health care facilities such as the Department of Veterans Affairs (the “VA”) and Department of Defense hospitals. Our direct sales force focuses on the advanced wound care category throughout multiple sites of service. We also maintain a network of independent sales agents that focus on musculoskeletal applications because of the complimentary products that they carry.

Sales through distributors comprise a smaller percentage of our total sales in 2017 and 2018 than they did in past years. As discussed above, we sell allografts for dental applications on an OEM basis pursuant to agreements whereby we have granted third parties exclusive licenses to some of our technology for use in those fields in specified applications. We also sell our amnion/chorion and umbilical tissue products through a variety of OEM partners for use in additional musculoskeletal applications on a non-exclusive basis.

Reimbursement

A significant portion of our products are purchased for U.S. government accounts, which do not depend on reimbursement from third parties. With the exception of government accounts, most users of our products are physicians, hospitals or ambulatory surgery centers (“ASC”) that rely on reimbursement by third-party payers. Accordingly, our growth substantially depends on adequate levels of third-party reimbursement for our products from these payers. In the U.S., such payers include U.S. governmental programs (e.g., Medicare and Medicaid), private insurance plans, managed care programs and workers’ compensation plans. Governmental payment programs have prescribed coverage criteria and reimbursement rates for medical products, services and procedures. Similarly, private third-party payers have their own coverage criteria and negotiate reimbursement amounts for medical products, services and procedures. In addition, in the U.S., an increasing percentage of insured individuals are receiving their medical care through managed care programs which monitor, and may require pre-approval of, the products and services that a member receives.

EpiFix Sheet Products and EpiCord

Medicare Coverage

By far, the largest third-party payer in the United States is the Medicare program, which is a federally-funded program that generally provides healthcare coverage for senior citizens and the disabled. The Medicare program is administered by the Centers for Medicare and Medicaid Services (“CMS”), an agency within the U.S. Department of Health and Human Services (“HHS”). The CMS has appointed eight Medicare Administrative Contractors (“MACs”), which are private insurance companies that serve as agents of the CMS in the administration of the Medicare program, including making coverage decisions and paying claims for their designated Medicare jurisdiction. Each MAC has its own standards and process for determining coverage and reimbursement for a procedure or product. Private payers often follow the lead of governmental payers in making coverage and reimbursement determinations. Therefore, achieving favorable Medicare coverage and reimbursement is usually a significant gating factor for successful coverage and reimbursement for a new product by the private payer.

The coverage and reimbursement framework for products under Medicare is determined in accordance with the Social Security Act and pursuant to regulations promulgated by the CMS, as well as the agency’s regulatory coverage and reimbursement determinations. Ultimately, however, each of the MACs determines whether and on what conditions it will provide coverage for the product. Such decisions are based on each MACs’ assessment of the science and efficacy of the applicable product. As noted below under the heading “Research and Development,” we have devoted significant resources to clinical studies to provide data to the MACs, as well as other payers, in order to demonstrate the efficacy and clinical effectiveness of our tissue technologies. As of the date of this report, EpiFix/EpiCord allografts are eligible for coverage by all MACs. In January 2019, EpiFix and EpiCord received separate CMS Q Codes, Q4186 and Q4187, distinguishing each product in coverage and reimbursement policies.

For Medicare reimbursement purposes, our EpiFix and EpiCord allografts are classified as “skin substitutes.” Current reimbursement methodology varies between the hospital outpatient department (“HOPD”) and ASC setting versus the physician office. Currently, skin substitutes are reimbursed under a “packaged” or “bundled” methodology along with the related application procedure under a two-tier payment system. In the HOPD setting, providers receive a single payment that reimburses for the application of the product as well as the product itself. CMS classifies skin substitutes into low cost or high cost groups, based on a weighted per square centimeter average. For 2019, the geometric mean unit cost threshold applicable to both our EpiFix and EpiCord allograft products is $49 per square centimeter, and the per day cost threshold is $872. The national average packaged (“bundled”) rate for our EpiFix and EpiCord allograft products was $1,427 in 2017, was $1,568 in 2018 and is $1,549 in 2019. All skin substitute products administered in the HOPD setting are bundled except for those that have been approved by CMS for pass-through status. This “bundled” payment structure applies only to the HOPD and ASC settings.

Currently, providers that administer EpiFix and EpiCord allografts and other skin substitutes in the physician office setting are reimbursed based on the size of the graft, computed on a per square centimeter basis. The payment rate is calculated using the manufacturer’s reported average sales price (“ASP”) submitted quarterly to CMS. This payment methodology applies only to physician offices. The Medicare payment rates are updated quarterly based on this ASP information. The skin substitute Medicare payment rate established by statute is ASP plus 6%.

Beginning April 1, 2013, Medicare payments for all items and services, including EpiFix sheet products and EpiCord, have been reduced by 2% under the sequestration required by the Budget Control Act of 2011, Pub. L. No. 112-25, as amended by the American Taxpayer Relief Act of 2012, Pub. L. 112-240. This sequestration is subject to change under the current administration and is currently under review.

We have garnered significant new coverage for EpiCord during the first quarter of 2019, and we continue to pursue additional insurance coverage for our products.

Private Payers

We have devoted considerable resources to clinical trials to support coverage and reimbursement for our products and have confirmed an increasing number of private payers that reimburse for EpiFix in the physician office, the HOPD and the ASC settings. Coverage and reimbursement vary according to the patient’s health plan and related benefits. More than 800 health plans currently provide coverage for EpiFix for the treatment of DFUs. VLUs are also covered by a series of payers.

At the close of 2018, we reported coverage of over 315 million lives, including all of the MACs, and more than 39 state Medicaid plans. We have established and continue to grow a reimbursement support group to educate and assist providers and patients with regard to reimbursement for our products.

Hospital Use

EpiFix and AmnioFix products administered in the hospital setting are bundled when submitted as part of the hospital’s claim under a diagnosis-related group (“DRG”). In these cases, we continue to educate hospitals that both products improve patient outcomes, are cost-effective and reduce the length of stay.

AmnioFix and EpiFix Sheet Products

Our AmnioFix surgical products are also bundled under a DRG as part of a hospital’s claim related to the length of stay. As noted above, with respect to EpiFix, the ability to sell products in a hospital is dependent upon demonstrating to the hospital the product’s efficacy.

AmnioFix Micronized Products and Other Products

Currently, our micronized products are available for coverage by only a limited number of commercial and state Medicaid plans. There is currently no specific third-party reimbursement available for AmnioCord or AmnioFill, except to the extent such products are bundled as part of a hospital’s claim under a DRG.

Competition

Competition in the amniotic and allograft tissue field is intense and subject to rapid technological change. Companies within the industry compete on the basis of product efficacy, pricing and ease of handling/logistics. Another important factor is third-party reimbursement, which is difficult to obtain as it is a time-consuming and expensive process. We believe our success in obtaining third-party reimbursement for our products is a significant competitive advantage.

We compete in multiple clinical areas where advanced therapies may be considered within a clinical treatment pathway, such as advanced wound care, complex surgical procedures and musculoskeletal injuries. The EpiFix and EpiCord product lines are promoted primarily for external use, such as in advanced wound healing applications, while the AmnioFix, AmnioCord and AmnioFill products are positioned for use in surgical applications, including lower extremity repair, plastic surgery, vascular surgery and multiple orthopedic repairs and reconstructions.

Advanced wound care therapies employ technologies to aid in wound healing in cases where the wound is chronic and the healing cascade has stalled or stopped. The primary competitive products in the skin and dermal substitutes category include, among others, amniotic membrane allografts, tissue-engineered living skin equivalents, porcine-, bovine- and fish skin-derived xenografts and collagen matrix products. In 2018, our main competitor within the advanced wound care category was Integra LifeSciences Holdings Corporation (“Integra”), a company that markets skin substitute products for wound reconstruction and surgical reconstruction. The range of skin substitutes includes Integra dermal regeneration template products and other xenografts, as well as an amnion-only allograft, AmnioExcel®, resulting from Integra’s acquisition of Derma Sciences Inc. Xenografts serve mainly as an extracellular matrix and have to undergo aggressive processing to remove immunogenic animal products from the tissue. In addition, challenges with xenografts include limited clinical published data and some may require suturing or stapling to the wound bed, making handling more difficult.

Another competitor within the advanced wound care category is Organogenesis, Inc. (“Organogenesis”), the manufacturer of Apligraf®, Dermagraft® and PuraPly®. Apligraf and Dermagraft are tissue-engineered living skin equivalents that require special shipping and/or storage in freezers. PuraPly is a purified native collagen matrix dressing which has pass-through reimbursement status through 2020. Organogenesis also markets amniotic and dHACM allografts under the brand names Affinity® and NuShield®.

Other competitors include Smith & Nephew plc (“Smith & Nephew”), which acquired Osiris Therapeutics, Inc. in April 2019. The combined biologics assortment includes Grafix®, GrafixPL PRIME®, Oasis, Regranex® and Santyl® and other single-layer amnion products. Smith & Nephew’s Oasis® is the primary competitive xenograft among the porcine- or bovine- derived collagen matrix products.

The primary competitive products in the surgical, orthopedic or sports medicine categories are other amniotic membrane allografts and injectable solutions, such as platelet rich plasma or steroids.

Government Regulation

The products manufactured and processed by the Company are derived from human tissue. As discussed below, some tissue-based products are regulated solely under Section 361 of the Public Health Service Act (“Section 361”) as human cells, tissues and cellular and tissue-based products (“HCT/Ps”), which do not require pre-market clearance or approval by the FDA (“Section 361 HCT/Ps”). Other tissue products are regulated as biologics, medical devices or drugs (“Section 351 HCT/Ps”) and, in order to be lawfully marketed in the United States, require FDA pre-market clearance or approval. For additional information, please refer to the discussion under the heading “Risk Factors—Risks Related to Regulatory Approval of Our Products and Other Government Regulations” elsewhere in this Proxy Statement.

Tissue Products

In 1997, the FDA proposed a new regulatory framework for cells and tissues. This framework was intended to provide adequate protection of public health while enabling the development of new therapies and products with as little regulatory burden as possible. A key innovation in the system is that covered HCT/Ps would be regulated solely under Section 361 and would not be subject to pre-market clearance. The registration and listing rules were finalized in January 2001. Additional rules regarding donor eligibility and good tissue practices were soon adopted. Together, these rules form a comprehensive system intended to encourage significant innovation.

The FDA requires each HCT/P establishment to register and establish that its product meets the requirements to qualify for regulation solely under Section 361. To be a Section 361 HCT/P, a product generally must meet all four of the following criteria (fully set forth in 21 CFR Part 1271):

•	It must be minimally manipulated;

•	It must be intended for homologous use;

•	Its manufacture must not involve combination with another article, except for water, crystalloids or a sterilizing, preserving or storage agent; and

•	It must not have a systemic effect and must not be dependent upon the metabolic activity of living cells for its primary function.

Amniotic and other birth tissue is considered an HCT/P and is therefore eligible for regulation solely as a Section 361 HCT/P depending on whether the specific product at issue and the claims made for it are consistent with the criteria set forth above. HCT/Ps that do not meet these criteria are subject to more extensive regulation as drugs, medical devices, biological products or combination products. These HCT/Ps must comply both with the requirements exclusively applicable to HCT/Ps and with requirements applicable to biologics, devices or drugs, including pre-market clearance or approval from the FDA.

Products Regulated Solely as HCT/Ps

The FDA has specific regulations governing HCT/Ps, including some regulations specific to Section 361 HCT/Ps, which are set forth in 21 CFR Part 1271. All establishments that manufacture Section 361 HCT/Ps must register and list their HCT/Ps with the FDA’s Center for Biologics Evaluation and Research within five days after commencing operations. In addition, establishments are required to update their registration annually in December or within 30 days of certain changes and submit changes in HCT/P listing at the time of or within six months of such change.

The regulations in 21 CFR Part 1271 also require us to comply with donor screening, eligibility and testing requirements and cGTPs to prevent the introduction, transmission and spread of communicable diseases. The cGTPs govern, as may be applicable, the facilities, controls and methods used in the manufacture of all HCT/Ps, including processing, storage, recovery, labeling, packaging and distribution of Section 361 HCT/Ps. cGTPs require us and our contract manufacturers, among other things, to maintain a quality program, train personnel, control and monitor environmental conditions as appropriate, control and validate processes, properly store, handle and test our products and raw materials, maintain our facilities and equipment, keep records and comply with standards regarding recovery, pre-distribution, distribution, tracking and labeling of our products and complaint handling. 21 CFR Part 1271 also mandates compliance with adverse event and cGTP deviation reporting and labeling requirements.

The FDA conducts periodic inspections of HCT/P manufacturing facilities, and contract manufacturers’ facilities, to assess compliance with cGTP. Such inspections can occur at any time with or without written notice at such frequency as determined by the FDA in its sole discretion. To determine compliance with the applicable provisions, the inspection may include, but is not limited to, an assessment of the establishment’s facilities, equipment, finished and unfinished materials, containers, processes, HCT/Ps, procedures, labeling, records, files, papers and controls required to be maintained under 21 CFR Part 1271. If the FDA were to find serious non-compliant manufacturing or processing practices during such an inspection, it could take regulatory actions that could adversely affect our business, results of operations, financial condition and cash flows.

FDA Letter Regarding AmnioFix Injectable and Other Micronized Products

In August 2013, the Company received an untitled letter from the Office of Compliance and Biologics Quality (“OCBQ”) within the FDA’s Center for Biologics Evaluation and Research concerning AmnioFix

Injectable and other micronized products (the “Untitled Letter”). The Untitled Letter alleged that our micronized products, including AmnioFix Injectable, are not properly regulated solely under Section 361 because they do not meet the requirements. Specifically, the Untitled Letter alleged that micronized amnion products are more than “minimally manipulated” as that term is defined in the statute. Accordingly, the Untitled Letter asserted that the products at issue are drugs and biological products that require valid biologics licenses to be in effect in order to be lawfully marketed.

The Company disagreed, taking the position that micronization was allowed for Section 361 HCT/Ps under the applicable guidance. Because the Untitled Letter seemed to be contrary to the guidance, the Company attempted to engage with OCBQ and ultimately pursued two levels of supervisory review. As part of that process, the Company agreed to pursue a biologics license for AmnioFix Injectable, and has since filed IND applications with the FDA covering clinical studies for AmnioFix Injectable that are discussed below. At the end of the review process, in November 2016, the Company was informed by the Acting Chief Scientist of the FDA that additional agency review was not warranted at that time.

Recent FDA Guidance and Transition Policy for HCT/Ps

In November 2017, the FDA released four guidance documents that, collectively, the agency described as a “comprehensive policy framework” for applying existing laws and regulations governing regenerative medicine products, including HCT/Ps. One final guidance document in particular, “Regulatory Considerations for Human Cells, Tissues, and Cellular and Tissue-Based Products: Minimal Manipulation and Homologous Use-Guidance for Industry and Food and Drug Administration Staff,” offered important clarity on some of the issues that the Company raised on appeal to the Untitled Letter. First, the document confirmed the FDA’s stance that all micronized amniotic products require a biologics license to be lawfully marketed in the United States. Second, it specifically confirmed that sheet forms of amniotic tissue are appropriately regulated as solely Section 361 HCT/Ps when intended for use as a barrier or covering. We are in the process of evaluating our marketing materials to align with the FDA’s statements.

The final guidance also stated that the FDA intends to exercise enforcement discretion under limited conditions with respect to the IND application and pre-market approval requirements for certain HCT/Ps for a period of 36 months from the date of the guidance. This period of enforcement discretion gives sponsors time to evaluate their products, have a dialogue with the agency and, if necessary, begin clinical trials and file the appropriate pre-market applications. The FDA’s approach is risk-based, and the guidance clarified that high-risk products and uses could be subject to immediate enforcement action. The FDA clarified, however, that the policy of enforcement discretion did not extend to any HCT/P that does not raise reported safety concerns or potential significant safety concerns.

Our understanding is that this enforcement discretion applies to AmnioFix Injectable and other micronized products that may transition from Section 361 products to Section 351 products. The Company has continued to market its micronized products under this policy of enforcement discretion. At the same time, we are pursuing the BLA pre-market approval process for certain of our micronized products. On April 11, 2019, we announced that we will need more time to file and commercialize our BLAs with the FDA and that clinical trial protocol enhancements, further resources and additional capabilities and expertise will be required for commercial launch.

Products Regulated as Biologics—The BLA Pathway

The typical steps for obtaining FDA approval of a BLA to market a biologic product in the United States include:

•	Completion of preclinical laboratory tests, animal studies and formulations studies under the FDA’s Good Laboratory Practice regulations;

•

Submission to the FDA of an IND application for human clinical testing, which must become effective before human clinical trials may begin and which must include independent Institutional Review Board approval at each clinical site before the trials may be initiated;

•	Performance of adequate and well-controlled clinical trials in accordance with Good Clinical Practices to establish the safety and efficacy of the product for each indication;

•	Develop purity, potency and identity tests to demonstrate consistency and reliability of the manufacturing process through a chemistry, manufacturing and control program;

•

Submission to the FDA of a BLA for marketing the product, which includes, among other things, reports of the outcomes and full data sets of the clinical trials, and proposed labeling and packaging for the product;

•	Satisfactory review of the contents of the BLA by the FDA, including the satisfactory resolution of any questions raised during the review;

•	Satisfactory completion of an FDA Advisory Committee review, if applicable;

•

Satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the product is produced to assess compliance with FDA’s current Good Manufacturing Practices (“cGMP”) regulations, to assure that the facilities, methods and controls are adequate to ensure the product’s identity, strength, quality and purity; and

•	FDA approval of the BLA, including agreement on post-marketing commitments, if applicable.

Generally, clinical trials are conducted in three phases, though the phases may overlap or be combined. Phase 1 trials typically involve a small number of healthy volunteers and are designed to provide information about the product safety and to evaluate the pattern of drug distribution and metabolism within the body. Phase 2 trials are conducted in a larger but limited group of patients afflicted with a particular disease or condition in order to determine preliminary efficacy, dosage tolerance and optimal dosing and to identify possible adverse effects and safety risks. Dosage studies are typically designated as Phase 2A and efficacy studies are designated as Phase 2B. Phase 3 clinical trials are generally large-scale, multi-center, comparative trials conducted with patients who have a particular disease or condition in order to provide statistically valid proof of efficacy, as well as safety and potency. In some cases, the FDA will require Phase 4, or post-marketing trials, to collect additional data after a product is on the market. All phases of clinical trials are subject to extensive record keeping, monitoring, auditing and reporting requirements.

Clinical Trials

Trial Overview

The Company in currently conducting three BLA programs investigating the use of AmnioFix Injectable to evaluate its potential for treating recalcitrant plantar fasciitis pain, achilles tendonitis pain and knee pain caused by osteoarthritis.

Plantar Fasciitis

In March 2015, we initiated a Phase 2B prospective, single-blinded, randomized, controlled trial (“RCT”) investigating a single injection of 40mg of AmnioFix® Injectable as compared to a single injection of saline (placebo control) in the treatment of recalcitrant plantar fasciitis pain. This trial enrolled 145 patients at 14 study sites. In September 2017, we announced the trial had met its efficacy endpoint and that we expected to submit for publication the final data later this year. Based on this Phase 2B interim data, in January 2018 we initiated a Phase 3 prospective, double-blinded, RCT to assess the safety and efficacy of a single 40mg injection of AmnioFix® Injectable to treat patients with recalcitrant plantar fasciitis pain. This trial initially enrolled 164 patients and was recently expanded to enroll 276 patients. The need to increase enrollment was based on data received from a sample size analysis that was conducted on 50% of enrolled patients who had reached the trial’s efficacy endpoint. We expect enrollment to complete later in 2019.

Knee Osteoarthritis

In March 2018, the FDA granted MiMedx’s micronized amniotic tissue, AmnioFix Injectable, the Regenerative Medicine Advanced Therapy (“RMAT”) designation for use in the treatment of osteoarthritis of the knee. RMAT-designated products are eligible for increased and earlier interactions with the FDA, similar to those interactions available to breakthrough-designated therapies. In addition, these products may be eligible for priority review and accelerated approval. The meetings with sponsors of RMAT-designated products may include discussions of whether accelerated approval would be appropriate based on surrogate or intermediate endpoints reasonably likely to predict long-term clinical benefit or reliance upon data obtained from a meaningful number of sites.

In March 2018, we initiated a Phase 2B prospective, double-blinded RCT investigating a single injection of 40mg of AmnioFix Injectable as compared to a single injection of saline (placebo control) in the treatment of osteoarthritis of the knee. This trial is expected to enroll 318 patients. At current enrollment rates, we anticipate completing study enrollment at the end of 2019. We are currently are assessing protocol changes to improve enrollment rates. A sample size analysis is planned for late 2019.

Achilles Tendonitis

In January 2018, we initiated a Phase 3 prospective, double-blinded RCT investigating a single injection of 40mg of AmnioFix Injectable as compared to a single injection of saline (placebo control) in the treatment of achilles tendonitis. This trial was intended to enroll 158 patients. We have currently halted enrollment in this trial as we analyze data received from a sample size analysis that was conducted on patients representing 50% of total enrollment that had reached the primary efficacy endpoint.

Clinical Trials Recent Developments

Based on a review of the studies and interim results, the Company intends to take several actions in the near future with respect to its pending clinical trials. The trials were developed and overseen by managers who are no longer with the Company, and we have concluded the trials must be improved if they are to support BLA approvals. We have concluded there is a need to increase enrollment in the plantar fasciitis trial to ensure it is sufficient as part of a future BLA submission. We have also concluded we need to update the protocol in the osteoarthritis trial. These activities will require the expenditure of additional resources in the months ahead and will delay the completion of these trials by 12 to 18 months. Based on an interim sample size analysis, we have halted enrollment in the achilles tendonitis trial as we assess our options. Our current plan is to complete the trial at the present enrollment level to allow a complete data review to inform on the best path forward for this indication.

If the trials are successful, we expect to file in early 2021 a BLA for AmnioFix Injectable to treat plantar fasciitis and may receive FDA approval to market for this indication in late 2021. Regarding osteoarthritis knee pain, we expect to commence a Phase 3 study in 2020. If these trials are successful, we expect to file in early 2022 a BLA for AmnioFix Injectable to treat osteoarthritis knee pain and may receive FDA approval to market for this indication in late 2022. There is no assurance that we will be able to meet these timelines. They may be delayed due to a variety of factors, including, without limitation, due to the work done to improve our clinical trials as described above and work required for commercial and manufacturing readiness.

The process of obtaining an approved BLA requires the expenditure of substantial time, effort and financial resources and may take years to complete. The fee for filing a BLA and the annual user fees payable with respect to any establishment that manufactures biologics and with respect to each approved product are substantial. While there can be no assurance that we will ultimately obtain regulatory approval for our micronized products, our filings described above demonstrate that we have already completed substantial work towards multiple BLAs, and we believe we have a multi-year advantage over our competitors.

FDA Post-Market Regulation

Tissue processors regulated solely under Section 361 are still required to register as an establishment with the FDA. As a registered establishment, we are required to comply with regulations regarding labeling, record keeping, donor eligibility, screening and testing and process the tissue in accordance with established Good Tissue Practices, as well as report any adverse reactions caused by a possible transmission of an infectious disease attributed to our tissue. Our facilities are also subject to periodic inspections to assess our compliance with the regulations.

Products covered by a BLA, New Drug Application, 510(k) clearance or a pre-market approval, are subject to numerous additional regulatory requirements, which include, among others, compliance with cGMP, which imposes certain procedural, substantive and record keeping requirements, and labeling regulations. These products are also subject to FDA’s general prohibition against promoting products for unapproved or “off-label” uses, and additional adverse event reporting.

As part of our BLA development effort, we have also made efforts to transition our manufacturing establishments into compliance with cGMP for commercial production. The transition process includes development and enhancement of production processes, procedures, test and assays, and it requires extensive validation work. It can also involve the procurement and installation of new production or lab equipment. These efforts require human capital, expertise and resources. Our goal is to achieve full compliance of our commercial production systems with cGMP by the time the FDA’s current period of enforcement discretion is complete.

Other Regulations Specific to Tissue Products

National Organ Transplant Act

Procurement of certain human organs and tissue for transplantation is subject to the restrictions of the National Organ Transplant Act (“NOTA”), which prohibits the transfer of certain human organs, including skin and related tissue, for valuable consideration, but permits the reasonable payment associated with the removal, transportation, implantation, processing, preservation, quality control and storage of human tissue and skin. Our subsidiary, MiMedx Tissue Services, LLC, is registered with the FDA as an establishment that manufactures human cells, tissues and cellular and tissue-based productions and is involved with the recovery, storage and transportation of donated human amniotic tissue. We reimburse tissue banks, hospitals and physicians for their services associated with the recovery, storage and transportation of donated human tissue.

Tissue Bank Laws, Regulations, and Related Accreditation

As discussed above, we are required to register with the FDA as an establishment that manufactures human cells, tissues and cellular and tissue-based products. We also maintain state licensure as a human tissue bank in California, Georgia, Illinois, Maryland and New York. We also received and actively maintain AATB accreditation. The AATB has issued operating standards for tissue banking. Compliance with these standards is required in order to become an AATB-accredited tissue establishment. AATB standards include specific requirements for recovery, screening, testing, labeling and processing of placental tissue. We believe we are compliant in all material respects with AATB standards and our state licensure requirements.

To the extent we sell our products outside of the United States, we are subject to laws and regulations of foreign countries, many of which have less developed statutory and regulatory pathways and institutions, such as regulated tissue banks, for the regulation of human tissue products.

Other Healthcare Laws and Compliance Requirements

In the United States, our activities are potentially subject to regulation by various federal, state and local authorities in addition to the FDA, including the CMS, other divisions of the HHS (e.g., the Office of Inspector

General), the DOJ and individual United States Attorney offices within the Department of Justice, and state and local governments. These regulations include those described below.

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The federal Anti-Kickback Statute, which is a criminal law that prohibits, among other things, any person from knowingly and willfully offering, soliciting, receiving or providing any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to induce or reward referrals, purchases or orders, or arranging for or recommending the purchase, order or referral of any item or service for which payment may be made in whole or in part by a federal healthcare program, such as the Medicare and Medicaid programs. The term “remuneration” has been broadly interpreted to include anything of value. The Patient Protection and Affordable Care Act, amended the intent requirement of the federal Anti-Kickback Statute, so that a person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it. A conviction for violation of the Anti-Kickback Statute results in criminal fines and requires mandatory exclusion from participation in federal health care programs. Although there are a number of statutory exceptions and regulatory safe harbors to the federal Anti-Kickback Statute that protect certain common industry practices from prosecution, the exceptions and safe harbors are drawn narrowly, and arrangements may be subject to scrutiny or penalty if they do not fully satisfy all elements of an available exception or safe harbor.

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The federal False Claims Act (“FCA”) imposes significant civil liability on any person or entity that knowingly presents, or causes to be presented, a claim for payment to the U.S. government, including the Medicare and Medicaid programs, that is false or fraudulent. The FCA also allows a private individual or entity as a whistleblower to sue on behalf of the government to recover civil penalties and treble damages. FCA liability is potentially significant in the healthcare industry because the statute provides for treble damages and mandatory penalties of $11,181 to $22,363 per false claim or statement for penalties assessed after January 29, 2018, with respect to violations occurring after November 2, 2015. As a result of a modification made by the Fraud Enforcement and Recovery Act of 2009, a claim includes “any request or demand” for money or property presented to the U.S. government.

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The federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) fraud and abuse provisions prohibit executing a scheme to defraud any healthcare benefit program, willfully obstructing a criminal investigation of a health care offense, or making false statements or concealing a material fact relating to payment for healthcare benefits, items or services.

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While manufacturers of human cell and tissue products regulated solely under Section 361 are not subject to the Federal Physician Payments Sunshine Act and its implementing regulations (the “Sunshine Act”), in the future, if we receive a BLA, this law will require us (with certain exceptions) to report information to CMS related to certain payments or other transfers of value we make to U.S.-licensed physicians and teaching hospitals, and for reports submitted on or after January 1, 2022, physician assistants, nurse practitioners, clinical nurse specialists, certified nurse anesthetists and certified nurse-midwives. If we receive a BLA, the Sunshine Act would also require us to report annually certain ownership and investment interests held by U.S.-licensed physicians and their immediate family members. Such information will subsequently be made publicly available by CMS on the Open Payments website.

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There are state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws, which may apply to items or services reimbursed by any third-party payer, including commercial insurers, many of which differ from each other in significant ways and often are not preempted by federal laws, thus complicating compliance efforts.

In addition, we may be subject to data privacy and security regulation by both the federal government and the states in which we conduct our business. HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH”) and its implementing regulations, imposes certain requirements relating to the privacy, security and transmission of protected health information. Among other things, HITECH made HIPAA’s privacy and security standards directly applicable to “business associates,” independent contractors or agents of covered entities that receive or obtain protected health information in connection with providing a service on behalf of a covered entity. HITECH also created four new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates and possibly other persons and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions. In addition, state laws govern the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

Research and Development

Our research and development group has extensive experience in developing products related to our field of interest and works to design products that are intended to improve patient outcomes, simplify techniques, shorten procedures, reduce hospitalization and rehabilitation times and, as a result, reduce costs. Clinical trials that demonstrate the safety, efficacy and cost effectiveness of our products are key to obtaining broader reimbursement for our products. In addition to our internal staff, we contract with outside labs and physicians who aid us in our research and development process.

Environmental Matters

Our tissue preservation activities generate a small amount of chemical and biomedical waste, consisting primarily of diluted alcohols and acids and human and animal pathological and biological waste, including human and animal tissue and body fluids removed during laboratory procedures. The chemical and biomedical waste generated by our tissue processing operations are placed in appropriately constructed and labeled containers and are segregated from other wastes. We contract with third parties for transport, treatment and disposal of waste.

Employees

As of December 31, 2018, we had approximately 751 full-time employees. We consider our relationships with our employees to be satisfactory. None of our employees is covered by a collective bargaining agreement.

Properties

Our corporate headquarters are located in Marietta, Georgia, where we lease approximately 80,000 square feet of office, laboratory, tissue processing and warehouse space. We also lease (a) approximately 41,000 square feet for a facility in Kennesaw, Georgia, which primarily consists of laboratory, tissue processing and warehouse space, and (b) approximately 29,000 square feet of additional warehouse space in Marietta, Georgia. All of our properties are used by our one business segment, Regenerative Biomaterials, which includes the design, manufacture and marketing of products and tissue processing services for the wound care, burn, surgical, orthopedic, spine, sports medicine, ophthalmic and dental sectors of healthcare. The Company’s properties are suitable and adequate for current business operations.

Available Information; Pending Restatement of Financial Statements; Unresolved Staff Comments

We are required to file proxy statements, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, with the SEC. Our directors, executive officers and certain shareholders also file Forms 3 4, and 5 and other reports with the SEC. The SEC maintains an internet site, www.sec.gov, where these reports are available free of charge.

We also make these reports available free of charge on our website, www.mimedx.com, under “Investors—SEC Filings.” We also make available on our website under the heading “Investors—Corporate Governance” our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee Charters as well as our Code of Business Conduct and Ethics. The reference to our website does not constitute incorporation by reference of any information contained on that site.

Although the Company cannot at this time estimate when it will file its restated financial statements and its Annual Report on Form 10-K for the years ended December 31, 2017 and 2018 and subsequent interim periods, it is diligently pursuing completion of the Restatement and intends to make such filings as soon as reasonably practicable.

There are no unresolved SEC Staff comments with respect to our SEC filings.

Once the Restatement is complete and we again become current with our SEC periodic reporting obligations, we will provide a copy of our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q to any shareholder without charge upon written request addressed to: MiMedx Group, Inc., 1775 West Oak Commons Court, NE, Marietta, GA 30062, Attention: Secretary.

RISK FACTORS

Risks Related to the Proxy Solicitation and the Audit Committee Investigation

Our business, results of operations and financial condition could be negatively affected as a result of the proxy contest launched by Parker H. “Pete” Petit, the Company’s former Chairman of the Board and Chief Executive Officer, and would be negatively affected if Mr. Petit or any of his nominees is elected to the Board.

On April 11, 2019, Mr. Petit announced that he intends to nominate David J. Furstenberg, Shawn P. George and himself for election to the Board and to propose two items of business at the Annual Meeting. The proxy contest initiated by Mr. Petit requires us to incur significant legal and advisory fees, proxy solicitation expenses and administrative and associated costs and requires significant time and attention by our Board and management, diverting their attention from the pursuit of our business strategy.

Any perceived uncertainties as to our future direction and control as a result of the proxy contest launched by Mr. Petit, including with regard to our ability to execute on our strategy and changes to the composition of our Board or senior management team, may be exploited by our competitors, result in the loss of potential business opportunities, result in the loss of employees and may make it more difficult to pursue our strategic initiatives or attract and retain qualified personnel and business partners, any of which could adversely affect our business, results of operations and financial condition.

If Mr. Petit or either of his nominees is ultimately elected to our Board, we believe our ability to effectively implement our business strategy and create additional value for our shareholders would be adversely affected. Specifically, we believe the Board would be unable to operate effectively, given the findings of the Audit Committee Investigation, as described in “Summary of the Findings of the Audit Committee Investigation” beginning on page 21. In addition, we believe there would be a severe adverse impact on “tone at the top” and on employee morale. Certain employees have indicated that they will seek employment elsewhere if Mr. Petit or either of his nominees is elected to the Board, and others may determine to do so. We also believe we could lose key relationships with hospitals that supply human tissue. In addition, we believe that the ongoing SEC, DOJ and VA investigations would be significantly and adversely impacted by Mr. Petit’s election to our Board because his presence at the Company in such a leadership role would be viewed by the agencies as a step backwards, particularly to the extent the agencies view prior management as having responsibility for the practices being investigated or the environment that allowed concerning practices to thrive. For the same reason, Mr. Petit’s presence in the boardroom may make it more difficult for the Company to reach a favorable resolution with respect to the matters under investigation. The Company has worked diligently to retain a new independent registered public accounting firm (a “new independent auditor”) and regain compliance with the Company’s reporting obligations under applicable securities laws. The Audit Committee and management interviewed firms as part of the selection process and were told that either they could not complete their acceptance process until it is known whether Mr. Petit were to be elected to the Board, or if they did complete the acceptance process, they would have to reassess their decision to continue with the engagement. As a result, the Company believes that if Mr. Petit is elected to the Board or if Mr. Petit were to be re-hired in any management capacity, there would be a very high risk that any previously engaged new independent auditor would resign and that the Company could not engage a new independent auditor. Finally, if Mr. Petit or either of his nominees is elected to the Board, we may not be able to secure financing from third parties on favorable terms, if at all.

We may choose to initiate, or may become subject to, litigation as a result of the proxy contest or matters arising in connection with the proxy contest, which would serve as a further distraction to our Board and management and would require us to incur significant additional costs. In addition, actions such as those described above could cause significant fluctuations in our stock price based upon temporary or speculative market perceptions or other factors that do not necessarily reflect the underlying fundamentals and prospects of our business.

The Petit Group is seeking to gain control of the Board without offering shareholders a control premium.

On April 11, 2019, one of Mr. Petit’s nominees, Shawn P. George, wrote to the Florida Court requesting that the Florida Court order the election of six directors at the Annual Meeting, or order another annual meeting of shareholders within 30 days of the Annual Meeting at which three directors would be up for election. In addition, Mr. Petit has delivered notice of his intention to present a resolution for action at the Annual Meeting, which, if approved, would result in the Board holding a meeting on August 19, 2019 for the election of three Class III directors. On May 31, 2019, the Petit Group filed a supplement to the Petit Definitive Proxy Statement stating that Mr. Petit intends to nominate three additional, hand-picked individuals in connection with the 2019 Annual Meeting, with the “goal” of having a total of “6 new nominees in order to gain “majority control of the Board.” Thus, Mr. Petit’s notice of his intention to nominate three candidates for election at the Annual Meeting is a first step towards replacing six of the ten directors on the Board. In this way, the Petit Group is seeking to effect a change in control of the Company without offering to pay shareholders a control premium. Generally, a “change in control” in the Company would be deemed to occur if a majority of the members of the Board were replaced with individuals not nominated or endorsed by those persons serving as our directors prior to the Annual Meeting.

We believe that the absence of a control premium, notwithstanding the Petit Group’s not being legally required to offer such premium, is an important consideration for shareholders to take into account. In addition to the factors described in the immediately preceding risk factor, giving the Petit Group control of the Board creates significant risks and destabilization because of the lack of continuity of experience and expertise, which could adversely affect our business, results of operations and financial condition.

The ongoing process to provide restated financials and regain compliance with SEC reporting requirements may continue to divert our management’s attention from the operation of our business and cause the Company to incur significant additional costs and expenses.

The Restatement and related activities have increased our legal and financial compliance costs, made some business activities more difficult, time-consuming or costly and increased demand on our systems and resources. As a result of the Restatement, management’s attention may continue to be diverted from other business concerns, which could harm our business and results of operations. Although we have already hired additional employees and retained professional firms to assist in the Restatement, we may need to hire even more employees or retain additional professional service providers in the future, which will increase our costs and expenses. While the Restatement is pending, the Company has experienced increased difficulty recruiting new directors, executive officers and other personnel. We believe the process of the Restatement has also adversely affected the Company’s reputation, negatively impacted our ability to raise capital, contributed to our difficulty in retaining a new independent auditor and may continue to impact our reputation and relationship with our independent auditors for some time, even after the Restatement is complete.

We may expend a substantial additional amount of time and resources in connection with the onboarding of a new independent auditor to the extent there are any issues relating to the Audit Committee Investigation, which may adversely affect our business, results of operations and financial condition.

To date, we have incurred significant expenses related to legal, accounting and other professional services in connection with the Audit Committee Investigation and related matters and may continue to incur significant additional expenses with regard to these matters. The expenses incurred, and expected to be incurred, on the Audit Committee Investigation, and the diversion of the attention of the management team that has occurred, has adversely affected, and could continue to adversely affect, our business, financial condition and results of operations or cash flows.

The lack of reliable financial statements negatively impacts our ability to access the capital markets to raise debt or equity capital.

Because we do not have reliable or current financial statements, we are significantly limited in our ability to access the capital markets to raise debt or equity capital. Our limited ability to access the capital markets could prevent us from pursuing transactions or implementing business strategies that we might otherwise believe are beneficial to our business. We also need liquidity to fund the costs associated with the Audit Committee

Investigation, the Restatement and the near-term efforts by the Company to address certain contingent liabilities relating to pending and threatened lawsuits, pending governmental investigations and other legal proceedings.

Our ability to raise capital, as contemplated by our long-range strategic plan, is uncertain and such funds may not be available on acceptable terms or at all.

We have announced that we are seeking capital to implement our long-range strategic plan. Continued expansion of our business will be expensive, and our capital requirements will depend on many factors, including:

•	the revenues generated by sales of our products;

•	the costs associated with expanding our sales and marketing efforts;

•	the expenses we incur in manufacturing and selling our products;

•	the costs of developing and commercializing new products or technologies;

•	the cost of obtaining and maintaining regulatory approval or clearance of certain products and products in development;

•	the number and timing of acquisitions and other strategic transactions;

•	the costs associated with our planned international expansion;

•	the costs associated with capital expenditures; and

•	unanticipated general and administrative expenses.

If we issue equity securities to raise capital, our existing shareholders may experience dilution, and any new equity or debt securities may have rights, preferences and privileges senior to those of our existing shareholders. In addition, if we raise capital through collaboration, licensing or other similar arrangements, it may be necessary to relinquish valuable rights to our products, potential products or proprietary technologies, or grant licenses on terms that are not favorable to us. If we cannot raise capital on acceptable terms, we may not be able to develop or enhance our products, execute our business plan, take advantage of future opportunities or respond to competitive pressure, changes in our supplier relationships or unanticipated customer requirements. Any of these events could adversely affect our ability to achieve our development and commercialization goals, which could have a material adverse effect on our business, results of operations and financial condition.

We are currently, and may in the future be, subject to substantial litigation and ongoing investigations that could cause us to incur significant legal expenses and result in harm to our business.

We are currently a defendant in several shareholder derivative actions and a securities class action suit, as well as legal proceedings related to the Annual Meeting. We are subject to ongoing investigations by the SEC and the DOJ with respect to the same matters that are the focus of the Audit Committee Investigation. The VA is investigating, among other things, information concerning the Company’s financial relationships with VA providers. Certain former employees have brought retaliation claims and counterclaims against the Company. Please refer to the disclosure under “Legal Proceedings” beginning on page 71 for a description of these and other legal proceedings currently pending against the Company.

As a result of these matters, we are exposed to potential liabilities associated with litigation, regulatory proceedings and government enforcement actions, as well as risks associated with negative public opinion as a result of these matters. In addition, the volatility in our stock price may make us more vulnerable to future class action litigation. Any adverse judgment in or settlement of any pending or any future litigation could result in payment, fines and penalties that could be material and adversely affect our business, results of operations and financial condition. Regardless of the outcome, these lawsuits may result in significant legal fees and expenses and could divert management’s time and other resources. Such actions could also materially and adversely affect our business, results of operations and financial condition.

We have identified material weaknesses in our internal control over financial reporting which, if not remediated, could continue to adversely affect our ability to prepare accurate financial statements prepared in accordance with GAAP as well as our reputation and our business.

On December 4, 2018, EY notified the Audit Committee that EY was resigning from the engagement to audit the Company’s financial statements for the years ended December 31, 2017 and 2019, effective immediately. EY also issued a letter identifying a number of matters involving internal control over financial reporting and operations that they considered to be material weaknesses. Management has devoted significant attention to understanding the material weaknesses cited by EY with the targeted intention of determining root causes and mapping the root causes to remediation initiatives. Among other things, the Company has established an Ethics and Compliance Committee and has established the positions of Chief Compliance Officer and Vice President of Internal Audit. Although we have developed and are implementing a plan to remediate the material weaknesses, we cannot assure you that this will occur within the contemplated timeframe. Moreover, we cannot assure you that we will not identify additional material weaknesses in our internal control over financial reporting in the future. Our ability to record, process and report financial information accurately, and to prepare financial statements within the time periods specified by the rules and forms of the SEC, has been adversely affected and could be further adversely affected. The occurrence of additional material weaknesses or failure to remediate the material weaknesses identified may continue to adversely affect our ability to prepare accurate financial statements in accordance with GAAP as well as our reputation and business.

Risks Related to Our Business and Industry

If we do not successfully execute our long-range strategic operating plan, or if our strategic plan is unsuccessful, our business, operating results and financial condition could be materially and adversely affected.

On April 11, 2019, we announced Board approval of a long-range strategic plan. Our long-range strategic plan incorporates a strategy not only to participate in the growth in the advanced wound care category but to also increase the Company’s market share by demonstrating the positive health economics of our products and addressing patient needs earlier in the spectrum of care. We intend to seek capital to implement our long-range strategic plan, which includes expanding our product offerings for earlier patient access and product adoption throughout the care continuum and accelerating our timeline to achieve our long-range growth objectives, including the BLA pipeline.

In developing our long-range strategic plan, we evaluated many factors including, without limitation, those related to developments in our industry, customer demand, competition, regulatory developments, the ability of the Company to execute a capital raise and general economic conditions. Actual conditions may be different from our assumptions, and we may not be able to successfully execute our long-range strategic plan or obtain capital on acceptable terms, if at all. If we do not successfully execute our strategic plan, or if actual results vary significantly from our assumptions, our business, operating results and financial condition could be materially and adversely impacted.

In addition, managing our growth may be more difficult than we expect. We anticipate that a period of significant expansion will be required to penetrate and service the market for our existing and anticipated future products and to continue to develop new products. This expansion will place a significant strain on management and operational and financial resources. To manage the expected growth of our operations and personnel, we must both modify our existing operational and financial systems, procedures and controls and implement new systems, procedures and controls. We must also expand our finance, administrative and operations staff. Management may be unable to hire, train, retain, motivate and manage necessary personnel or to identify, manage and exploit existing and potential strategic relationships and market opportunities.

We are in a highly competitive and evolving field and face competition from well-established tissue processors and medical device manufacturers, as well as new market entrants.

Our business is in a very competitive and evolving field. Competition from other tissue processors, medical device companies and research and academic institutions is intense, expected to increase, subject to rapid change and could be significantly affected by new product introductions. Established competitors and newer market entrants are investing in additional clinical research that may allow them to gain further clinician usage, adoption and payer coverage of their products. In addition, consolidation in the healthcare industry continues to lead demands for price concessions, which could have an adverse effect on our business, results of operations and financial condition. Further, competitors may introduce amniotic membrane products in the future at lower prices, gain additional reimbursement coverage or copy our products outside the United States. The presence of this competition may lead to pricing pressure, which could have a material and adverse effect on our business, results of operations and financial condition.

Rapid technological change could cause our products to become obsolete and, if we do not enhance our product offerings through our research and development efforts, we may be unable to compete effectively.

The technologies underlying our products are subject to rapid and profound technological change. Competition intensifies as technical advances in each field are made and become more widely known. Others may develop services, products or processes with significant advantages over the products, services and processes that we offer or are seeking to develop. Any such occurrence could have a material adverse effect on our business, results of operations and financial condition.

We plan to enhance and broaden our technology platforms and product offerings in response to changing customer demands and competitive pressure and technologies. The success of any new product offering or enhancement to an existing product will depend on numerous factors, including our ability to:

•	properly identify and anticipate physician and patient needs;

•	acquire, through licensing, co-development or outright purchase, new technology developed outside of MiMedx;

•	develop and introduce new products or product enhancements in a timely manner;

•	adequately protect our intellectual property and avoid infringing upon the intellectual property rights of third parties;

•	demonstrate the safety and efficacy of new products; and

•	obtain the necessary regulatory clearances or approvals for new products or product enhancements.

If we do not develop and, when necessary, obtain regulatory clearance or approval for new products or product enhancements in time to meet market demand, or if there is insufficient demand for these products or enhancements, our business, results of operations and financial condition will suffer. Our research and development efforts may require a substantial investment of time and resources before we are adequately able to determine the commercial viability of a new product, technology, material or other innovation. In addition, even if we are able to successfully develop enhancements or new generations of our products, these enhancements or new generations of products may not produce sales in excess of the costs of development, or they may never receive required regulatory approval and they may be quickly rendered obsolete by changing customer preferences or the introduction by our competitors of products embodying new technologies or features.

Our products depend on the availability of tissue from human donors and any disruption in supply could adversely affect our business.

The success of our human tissue products depends upon, among other factors, the availability of tissue from human donors. Any failure to obtain tissue from our sources will interfere with our ability to effectively meet demand for our products incorporating human tissue. The availability of donated tissue could also be adversely impacted by regulatory changes, public opinion of the donor process and our own reputation in the industry. Obtaining adequate supplies of human tissue involve several risks, including limited control over availability, quality and delivery schedules. In addition, any interruption in the supply of any human tissue component could materially harm our ability to manufacture our products until a new source of supply, if any, could be found. We may be unable to find a sufficient alternative supply channel in a reasonable time period or on commercially reasonable terms, if at all, which would have a material adverse effect on our business, results of operations and financial condition.

We depend on our senior leadership team and may not be able to retain or replace these employees or recruit additional qualified personnel, which would harm our business, results of operations and financial condition.

Our business and success are materially dependent on attracting and retaining members of our senior leadership team to formulate and execute the Company’s strategic and business plans. Since June 2018, we have needed to replace a number of our senior leadership team members including our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and Controller. We had an interim CEO from July 2018 until Mr. Wright was appointed CEO effective May 13, 2019, and we have had an interim CFO since June 2018. We have been in the process of finding a replacement since June 2017. However, we have experienced difficulties in recruiting due to the ongoing Audit Committee Investigation and the Restatement.

Leadership changes can be inherently difficult to manage and may cause material disruption to our business or management team. Changes in senior management could also lead to an environment that presents additional challenges in recruiting and retaining employees, which could have a material adverse effect on our business, results of operations and financial condition. Our success will depend, in part, upon our ability to attract and retain skilled personnel, including sales, managerial and technical personnel. There can be no assurance that we will be able to find and attract additional qualified employees to support our expected growth or retain any such personnel. We have experienced higher than normal attrition in our general workforce since June 2018. Our inability to hire and retain qualified personnel or the loss of services of our key personnel may have a material and adverse effect on our business, results of operations and financial condition.

A significant portion of our revenues and accounts receivable come from government accounts.

We have significant sales to the government (whether we are selling our products directly to government accounts or through a distributor). Any disruption of our products on the Federal Supply Schedule (“FSS”) or a change in the way the government purchases products like ours or the price it is willing to pay for our products could materially and adversely affect our business, results of operations and financial condition. Similarly, competitive pricing pressures and any non-compliance with applicable guidelines could cause the Company to lose existing or future contracts with the VA, which may result in an overall decline in revenue. The Company has undertaken a comprehensive review of its historical VA sales and has recorded an obligation of $8 million in connection with a potential issue that it self-disclosed to the VA concerning the eligibility of one of its products for inclusion in the Company’s FSS contract. The matter is ongoing, and no final determination has been made at this time. Any resulting negative impact to our contractual relationship with the VA going forward may adversely affect our business, results of operations and financial condition.

Our revenues depend on adequate reimbursement from public and private insurers and health systems.

Our success depends on the extent to which our customers can receive adequate reimbursement for the costs of our products and related treatments from third-party payers, including government healthcare programs, such as Medicare and Medicaid, as well as private insurers and health systems. Government and other third-party payers attempt to contain healthcare costs by limiting both coverage and the level of reimbursement of medical products, particularly new products. Therefore, significant uncertainty usually exists as to the reimbursement status of new healthcare products by third-party payers. A significant number of public and private insurers and health systems currently do not provide reimbursement for our products. If we are not successful in obtaining adequate reimbursement for our products from these third-party payers, it could have an adverse effect on market acceptance of our products. Inadequate reimbursement levels would likely also create downward price pressure on our products. Even if we do succeed in obtaining widespread reimbursement rates or policies for our products, future changes in reimbursement rates or policies could have a negative impact on our business, financial condition and results of operations.

Further, we have experienced some reluctance by payers to cover products subject to FDA enforcement discretion and for which we intend to file BLAs. For example, Noridian, the MAC for 13 states, published an article effective November 8, 2018 that limits coverage for amniotic membrane derived skin substitute products to DFUs and VLUs only. Prior to the published article, Noridian did not have a written policy on the matter, which provided a pathway for physicians to utilize amniotic membrane derived skin substitute products, such as ours, based on medical necessity in a wide variety of wounds. Although coverage requests have been submitted to payers for AmnioFix Injectable, payers are waiting for publication of the full year data before they will review for coverage. Even with full year published data, some payers may require that the product be approved under a BLA before providing coverage.

Our revenue, results of operations and cash flows may suffer upon the loss of a group purchasing organization or integrated delivery network.

As with many manufacturers in the healthcare space, the Company contracts with GPOs and IDNs to establish contracted pricing and terms and conditions for the members of GPOs and IDNs. Approximately two-thirds of our sales in the fiscal year ended December 31, 2018 came from customers that are part of our main GPOs or IDNs.

Our agreements with GPOs and IDNs allow us to sell our products efficiently to large groups of customers. Our agreements with GPOs and IDNs typically provide their members with favorable ordering terms and conditions and access to favorable product pricing. These customers purchase our product through GPO and IDN arrangements in part because of favorable pricing and terms and conditions. If our agreement with any GPO or IDN is terminated or expires without being extended, renewed or renegotiated this could adversely affect our revenue, results of operations and cash flows.

We contract with independent sales agents and distributors for some niche applications.

We derive significant revenues through our relationships with independent agents and distributors. If such relationships were terminated for any reason, it could materially and adversely affect our revenues and profits. Because the independent agent often controls the customer relationships within its territory, there is a risk that if our relationship with the agent ends, our relationship with the customer will be lost. Also, because our agents are not employees, there is a risk we will be unable to ensure that our sales processes, compliance safeguards and other priorities will be consistently communicated and executed by the independent agents. If we fail to maintain relationships with our key independent agents, or fail to ensure that our independent agents adhere to our sales processes, compliance safeguards and other priorities, there could be an adverse effect on our business, results of operations and financial condition.

We may obtain the assistance of additional distributors and independent sales representatives to sell products in certain sales channels, particularly in territories and fields where agents are commonly used. Our success is partially dependent upon our ability to retain and motivate our distributors, independent sales agencies and their representatives to appropriately and compliantly sell our products in certain territories or fields. They may not be successful in implementing our marketing plans or compliance safeguards. Some of our distributors and independent sales agencies do not sell our products exclusively and may offer similar products from other companies. Our distributors and independent sales agencies may terminate their contracts with us, may devote insufficient sales efforts to our products or may focus their sales efforts on other products that produce greater commissions for them, which could have an adverse effect on our business, results of operations and financial condition. We also may not be able to find additional distributors and independent sales representatives who will agree to appropriately and compliantly market and/or distribute those products on commercially reasonable terms, if at all. If we are unable to establish new distribution and independent sales representative relationships or renew current distribution and sales agency agreements on commercially acceptable terms, our business, financial condition and results of operations could be materially and adversely affected.

Disruption of our processing could adversely affect our business, financial condition and results of operations.

Our business depends upon the continued operation of our processing facilities in Marietta, Georgia and Kennesaw, Georgia. Risks that could impact our ability to use these facilities include the occurrence of natural and other disasters, and the need to comply with the requirements of directives from government agencies, including the FDA. Either of our processing facilities can serve as a redundant processing facility in the event the other facility experiences a disaster event. However, the unavailability of our processing facilities could have a material adverse effect on our business, financial condition and results of operations during the period of such unavailability.

To be commercially successful, we must convince physicians that our products are appropriate alternatives to existing treatments and that our products should be used in their procedures.

We believe physicians will only use our products if they determine, based on their independent medical judgment and experience, clinical data and published peer reviewed journal articles, that the use of our products in a particular procedure is a favorable alternative to conventional methods. Physicians may be slow to change their medical treatment practices for the following reasons, among others:

•	their lack of experience with prior procedures in the field using our products;

•	lack of evidence supporting additional patient benefits of our products over conventional methods;

•	perceived liability risks generally associated with the use of new products and procedures;

•	limited availability of reimbursement from third-party payers; and

•	the time that must be dedicated to physician training in the use of our products.

In the course of conducting our business, we must adequately address quality issues that may arise with our products, as well as defects in third-party components included in our products. Although we have established internal procedures to minimize risks that may arise from quality issues, we may not be able to eliminate or mitigate occurrences of these issues and associated liabilities. If the quality of our products does not meet the expectations of physicians or patients, then our brand and reputation could suffer and our business could be adversely impacted. We must also ensure any claims made for our products comport with government regulations.

The formation of physician-owned distributorships (“PODs”) could result in increased pricing pressure on our products or harm our ability to sell our products to physicians who own or are affiliated with those distributorships.

PODs are medical product distributors that are owned, directly or indirectly, by physicians. These physicians derive a proportion of their revenue from selling or arranging for the sale of medical products for use in procedures they perform on their own patients at hospitals that agree to purchase from or through the POD, or that otherwise furnish ordering physicians with income that is based directly or indirectly on those orders of medical products. The Office of Inspector General of the HHS has issued a Special Fraud Alert on PODs, indicating that they are inherently suspect under the federal Anti-Kickback Statute.

We do not directly sell to or distribute any of our products through PODs. The number of PODs in the industry may continue to grow as economic pressures increase throughout the industry, as hospitals, insurers and physicians search for ways to reduce costs, and, in the case of physicians, search for ways to increase their incomes. These companies and the physicians who own, or partially own, PODs have significant market knowledge and access to the physicians who use our products and the hospitals that purchase our products, and we may not be able to compete effectively for business from physicians who own PODs.

We face the risk of product liability claims and may not be able to obtain or maintain adequate product liability insurance.

Our business exposes us to the risk of product liability claims that are inherent in the manufacturing, processing and marketing of medical devices and human tissue products. We may be subject to such claims if our products cause, or appear to have caused, an injury. Claims may be made by patients, healthcare providers or others selling our products. Defending a lawsuit, regardless of merit, could be costly, divert management attention and result in adverse publicity, which could result in the withdrawal of, or reduced acceptance of, our products in the market.

Although we have product liability insurance that we believe is adequate, this insurance is subject to deductibles and coverage limitations, and we may not be able to maintain this insurance. Also, it is possible that claims could exceed the limits of our coverage. If we are unable to maintain product liability insurance at an acceptable cost or on acceptable terms with adequate coverage or otherwise protect ourselves against potential product liability claims or we underestimate the amount of insurance we need, we could be exposed to significant liabilities, which may harm our business. A product liability claim or other claim with respect to uninsured liabilities or for amounts in excess of insured liabilities could result in significant costs and significant harm to our business.

The products we manufacture and process are derived from human tissue and therefore have the potential for disease transmission.

The utilization of human tissue creates the potential for transmission of communicable disease, including, without limitation, human immunodeficiency virus, viral hepatitis, syphilis and other viral, fungal or bacterial pathogens. We are required to comply with federal and state regulations intended to prevent communicable disease transmission.

We maintain strict quality controls designed in accordance with cGTP to ensure the safe procurement and processing of our tissue. These controls are intended to prevent the transmission of communicable disease. However, minimal risks exist with any human tissue implantation. We are also in the process of coming into compliance with the FDA’s regulations on cGMP for commercial production. In addition, negative publicity concerning disease transmission from other companies’ improperly processed donated tissue could have a negative impact on the demand for our products.

We may implement a product recall or voluntary market withdrawal, which could significantly increase our costs, damage our reputation, disrupt our business and adversely affect our business, results of operations and financial condition.

The manufacturing, marketing and processing of our tissue products involves an inherent risk that our tissue products or processes do not meet applicable quality standards and requirements. In that event, we may voluntarily implement a recall or market withdrawal or may be required to do so by a regulatory authority. A recall or market withdrawal of one of our products would be costly and would divert management resources. A recall or withdrawal of one of our products, or a similar product processed by another entity, also could impair sales of our products as a result of confusion concerning the scope of the recall or withdrawal, or as a result of the damage to our reputation for quality and safety.

Significant disruptions of information technology systems or breaches of information security could adversely affect our business, results of operations and financial condition.

A breach of cybersecurity, a disruption in availability, or the unauthorized alteration of systems or data could adversely affect our business, results of operations and financial condition. We rely on technology for day-to-day operations as well as strategic positioning to enhance our stance in the market. We generate intellectual property that is central to the future success of the business and transmit large amounts of confidential information. Additionally, we collect, store and transmit confidential information of customers, patients, employees and third parties. We also have outsourced significant elements of our operations to third parties, including significant elements of our information technology infrastructure, and, as a result, we are managing many independent vendor relationships with third parties who may or could have access to our confidential information. The continually changing threat landscape of cybersecurity today makes our systems potentially vulnerable to service interruptions or to security breaches from external advisories, from the inadvertent or intentional actions by our employees or from supply chain attacks originating at our third-party partners. Such attacks are of ever-increasing levels of sophistication. Attacks are made by individuals or groups that have varying levels of expertise, some of which are technologically advanced and well-funded including, without limitation, nation states, organized criminal groups and hacktivists organizations.

To ensure protection of our information, we have invested in cybersecurity and have implemented processes and procedural controls to maintain the confidentiality and integrity of such information. We measure these controls and their success through a cybersecurity framework that is based on industry standards. While we have invested in the protection of our data and technology, there can be no guarantees that our efforts will prevent all service interruptions or security breaches. Any such interruption or breach of our systems could adversely affect our business operations and/or result in the loss of critical or sensitive confidential information or intellectual property, and could result in financial, legal and reputational harm to our business, including legal claims or proceedings, liability under laws that protect the privacy of personal information, government enforcement actions and regulatory penalties, as well as remediation costs. We maintain cyber liability insurance. However, this insurance may not be sufficient to cover the financial, legal or reputational losses that may result from an interruption or breach of our systems.

We may not be successful in commercializing our CollaFix Technology.

We have invested substantial time and resources in developing various additional products using our CollaFix technology. Further commercialization of this technology will require additional development, clinical evaluation, regulatory clearance or approval, significant marketing efforts and substantial additional investment before this technology can generate any revenue. Despite our efforts, any products using CollaFix technology may not become commercially successful products for a number of reasons, including, without limitation:

•	we may not be able to obtain regulatory clearance or approvals for such products, or the approved indication may be narrower than we seek;

•	such products may not prove to be safe and effective in preclinical or clinical trials;

•	physicians or hospitals may not receive any reimbursement from third-party payers, or the level of reimbursement may be insufficient to support widespread adoption of such products;

•	we may experience delays in our development programs;

•	any products that are approved may not be accepted in the marketplace by physicians or patients;

•	we may not be able to manufacture any such products in commercial quantities or at an acceptable cost; and

•	rapid technological change may make such products obsolete.

Our License Agreement for our CollaFix technology could be terminated.

Under our license agreement with Shriners’ Hospitals for Children and University of South Florida Research Foundation dated January 29, 2007, it is possible for the licensor to terminate the agreement if we breach the license agreement and all of our cure rights are exhausted. If our license agreement were to be terminated, our investment in the CollaFix technology would be lost, and this would require us to recognize a potential impairment related to capital assets in this technology.

We may expand or contract our business through acquisitions, divestitures, licenses, investments and other commercial arrangements in other companies or technologies, which may adversely affect our business, results of operations and financial condition.

We periodically evaluate strategic opportunities to acquire or divest companies, divisions, technologies, products and rights through licenses, distribution agreements, investments and outright acquisitions to grow our business. In connection with one or more of those transactions, we may:

•	issue additional equity securities that would dilute the value of equity currently held by our shareholders;

•	divest or license existing products or technology;

•	use cash that we may need in the future to operate our business;

•	incur debt that could have terms unfavorable to us or that we might be unable to repay;

•	structure the transaction in a manner that has unfavorable tax consequences, such as a stock purchase that does not permit a step-up in the tax basis for the assets acquired;

•	be unable to realize the anticipated benefits, such as increased revenues, cost savings or synergies from additional sales;

•	be unable to secure the services of key employees related to the acquisition; and

•	be unable to succeed in the marketplace with the acquisition.

Any of these items could adversely affect our revenues, results of operations and financial condition. Business acquisitions also involve the risk of unknown liabilities associated with the acquired business, which could be material. Incurring unknown liabilities or the failure to realize the anticipated benefits of an acquisition could adversely affect our business if we are unable to recover our initial investment. Inability to recover our investment, or any write off of such investment, associated goodwill or assets could have a material and adverse effect on our business, results of operations and financial condition.

Our international expansion and operations outside the U.S. expose us to risks associated with international sales and operations.

We are actively seeking to expand outside the U.S. Managing a global organization is difficult, time consuming and expensive. Conducting international operations subjects us to risks that could be different than those faced by us in the United States. The sale and shipment of our products across international borders, as well as the purchase of components and products from international sources, subject us to extensive U.S. and foreign governmental trade, import and export and customs regulations and laws, including, without limitation, the Export Administration Regulations and trade sanctions against embargoed countries, which are administered by the Office of Foreign Assets Control within the Department of the Treasury, as well as the laws and regulations administered by the Department of Commerce. These regulations limit our ability to market, sell, distribute or otherwise transfer our products or technology to prohibited countries or persons. Additionally, MiMedx and our international distributors are subject to the Foreign Corrupt Practices Act and the UK Anti-Bribery statures.

Compliance with these regulations and laws is costly, and failure to comply with applicable legal and regulatory obligations could adversely affect us in a variety of ways that include, without limitation, significant criminal, civil and administrative penalties, including imprisonment of individuals, fines and penalties, denial of export privileges, seizure of shipments and restrictions on certain business activities. Also, the failure to comply with applicable legal and regulatory obligations could result in the disruption of our distribution and sales activities.

Other risks inherent in operating in foreign jurisdictions include:

•	lack of familiarity with and unexpected changes in foreign regulatory requirements;

•	lack of stringent protection of intellectual property and trade secrets;

•	obstacles to obtaining domestic and foreign export, import and other governmental approvals, permits and licenses and compliance with foreign laws;

•	potentially adverse tax consequences and the complexities of foreign value-added tax systems;

•	adverse changes in tariffs and trade restrictions;

•	differing multiple payer reimbursement regimes, government payers or patient self-pay system;

•	longer accounts receivable payment cycles and difficulties in collecting accounts receivable;

•	difficulties in managing and staffing international operations;

•	fluctuations in currency exchange rates;

•	changes in regulations governing the importation of our products;

•	the burdens of complying with a wide variety of foreign laws and legal standards;

•	availability of government subsidies or other incentives that benefit competitors in their local jurisdictions that are not available to us;

•	increased financial reporting burdens and complexities; and

•	political, social and economic instability abroad.

These risks may limit or disrupt our expansion, restrict the movement of funds or result in the deprivation of contractual rights or the taking of property by nationalization or expropriation without fair compensation. Operating in outside the U.S. also requires significant management attention and financial resources.

If any of the BLAs are approved, the Company would be subject to additional regulation which may increase costs and results in adverse sanctions for non-compliance.

If a BLA is approved, the Company would then be required to comply with a range of post-approval requirements for the product. These include compliance with cGMP; compliance with promotional and labeling requirements; submission of annual reports in appropriate circumstances; compliance with the FDA’s “Biological Product Deviation Reporting System” when applicable; “submission of adverse events;” reporting and correcting product problems within established timeframes; recalling or stopping the manufacture of a product if a significant problem is detected; complying with the appropriate laws and regulations relevant to the biologics license; and identifying any changes needed to help ensure product quality. In some instances, FDA can also require that applicants conduct post-market studies or trials of the product. This additional compliance burden may increase costs, and failure to comply with such requirements may subject the Company to sanctions that would have an adverse impact on our business, results of operations and financial condition.

New lines of business or new products and services may subject us to additional risks.

From time to time, we may implement or may acquire new lines of business or offer new products and services within existing lines of business. There are risks and uncertainties associated with these efforts, particularly in instances where the markets are not fully developed or are evolving. In developing and marketing new lines of business and new products and services, we may invest significant time and resources. External factors, such as regulatory compliance obligations, competitive alternatives and shifting market preferences, may also impact the successful implementation of a new line of business or a new product or service. Failure to successfully manage these risks in the development and implementation of new lines of business or new products or services could have a material adverse effect on our business, results of operations and financial condition.

Risks Related to Our Intellectual Property

Our ability to protect our intellectual property and proprietary technology through patents and other means is uncertain and may be inadequate, which could have an adverse effect on our business, results of operations and financial condition.

Our success depends significantly on our ability to protect our proprietary rights to the technologies used in our products. We rely on patent protection, as well as a combination of copyright, trade secret and trademark laws and nondisclosure, confidentiality and other contractual restrictions to protect our proprietary technology, including our licensed technology. These legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep any competitive advantage. In addition, our pending patent applications include claims to material aspects of our products and procedures that are not currently protected by issued patents. The patent application process can be time consuming and expensive. We cannot ensure that any of our pending patent applications will result in issued patents. Competitors may be able to design around our patents or develop products that provide outcomes that are comparable or even superior to ours. Although we have taken steps to protect our intellectual property and proprietary technology, including entering into confidentiality agreements and intellectual property assignment agreements with some of our officers, employees, consultants and advisors, such agreements may not be enforceable or may not provide meaningful protection for our trade secrets or other proprietary information in the event of unauthorized use or disclosure or other breaches of the agreements.

The failure to obtain and maintain patents or protect our intellectual property rights could have a material and adverse effect on our business, results of operations and financial condition. Whether a patent is valid is a complex matter of science and law, and therefore we cannot be certain that, if challenged, our patents would be upheld. If any of those patents is invalidated, our competitive advantage may be reduced or eliminated.

In the event a competitor infringes upon our licensed or pending patent or other intellectual property rights, enforcing those rights may be costly, uncertain, difficult and time consuming. Even if successful, litigation to enforce or defend our intellectual property rights could be expensive and time consuming and could divert our management’s attention. Further, bringing litigation to enforce our patents subjects us to the potential for counterclaims. Other companies or entities also have commenced, and may again commence, actions seeking to establish the invalidity of our patents. In the event that any of our patents is challenged, a court or the USPTO may invalidate the patent or determine that the patent is not enforceable, which could harm our competitive position. If the USPTO ultimately cancels or narrows the claim in any of our patents through these proceedings, it could prevent or hinder us from being able to enforce the patent against competitors. Such adverse decisions could negatively impact our business, results of operations and financial condition.

In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the United States. Many companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. This could make it difficult for us to stop infringement of our foreign patents, if obtained, or the misappropriation of our other intellectual property rights. For example, some foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties. In addition, some countries limit the enforceability of patents against third parties, including government agencies or government contractors. In these countries, patents may provide limited or no benefit. Patent protection must ultimately be sought on a country-by-country basis, which is an expensive and time-consuming process with uncertain outcomes. Accordingly, we may choose not to seek patent protection in certain countries, and we will not have the benefit of patent protection in such countries. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business. Accordingly, our efforts to protect our intellectual property rights in such countries may be inadequate.

The prosecution and enforcement of patents licensed to us by third parties are not within our control and, without these technologies, our products may not be successful and our business would be harmed if the patents were infringed or misappropriated.

We have obtained licenses from third parties for patents and patent application rights related to our CollaFix technologies, allowing us to use intellectual property rights owned by or licensed to these third parties. We do not control the maintenance, prosecution, enforcement or strategy for many of these patents or patent application rights and as such depend in part on the owners of the intellectual property rights to maintain their viability. Their failure to do so could significantly impair our ability to exploit those technologies.

We may become subject to claims of infringement of the intellectual property rights of others, which could prohibit us from developing our products, require us to obtain licenses from third parties or to develop non-infringing alternatives and subject us to substantial monetary damages.

Third parties could assert that our products infringe their patents or other intellectual property rights. Whether a product infringes a patent or other intellectual property involves complex legal and factual issues, the determination of which is often uncertain. Therefore, we cannot be certain that we have not infringed the intellectual property rights of others. Because patent applications may take years to issue, there also may be applications now pending of which we are unaware that may later result in issued patents that our products or processes infringe. There also may be existing patents or pending patent applications of which we are unaware that our products or processes may inadvertently infringe.

Any infringement claim could cause us to incur significant costs, place significant strain on our financial resources, divert management’s attention from our business and harm our reputation. If the relevant patents in such claim were upheld as valid and enforceable and we were found to infringe, we could be prohibited from selling any product that is found to infringe unless we could obtain licenses to use the technology covered by the patent or other intellectual property or are able to design around the patent or other intellectual property. We may be unable to obtain such a license on terms acceptable to us, if at all, and we may not be able to redesign our products to avoid infringement. A court could also order us to pay compensatory damages for such infringement, plus prejudgment interest and could, in addition, treble the compensatory damages and award attorney fees. These damages could be substantial and could harm our reputation, business, financial condition and operating results. A court also could enter orders that temporarily, preliminarily or permanently enjoin us and our customers from making, using or selling products, and could enter an order mandating that we undertake certain remedial activities. Depending on the nature of the relief ordered by the court, we could become liable for additional damages to third parties.

We may be subject to damages resulting from claims that we, our employees or our independent contractors have wrongfully used or disclosed alleged trade secrets, proprietary or confidential information of our competitors or are in breach of non-competition or non-solicitation agreements with our competitors.

Some of our employees were previously employed at other medical device, pharmaceutical or tissue companies. We may also hire additional employees who are currently employed at other medical device, pharmaceutical or tissue companies, including our competitors. Additionally, consultants or other independent agents with which we may contract may be or have been in a contractual arrangement with one or more of our competitors. Although no claims are currently pending, we may be subject to claims that we, our employees or our independent contractors have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of these former employers or competitors. In addition, we have been and may in the future be subject to claims that we caused an employee to breach the terms of his or her non-competition or non-solicitation agreement. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management. If we fail to defend such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Any future litigation or the threat thereof may adversely affect our ability to hire additional direct sales representatives. A loss of key personnel or their work product could hamper or prevent our ability to market existing or new products, which could severely harm our business.

Risks Related to Regulatory Approval of Our Products and Other Government Regulations

To the extent our products do not qualify for regulation as human cells, tissues and cellular and tissue-based products solely under Section 361 of the Public Health Service Act, this could result in removal of the applicable products from the market, would make the introduction of new tissue products more expensive and would significantly delay the expansion of our tissue product offerings and subject us to additional post-market regulatory requirements.

The products we manufacture and process are derived from human tissue. Amniotic and other birth tissue is considered an HCT/P and is therefore eligible for regulation solely as a Section 361 HCT/P depending on whether the specific product at issue and the claims made for it are consistent with the applicable criteria. HCT/Ps that do not meet these criteria are subject to more extensive regulation as drugs, medical devices, biological products, or combination products. These HCT/Ps must comply both with the requirements exclusively applicable to HCT/Ps and with requirements applicable to biologics, devices or drugs, including pre-market clearance or approval from the FDA. A product that does not qualify as a Section 361 HCT/P requires FDA pre-market clearance or approval and involves significant time and investment by the Company.

In November 2017, the FDA released a guidance document entitled “Regulatory Considerations for Human Cells, Tissues, and Cellular and Tissue-Based Products: Minimal Manipulation and Homologous Use-Guidance for Industry and Food and Drug Administration Staff.” The document confirmed the FDA’s stance that all micronized amniotic products require a biologics license to be lawfully marketed in the United States. Second, it specifically confirmed that sheet forms of amniotic tissue are appropriately regulated as solely Section 361 HCT/Ps when intended for use as a barrier or covering. The final guidance also stated that the FDA intends to exercise enforcement discretion under limited conditions with respect to the IND application and pre-market approval requirements for certain HCT/Ps for a period of 36 months from the date of the guidance. The FDA’s approach is risk-based, and the guidance clarified that high risk products and uses could be subject to immediate enforcement action. The FDA clarified, however, that the policy of enforcement discretion did not extend to any HCT/P that does not raise reported safety concerns or potential significant safety concerns. Our understanding is that this enforcement discretion applies to AmnioFix Injectable and other micronized products that may transition from Section 361 products to Section 351 products. The Company has continued to market its micronized products under this policy of enforcement discretion. At the same time, we are pursuing the BLA pre-market approval (“PMA”) process for certain of our micronized products, as more fully discussed under “Business—Government Regulation” beginning on page 38 of this Proxy Statement.

There can be no assurance that the FDA will not, at some future point, modify the scope of its enforcement discretion or change its position on which current or future products qualify as Section 361 HCT/Ps, or determine that some or all of our micronized products may not be lawfully marketed under FDA’s policy of enforcement discretion. Any regulatory changes could have adverse consequences for us and make it more difficult or expensive for us to conduct our business by requiring pre-market clearance or approval and compliance with additional post-market regulatory requirements with respect to those products. It is also possible that the FDA could decide it will not allow the Company to market any form of a micronized product during the rest of the 36-month enforcement discretion period without a biologics license, and it could even require the Company to recall its micronized products. Further, under the November 2017 guidance, the FDA expressed its expectation that following the expiration of its 36-month enforcement discretion (and any extension), our sales of micronized amniotic tissue will be limited to those products and indications for which we have initiated or received a BLA. On April 11, 2019, we announced that we will need more time to file and commercialize our BLAs with the FDA, and that clinical trial protocol enhancements, further resources and additional capabilities and expertise will be required for commercial launch. While we do not track all uses of our micronized products by physicians, we believe that our micronized product is being used by physicians for more indications than those for which we presently intend to pursue BLAs. If the FDA does allow the Company to continue to market a micronized form of its sheet allografts without a biologics license, the FDA may impose conditions, such as labeling restrictions and the requirement that the product be manufactured in compliance with cGMP. Although the Company is preparing for these requirements in connection with its pursuit of a BLA for certain of its micronized products, earlier compliance with these conditions would require significant additional time and cost investments by the Company.

Moreover, increased regulatory scrutiny within the industry in which we operate could lead to increased regulation of HCT/Ps, including Section 361 HCT/Ps, which could ultimately increase our costs and adversely impact our business, results of operations and financial condition.

Obtaining and maintaining the necessary regulatory approvals for certain of our products will be expensive and time consuming and may impede our ability to fully exploit our technologies.

The process of obtaining regulatory clearances or approvals to market a biologic or medical device from the FDA or similar regulatory authorities outside of the United States is costly and time consuming, and such clearances or approvals may not be granted on a timely basis, or at all. We are pursuing approval of a BLA for certain of our micronized products, but have not yet submitted a BLA for review. Additionally, the FDA may take the position that some of the other products that we currently market require a BLA as well. Some of the future products and enhancements to our current products that we expect to develop and market may require marketing clearance or approval from the FDA. However, clearance or approval may not be granted with respect to any of our products or enhancements and FDA review will involve delays that may adversely affect our ability to market such products or enhancements.

The process of obtaining an approved BLA requires the expenditure of substantial time, effort and financial resources and may take years to complete. The fee for filing a BLA and the annual user fees payable with respect to any establishment that manufactures biologics and with respect to each approved product are substantial. Additionally, there are significant costs associated with clinical trials that cannot be estimated until the IND is approved. Moreover, data obtained from clinical activities are not always conclusive and may be susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. The FDA may not grant approval on a timely basis, or at all. Additionally, the FDA may limit the indications for use or place other conditions on any approvals that could restrict the commercial application of the products. After approval, some types of changes to the approved product, such as adding new indications, manufacturing changes and additional labeling claims, are subject to further testing requirements and FDA review and approval.

Like the process of obtaining an approved BLA, the process of obtaining a PMA requires the expenditure of substantial time, effort and financial resources and may take years to complete. The FDA may not grant approval on a timely basis, or at all. Additionally, the FDA may limit the indications for use or place other conditions on any approvals that could restrict the commercial application of the products. After approval, some types of changes to the approved product, such as adding new indications, manufacturing changes and additional labeling claims, are subject to further testing requirements and FDA review and approval.

Further, on April 11, 2019, we announced that we will need more time to file and commercialize our BLAs with the FDA, and that clinical trial protocol enhancements, further resources and additional capabilities and expertise will be required for commercial launch. The trials were developed and overseen by managers who are no longer with the Company, and we have concluded the trials must be improved if they are to support BLA approvals. We expect that we will have to increase enrollment in our current clinical trials, or initiate new ones, which will add expense and time to the overall BLA approval process.

Our business is subject to continuing regulatory compliance by the FDA and other authorities, which is costly, and our failure to comply could result in adverse effects on our business, results of operations and financial condition.

As discussed above, the FDA has specific regulations governing our tissue-based products, or HCT/Ps. The FDA has broad post-market and regulatory and enforcement powers, even for Section 361 HCT/Ps. The FDA’s regulation of HCT/Ps includes requirements for registration and listing of products, donor screening and testing, processing and distribution, labeling, record keeping and adverse-reaction reporting and inspection and enforcement.

HCT/Ps that are regulated as biologics and medical devices are subject to even more stringent regulation by the FDA. Even if pre-market clearance or approval is obtained, the approval or clearance may place substantial restrictions on the indications for which the product may be marketed or to whom it may be marketed, may require warnings to accompany the product or impose additional restrictions on the sale or use of the product. In addition, regulatory approval is subject to continuing compliance with regulatory standards, including the FDA’s quality system regulations.

If we fail to comply with the FDA regulations regarding our tissue products, the FDA could take enforcement action, including, without limitation, any of the following sanctions and the manufacture of our products or processing of our tissue could be delayed or terminated:

•	untitled letters, warning letters, fines, injunctions and civil penalties;

•	recall or seizure of our products;

•	operating restrictions, partial suspension or total shutdown of production;

•	refusing our requests for clearance or approval of new products;

•	withdrawing or suspending current applications for approval or approvals already granted;

•	refusal to grant export approval for our products; and

•	criminal prosecution.

The FDA’s regulation of HCT/Ps may continue to evolve. Complying with any such new regulatory requirements may entail significant time delays and expense, which could have a material adverse effect on our business, results of operations and financial condition.

The AATB has issued operating standards for tissue banking. Compliance with these standards is a requirement in order to become an accredited tissue bank. In addition, some states have their own tissue banking regulations.

In addition, procurement of certain human organs and tissue for transplantation is subject to the restrictions of the NOTA, which prohibits the transfer of certain human organs, including skin and related tissue for valuable consideration, but permits the reasonable payment associated with the removal, transportation, implantation, processing, preservation, quality control and storage of human tissue and skin. We reimburse tissue banks, hospitals and physicians for their services associated with the recovery, storage and transportation of donated human tissue. Although we have independent third-party appraisals that confirm the reasonableness of the service fees we pay, if we were to be found to have violated NOTA’s prohibition on the sale or transfer of human tissue for valuable consideration, we potentially would be subject to criminal enforcement sanctions, which could materially and adversely affect our results of operations.

Finally, as discussed above, we and other manufacturers of skin substitutes are required to provide ASP information to CMS on a quarterly basis. The Medicare payment rates are updated quarterly based on this ASP information. If a manufacturer is found to have made a misrepresentation in the reporting of ASP, such manufacturer is subject to civil monetary penalties of up to $10,000 for each misrepresentation for each day in which the misrepresentation was applied.

We may be subject to fines, penalties, injunctions and other sanctions if we are deemed to be promoting the use of our products for unapproved, or off-label, uses.

Our business and future growth depend on the continued use of our products for specific approved uses. As a general rule, subject to some exceptions, we can only market our 361 HCT/Ps for appropriate homologous uses and we can only promote pre-approved biological products or devices for the FDA-approved indications. Generally, unless the products are approved or cleared by the FDA for alternative uses, the FDA contends that we may not make claims about the safety or effectiveness of our products, or promote them, for such uses. Such limitations present a risk that the FDA or other federal or state law enforcement authorities could determine that the nature and scope of our sales, marketing and/or support activities, though designed to comply with all FDA requirements, constitute the promotion of our products for an unapproved use in violation of the Federal Food, Drug, and Cosmetic Act. We also face the risk that the FDA or other governmental authorities might pursue enforcement based on past activities that we have discontinued or changed, including sales activities, arrangements with institutions and doctors, educational and training programs and other activities. Investigations concerning the promotion of unapproved uses and related issues are typically expensive, disruptive and burdensome and generate negative publicity. If our promotional activities are found to be in violation of the law, we may face significant fines and penalties and may be required to substantially change our sales, promotion, grant and educational activities. There is also a possibility that we could be enjoined from selling some or all of our products for any unapproved use. In addition, as a result of an enforcement action against us or any of our executive officers, we could be excluded from participation in government healthcare programs such as Medicare and Medicaid.

We and our sales representatives, whether employees or independent agents, must comply with various federal and state anti-kickback, self-referral, false claims and similar laws, any breach of which could cause a material adverse effect on our business, results of operations and financial condition.

Our relationships with physicians, hospitals and other healthcare individuals or entities are subject to scrutiny under various federal and state healthcare fraud and abuse laws. Healthcare fraud and abuse laws are complex, and, in some instances, even minor, inadvertent violations can give rise to claims that the relevant law has been violated. Possible sanctions for violation of the healthcare fraud and abuse laws include monetary fines, civil and criminal penalties, exclusion from participating in the federal and state healthcare programs, including, without limitation, Medicare, Medicaid, VA health programs, and TRICARE (the healthcare program administered by or on behalf of the U.S. Department of Defense for uniformed service members, including both those in active duty and retirees, as well as their dependents), and forfeiture of amounts collected in violation of such prohibitions. Certain states have similar fraud and abuse laws, imposing substantial penalties for violations. A finding of a violation of one or more of these laws, or even a government investigation or inquiry into the same, would likely result in a material adverse effect on the market price of Company common stock, as well as our business, results of operations and financial condition.

The federal Anti-Kickback Statute is a criminal law that prohibits, among other things, any person from knowingly and willfully offering, paying, soliciting or receiving remuneration, directly or indirectly, in cash or in kind, to induce or reward referrals, purchases or orders or arranging for or recommending the purchase, order or referral of any item or service for which payment may be made in whole or in part by a federal healthcare program, such as the Medicare and Medicaid programs. The term “remuneration” has been broadly interpreted to include anything of value. The Patient Protection and Affordable Care Act (the “PPACA”) amended the intent requirement of the federal Anti-Kickback Statute, so that a person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it. A conviction for violation of the Anti-Kickback Statute results in criminal fines and requires mandatory exclusion from participation in federal health care programs. Although there are a number of statutory exceptions and regulatory safe harbors to the federal Anti-Kickback Statute that protect certain common, industry practices from prosecution, the exceptions and safe harbors are drawn narrowly, and arrangements may be subject to scrutiny or penalty if they do not fully satisfy all elements of an available exception or safe harbor. We have entered into consulting agreements, speaker agreements, research agreements and product development agreements with physicians, including some who may order our products or make decisions to use them. In addition, some of these physicians own our stock, which they purchased in arm’s-length transactions on terms identical to those offered to non-physicians, or received stock awards from us as consideration for services performed by them. While these transactions were designed with the intention of complying with all applicable laws, including the federal Anti-Kickback Statute and analogous state laws, it is possible that our arrangements with physicians and other providers may be questioned by regulatory or enforcement authorities under such laws, which could lead us to redesign the arrangements and/or subject us to significant civil or criminal penalties. While not signatories, we have incorporated the AdvaMed Code principles into our relationships with healthcare professionals under our consulting agreements, and our policies regarding payment of travel and lodging expenses, research and educational grant procedures and sponsorship of third-party conferences. In addition, we have conducted training sessions on these principles. However, regulatory or enforcement authorities may not view these arrangements as compliant with applicable laws. There is also risk that one or more of our employees or agents will disregard the rules we have established. Because our strategy relies on the involvement of physicians who consult with us on the design of our products, perform clinical research on our behalf or educate the market about the efficacy and uses of our products, we could be materially impacted if regulatory or enforcement agencies or courts interpret our financial relationships with physicians who refer or order our products to be in violation of applicable laws and determine that we would be unable to achieve compliance with such applicable laws. This could harm our reputation and the reputations of the physicians we engage to provide services on our behalf. In addition, the cost of noncompliance with these laws could be substantial since we could be subject to monetary fines and civil or criminal penalties, and we could also be excluded from federally-funded healthcare programs, including Medicare and Medicaid, for non-compliance.

The FCA imposes significant civil liability on any person or entity that knowingly submits, or causes the submission of, a false or fraudulent claim to the U.S. government. Damages under the FCA can be significant and consist of the imposition of fines and penalties. The FCA also allows a private individual or entity to sue on behalf of the government to recover civil penalties and treble damages as a whistleblower. FCA liability is potentially significant in the healthcare industry because the statute provides for treble damages and mandatory penalties of $11,181 to $22,363 per false claim or statement for penalties assessed after January 29, 2018, with respect to violations occurring after November 2, 2015. As a result of a modification made by the Fraud Enforcement and Recovery Act of 2009, a claim includes “any request or demand” for money or property presented to the U.S. government.

Therefore, manufacturers can be held liable under the FCA even when they do not submit claims directly to government payers if they are deemed to “cause” the submission of false or fraudulent claims. The DOJ on behalf of the government has previously alleged that the marketing and promotional practices of pharmaceutical and medical device manufacturers, including the off-label promotion of products or the payment of prohibited kickbacks to doctors, violated the FCA, resulting in the submission of improper claims to federal and state healthcare programs such as Medicare and Medicaid. In certain cases, manufacturers have entered into criminal and civil settlements with the federal government under which they entered into plea agreements, paid substantial monetary amounts and/or entered into onerous corporate integrity agreements that require, among other things, substantial reporting and remedial actions going forward.

Under the HIPAA criminal federal healthcare fraud statute, it is a crime to knowingly and willfully execute, or attempt to execute, a scheme or artifice to defraud any health care benefit program or to obtain, by means of false or fraudulent pretenses, representations or promises, any of the money or property owned by, or under the custody or control of, any health care benefit program, in connection with the delivery of or payment for health care benefits, items or services.

There are federal and state laws requiring detailed reporting of manufacturer interactions with and payments to healthcare providers, such as the Sunshine Act. The Sunshine Act requires, among others, “applicable manufacturers” of drugs, devices, biologics and medical supplies reimbursed under Medicare, Medicaid or the Children’s Health Insurance Program to annually report to the HHS, Centers for Medicare and Medicaid Services, information related to payments and other transfers of value provided to “covered recipients.” The term covered recipients includes U.S.-licensed physicians and teaching hospitals, and, for reports submitted on or after January 1, 2022, physician assistants, nurse practitioners, clinical nurse specialists, certified nurse anesthetists, and certified nurse-midwives. While manufacturers of human cell and tissue products regulated solely under Section 361 are not subject to the Sunshine Act, in the future, if we receive a BLA, we will be subject to this law. There is also risk that CMS or another government agency may take the position that our products are not human cell and tissue products regulated solely under Section 361, and thereby assert that we are currently subject to the Sunshine Act, which could subject us to fines and the administrative burden of having to comply with the law.

There are state law equivalents of each of the above federal laws, such as the Anti-Kickback Statute and FCA which may apply to items or services reimbursed by any third-party payer, including commercial insurers (i.e., so called “all-payor anti-kickback laws”).

The enforcement of all of these laws is uncertain and subject to rapid change. Federal or state regulatory or enforcement authorities may investigate or challenge our current or future activities under these laws. Any investigation or challenge could have a material adverse effect on our business, financial condition and results of operations. Any state or federal regulatory or enforcement review of us, regardless of the outcome, would be costly and time consuming. Additionally, we cannot predict the impact of any changes in these laws, whether these changes are retroactive or will have effect on a going-forward basis only.

We may be subject to fines, penalties, injunctions and even criminal sanctions if we are deemed to have made a misstatement of compliance to a federal agency.

Products that are subject to pre-approval as biologicals must also be manufactured in accord with current Good Manufacturing Practice (cGMP). In August 2013, the FDA sent the Company an Untitled Letter asserting its micronized amniotic allografts were unapproved biologics and thus subject to the cGMP requirements in addition to the Good Tissue Practice (GTP) requirements the Company followed in regard to these products. The Company disputed the FDA’s position and filed various appeals, but agreed during the appeals process to pursue BLAs for certain products and to transition to cGMP where appropriate. The Company did manufacture product for its Investigational New Drug (IND) trials in compliance with cGMP, but the transition to cGMP compliance for all commercially available products was a larger task. In February 2016, FDA inspected the Company’s Marietta facility against cGMP requirements for the commercially available product. The transition to cGMP compliance was underway, but the work was in its initial stages. At the close of the inspection, the FDA issued a Form 483 that included 13 Observations. In response, the Company developed an Action Plan. The Plan, which was shared with FDA, called for a systematic approach to the work and provided a vehicle to update FDA on progress. Over the course of the next year, the site did substantial work to transition to cGMP for the commercially available product and filed several updates with the FDA.

In February 2017, the Company sent a close-out letter to the FDA that indicated the work under the Action Plan had been completed. That letter may have overstated our state of compliance in regard to the commercially available product. The goal of the letter was to communicate the substantial progress to FDA and to indicate that the work under the Action Plan had been completed. While the site was in compliance with cGMP for the product in its IND trials, it was not in full compliance with cGMP at the time for the commercially available product, nor is it today, though substantial progress has been made. The site continues to transition to full cGMP compliance, and we expect to complete the work by November 2020, when the FDA’s industry-wide exercise of enforcement discretion for products like our micronized amnion expires. The Company is currently evaluating the accuracy of the claims made in the February 2017 letter to the FDA, but any exaggeration or misstatement of compliance to a federal agency creates regulatory risk. If the government were to take issue with the letter, it could take any number of actions adverse to the Company. These include issuing a Warning Letter, terminating the current exercise of enforcement discretion with respect to the sale of micronized products and initiating a civil judicial action against the Company, such as an in rem forfeiture proceeding against product, or pursuing a civil injunction against continued sales of micronized products, or opening a criminal investigation and pursuing a criminal action against the Company, individuals or both. Each of these potential actions would be disruptive to the Company’s operations, consume considerable resources and potentially prohibit sales of certain products.

Our results of operations may be adversely affected by current and potential future healthcare reforms.

In response to perceived increases in healthcare costs in recent years, there have been and continue to be proposals by the U.S. federal government, state governments, regulators and third-party payers to control these costs and, more generally, to reform the U.S. healthcare system. In the U.S., the PPACA was enacted in 2010 with a goal of reducing the cost of healthcare and substantially changing the way healthcare is financed by both government and private insurers.

In addition, other legislative changes have been proposed and adopted in the U.S. since the PPACA was enacted. The Budget Control Act of 2011 created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This included aggregate reductions of Medicare payments to providers of 2% per fiscal year, which went into effect on April 1, 2013. In January 2013, the American Taxpayer Relief Act was signed into law, which, among other things, further reduced Medicare payments to several providers, including hospitals.

The current U.S. Administration and members of the U.S. Congress have stated that they will seek to modify, repeal or otherwise invalidate all, or certain provisions of, the PPACA. In 2017, the U.S. President signed an executive order which stated that it is the policy of his Administration to seek the prompt repeal of the PPACA and directed executive departments and federal agencies to waive, defer, grant exemptions from or delay the implementation of the provisions of the PPACA to the maximum extent permitted by law. Additionally, the House and Senate attempted, but failed, to pass legislation to repeal all or portions of the PPACA, and these efforts may be resumed. In December 2017, the U.S. President signed the Tax Cuts and Jobs Act, which, among numerous other actions, repealed the individual mandate of the PPACA, effective January 1, 2019. In December 2018, a federal district court in Texas ruled the individual mandate was unconstitutional and could not be severed from the PPACA. As a result, the court ruled the remaining provisions of the PPACA were also invalid, though the court declined to issue a preliminary injunction with respect to the PPACA. The court’s ruling has been appealed to the U.S. Court of Appeals for the Fifth Circuit. On March 25, 2019, the DOJ reversed its prior position and stated in a legal filing with the Fifth Circuit that the district court’s ruling that the PPACA was invalid should be upheld. However, it remains unclear whether the court’s ruling will be upheld by appellate courts. In addition, further legislative changes to and regulatory changes under PPACA remain possible.

There is uncertainty with respect to the impact the U.S. Administration, the executive order and the attempted legislation may have, if any, and any changes will likely take time to unfold and could have an impact on coverage and reimbursement for healthcare items and services, including our products. We believe that substantial uncertainty remains regarding the net effect of the PPACA, or its repeal and potential replacement, on our business, including uncertainty over how benefit plans purchased on exchanges will cover our products, how the expansion or contraction of the Medicaid program will affect access to our products, the effect of risk-sharing payment models such as Accountable Care Organizations and other value-based purchasing programs on coverage for our product, and the effect of the general increase or decrease in federal oversight of healthcare payers. The taxes imposed and the expansion in government’s role in the U.S. healthcare industry under the

PPACA, if unchanged, may result in decreased revenues, lower reimbursements by payers for our products and reduced medical procedure volumes, all of which could have a material adverse effect on our business, results of operations and financial condition.

We may fail to obtain or maintain foreign regulatory approvals to market our products in other countries.

We currently market our products internationally and intend to expand our international marketing. International jurisdictions require separate regulatory approvals and compliance with numerous and varying regulatory requirements. The approval procedures vary among countries and may involve requirements for additional testing. Certain of our products require clearance or approval by the FDA. However, such clearance or approval does not ensure approval or certification by regulatory authorities in other countries or jurisdictions, and approval or certification by one foreign regulatory authority does not ensure approval or certification by regulatory authorities in other foreign countries or by the FDA. The foreign regulatory approval or certification process may include all of the risks associated with obtaining FDA clearance or approval. We may not obtain foreign regulatory approvals on a timely basis, if at all. We may not be able to file for regulatory approvals or certifications and may not receive necessary approvals to commercialize our products in any foreign jurisdiction. If we fail to receive necessary approvals or certifications to commercialize our products in foreign jurisdictions on a timely basis, or at all, our business, results of operations and financial condition could be adversely affected.

Federal and state laws that protect the privacy and security of personal information may increase our costs and limit our ability to collect and use that information and subject us to liability if we are unable to fully comply with such laws.

Numerous federal and state laws, rules and regulations govern the collection, dissemination, use, security and confidentiality of personal information, including individually identifiable health information. These laws include:

•

provisions of HIPAA that limit how covered entities and business associates may use and disclose PHI, provide certain rights to individuals with respect to that information and impose certain security requirements;

•

HITECH, which strengthened and expanded the HIPAA Privacy Rule and Security Rules, imposed data breach notification obligations, created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates and gave state attorneys general new authority to file civil actions for damages or injunctions in U.S. federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions;

•	other federal and state laws restricting the use and protecting the privacy and security of personal information, including health information, many of which are not preempted by HIPAA;

•	federal and state consumer protection laws; and

•	federal and state laws regulating the conduct of research with human subjects.

As part of our business operations, including our medical record keeping, third-party billing and reimbursement and research and development activities, we collect and maintain protected health information in paper and electronic format. Standards related to health information, whether implemented pursuant to HIPAA, HITECH, state laws, federal or state action or otherwise, could have a significant effect on the manner in which we handle personal information, including healthcare-related data, and communicate with payers, providers, patients, donors and others, and compliance with these standards could impose significant costs on us or limit our ability to offer services, thereby negatively impacting the business opportunities available to us.

If we are alleged not to comply with existing or new laws, rules and regulations related to personal information, we could be subject to litigation and to sanctions that include monetary fines, civil or administrative penalties, civil damage awards or criminal penalties.

Risks Related to the Securities Markets and Ownership of Company Common Stock

Company common stock has been delisted on Nasdaq, which may negatively impact the trading price of Company common stock and the levels of liquidity available to our shareholders.

The trading of the Company common stock was suspended on Nasdaq in November 2018 and is currently quoted on the “over the counter” market operated by the OTC Markets Group Inc. under the symbol “MDXG,” which may negatively impact the trading price of Company common stock and the liquidity available to our shareholders.

Company common stock is subject to SEC rules and regulations relating to the market for penny stocks. A penny stock is any equity security not traded on a national securities exchange that has a market price of less than $5.00 per share. The regulations applicable to penny stocks may severely affect the market liquidity for Company common stock and could limit the ability of shareholders to sell securities in the secondary market. Accordingly, investors in Company common stock may find it more difficult to dispose of or obtain accurate quotations as to the market value of Company common stock, and there can be no assurance that Company common stock will continue to be eligible for trading or quotation on the over the counter market or any other alternative exchanges or markets.

Further, the delisting of Company common stock from Nasdaq may adversely affect our ability to raise additional financing through public or private sales of equity securities, may significantly affect the ability of investors to trade our securities and may negatively affect the value and liquidity of Company common stock. Such delisting may also have other negative results, including the potential loss of confidence by employees, the loss of institutional investor interest and fewer business development opportunities. Furthermore, because of the limited market and low volume of trading in the Company common stock that could occur, the share price of Company common stock could more likely be affected by broad market fluctuations, general market conditions, fluctuations in our operating results, changes in the market’s perception of our business and announcements made by us, our competitors, parties with whom we have business relationships or third parties.

Our shareholder rights plan, certain provisions of Florida law and anti-takeover provisions in our organizational documents may discourage or prevent a change of control, even if an acquisition would be beneficial to shareholders, which could affect our share price adversely and prevent attempts by shareholders to remove current management.

On November 6, 2018, the Board adopted a shareholder rights plan and declared a dividend of one preferred stock purchase right for each outstanding share of Company common stock. Each right entitles the holder, subject to the terms of the rights agreement, to purchase from the Company one one-thousandth of a share of the Company’s Series A Junior Participating Preferred Stock (“Preferred Stock”) at a price of $31.10, subject to certain adjustments. Among other rights, each share of Preferred Stock will entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the shareholders of the Company. In the event of any merger, consolidation or other transaction in which shares of Company common stock are converted or exchanged, each share of Preferred Stock will be entitled to receive 1,000 times the amount received per share of Company common stock.

As previously disclosed by the Company, given the Company’s market capitalization, the delisting of Company common stock from Nasdaq and the anticipated substantial and volatile trading activity as a result, the Board determined that the Company and its shareholders were particularly vulnerable to a creeping acquisition of actual or de facto control through open market accumulation or other tactics, whereby an investor could acquire a substantial percentage of outstanding shares of Company common stock prior to making any public disclosure regarding its control intent and without paying a control premium. The rights plan is intended to protect the interests of the Company and its shareholders from this threat and to enable all Company shareholders to realize the full potential value of their investment in the Company. However, as a result of adopting the rights plan, potential acquirers may be discouraged to acquire us, even if such a transaction would be beneficial to our shareholders.

The Florida Business Corporation Act includes several provisions applicable to the Company that may discourage potential acquirers. Such provisions include the following:

•	A board of directors may take other constituencies into account in discharging its duties;

•

Certain transactions with a shareholder of 10% or more ownership must be approved by the affirmative vote of two-thirds of the other shareholders unless approved by a majority of the disinterested directors or certain fair price requirements are met; and

•	Voting rights acquired by a shareholder at ownership levels of 20%, 33 1/3% and 50% are denied unless authorized by the approval of a majority of the other shareholders (excluding interested shares).

Additionally, our organizational documents contain provisions:

•	Authorizing the issuance of blank check preferred stock;

•	Restricting persons who may call shareholder meetings;

•	Providing for a classified Board;

•	Permitting shareholders to remove directors only “for cause” and only by super-majority vote; and

•	Providing the Board with the exclusive right to fill vacancies and to fix the number of directors.

The shareholder rights plan and these provisions of Florida law and our articles of incorporation and bylaws could negatively affect our share price, prevent attempts by shareholders to remove current management, prohibit or delay mergers or other takeovers or changes of control of the Company and discourage attempts by other companies to acquire us, even if such a transaction would be beneficial to our shareholders.

LEGAL PROCEEDINGS

Shareholder Derivative Suits

On December 6, 2018, a court in the Northern District of Georgia entered an order consolidating three shareholder derivative actions (Evans v. Petit, et al.; Georgalas v. Petit, et al. and Roloson v. Petit, et al.) that had been filed in the Northern District of Georgia. On January 22, 2019, plaintiffs filed a Verified Consolidated Shareholder Derivative Complaint. The consolidated action sets forth claims of breach of fiduciary duty, corporate waste and unjust enrichment against certain current and former directors and officers of the Company: Parker H. Petit, William C. Taylor, Michael J. Senken, John E. Cranston, Alexandra O. Haden, Joseph G. Bleser, J. Terry Dewberry, Charles R. Evans, Larry W. Papasan, Luis A. Aguilar, Bruce L. Hack, Charles E. Koob, Neil S. Yeston and Christopher M. Cashman. The allegations generally involve claims that the defendants breached their fiduciary duties by causing or allowing the Company to misrepresent its financials as a result of improper revenue recognition. The Company filed a motion to stay on February 18, 2019, pending the completion of the investigation by the Company’s Special Litigation Committee. The judge granted the motion and stayed the case until July 1, 2019.

On October 29, 2018, Hialeah filed a shareholder derivative complaint in the Florida Court. The complaint alleges claims for breaches of fiduciary duty and unjust enrichment against certain current and former directors and officers of the Company: Parker H. Petit, William C. Taylor, Michael J. Senken, John E. Cranston, Alexandra O. Haden, Joseph G. Bleser, J. Terry Dewberry, Charles R. Evans, Bruce L. Hack, Charles E. Koob, Larry W. Papasan, and Neil S. Yeston. The allegations generally involve claims that the defendants breached their fiduciary duties by causing or allowing the Company to misrepresent its financials as a result of improper revenue recognition. The Company moved to stay the action on February 7, 2019, to allow the prior-filed derivative actions in the Northern District of Georgia to be resolved first and to allow the Company’s Special Litigation Committee time to complete its investigation. The Company also filed a motion to dismiss on April 8, 2019. No hearing has been scheduled on the Company’s motion to stay or motion to dismiss.

On May 15, 2019, two individuals purporting to be shareholders of the Company filed a shareholder derivative complaint in the Superior Court for Cobb County, Georgia. (Nix and Demaio v. Evans, et al.) The complaint alleges claims for breaches of fiduciary duty, corporate waste and unjust enrichment against certain current and former directors and officers of the Company: Parker H. Petit, William C. Taylor, Michael J. Senken, John E. Cranston, Alexandra Haden, Chris Cashman, Lou Roselli, Mark Diaz, Charles R. Evans, Luis A. Aguilar, Joseph G. Bleser, J. Terry Dewberry, Bruce L. Hack, Charles E. Koob, Larry W. Papasan and Neil S. Yeston. The allegations generally involve claims that the defendants breached their fiduciary duties by causing or allowing the Company to misrepresent its financials as a result of improper revenue recognition. The Company has not yet been served with the complaint.

Securities Class Action

On January 16, 2019, a court in the Northern District of Georgia entered an order consolidating two purported securities class actions (MacPhee v. MiMedx Group, Inc., et al. and Kline v. MiMedx Group, Inc., et al.). The order also appointed Carpenters Pension Fund of Illinois as lead plaintiff. On May 1, 2019, plaintiffs filed a consolidated amended complaint, naming as defendants the Company, Michael J. Senken, Parker H. Petit, William C. Taylor, Christopher M. Cashman and Cherry Bekaert & Holland LLP. The amended complaint alleges violations of Section 10(b) of the Exchange Act, Rule 10b-5 promulgated thereunder and Section 20(a) of the Exchange Act. It asserts a class period of March 7, 2013 through June 29, 2018.

Annual Meeting Matters

On December 12, 2018, Hialeah filed an action against the Company in the Florida Court, seeking to compel the Company to hold a shareholder meeting. Hialeah requested that the court enter an order compelling two annual meetings (for 2018 and 2019) to be held on the same date, when six of the Company’s ten directors would be elected. The Company answered the complaint on January 1, 2019, and Hialeah moved for summary judgment on January 30, 2019. After a hearing held on April 3, 2019, the Florida Court ordered a meeting to take place on June 17, 2019, where a single class of directors would be elected, and memorialized that order in a final declaratory judgment (the “Judgment”) on April 26, 2019. This Proxy Statement is being filed and distributed in connection with the Annual Meeting to take place on such date.

On April 26, 2019, the Company filed a notice of appeal with the Florida Court to appeal the Judgment, and on April 29, 2019, the Company filed a motion to stay the Judgment pending the outcome of the Company’s appeal. Hialeah filed its opposition on May 10, and the Florida Court denied the motion on May 15. The Company appealed the denial of its motion to stay to the Florida Appellate Court on May 16, 2019, and the Florida Appellate Court affirmed the denial of the motion to stay on May 23, 2019.

On April 18, 2019, Hialeah filed an action against the Company in the Florida Court asking the Florida Court to enter a final declaratory judgment for the election of Class III directors at either the June 17, 2019 meeting or within 30 days of the June 17, 2019 meeting. The complaint was served on the Company on May 3, 2019. Hialeah filed a motion for summary judgment and declaratory judgment on May 13, 2019. The Company filed its motion to dismiss the action on May 23, 2019. No hearing date has yet been set on the motion to dismiss or the motion for summary judgment.

Investigations

SEC Investigation

On April 4, 2017, the Company received a subpoena from the SEC requesting information related to, among other things, the Company’s recognition of revenue, practices with certain distributors and customers, its internal accounting controls and certain employment actions. Since then, the SEC has made requests for additional information related to these and other topics. The Company has substantially completed its response to the SEC’s subpoena and continues to provide information in response to the SEC’s requests. The SEC is in the process of conducting interviews with various individuals, including employees and former employees of the Company. The Company is cooperating with the SEC in its investigation.

United States Attorney’s Office for the Southern District of New York (“USAO-SDNY”) Investigation

The USAO-SDNY is conducting an investigation into topics similar to those at issue in the SEC investigation discussed above. The USAO-SDNY has requested that the Company provide it with copies of all information the Company furnished to the SEC and has made additional requests for information. The USAO-SDNY is conducting interviews of various individuals, including employees and former employees of the Company. The Company is cooperating with the USAO-SDNY in its investigation.

Department of Veterans’ Affairs Office of Inspector General (“VA-OIG”) and Civil Division of the Department of Justice (“DOJ-Civil”) Investigation

VA-OIG has issued subpoenas to the Company seeking, among other things, information concerning the Company’s financial relationships with VA providers. DOJ-Civil is conducting a parallel investigation into similar matters. The Company has produced information to VA-OIG and DOJ-Civil. VA-OIG has periodically requested additional documents and information regarding payments to and expenditures from individual VA providers, and the Company has been responding to these requests accordingly. The Company is cooperating with these agencies.

United States Attorney’s Office for the Southern District of Georgia (“USAO-SDGA”) Grand Jury Investigation

The USAO-SDGA is investigating the Company’s financial relationships with a Department of Defense physician named Col. Dr. Eric Martin. On August 20, 2018, a Company employee testified before the grand jury.

The USAO-SDGA has not taken further action since this testimony. However, the matter has not been officially closed.

Qui Tam Actions

On January 19, 2017, Jon Vitale, a former employee of the Company, filed a qui tam False Claims Act complaint in the United States District Court for the District of South Carolina alleging that the Company’s donations to the patient assistance program, Patient Access Network, violated the Anti-Kickback Statute and resulted in submission of false claims to the government. The complaint was unsealed on August 10, 2019. The Company filed a motion to dismiss on October 1, 2018. The Company’s motion to dismiss was denied on May 15, 2019, and therefore the case will proceed to discovery.

On January 20, 2017, Jess Kruchoski and Luke Tornquist, former employees of the Company, filed a qui tam False Claims Act complaint in the United States District Court for the District of Minnesota. An amended complaint was filed on January 27, 2017. The complaint, as amended, alleges that the Company failed to provide truthful, complete and accurate information about the pricing offered to commercial customers in connection with the Company’s FSS contract. On May 7, 2019, the DOJ declined to intervene, and the case was unsealed. The Company has not yet been served with the complaint.

Former Employee Litigation

On December 13, 2016, the Company filed a complaint in the Circuit Court for Palm Beach County, Florida alleging several claims against former employee Jess Kruchoski, primarily based on Mr. Kruchoski’s alleged competitive activities while he was employed by the Company (breach of contract, breach of fiduciary duty and breach of duty of loyalty). Mr. Kruchoski countersued for monetary damages and injunctive relief, alleging whistleblower retaliation in violation of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), unlawful discharge and defamation. The Court dismissed the Dodd-Frank Act whistleblower counterclaim, and in response, Mr. Kruchoski filed an amended complaint on September 11, 2018, adding allegations of post-termination retaliation in violation of Dodd-Frank Act. The court dismissed Mr. Kruchoski’s retaliation counterclaim on January 24, 2019. After this dismissal, only Mr. Kruchoski’s claims of unlawful discharge and defamation remained pending. The Company filed a motion to dismiss with respect to these remaining claims to the extent Mr. Kruchoski is relying on the allegations of post-termination conduct. The court has scheduled a hearing for May 9, 2019 to address this motion to dismiss. Discovery is ongoing.

On December 29, 2016, the Company filed a complaint in the Northern District of Illinois alleging several claims against Michael Fox, a former employee of the Company, primarily based on Mr. Fox’s alleged competitive activities while he was employed by the Company (breach of contract, breach of fiduciary duty and breach of duty of loyalty). Mr. Fox countersued the Company for monetary damages and injunctive relief, alleging improper wage rate adjustment, interference with Mr. Fox’s job after his termination from the Company and retaliation. The Company filed a motion for summary judgment on its claims on October 12, 2018. Mr. Fox did not file a counter-motion for summary judgment and filed his opposition brief on December 3, 2018. The Company filed its reply on December 28, 2018. The motion is pending before the court.

On November 19, 2018, Michael Senken, the Company’s former Chief Financial Officer, filed a complaint in Cobb County, Georgia, in which he claims that the Company has breached its obligations under the Company’s charter and bylaws to advance to him, and indemnify him for, his legal fees and costs that he incurred in connection with certain Company internal investigations and litigation. The Company filed its answer denying Mr. Senken’s claims on April 19, 2019. To date, no deadlines have been established by the court.

On January 21, 2019, Mr. Vitale filed a complaint in the Fifth Judicial Circuit, Richland County, South Carolina, against the Company alleging retaliation, defamation and unjust enrichment and seeking monetary damages. Mr. Vitale claims he was retaliated against after raising concerns related to alleged channel stuffing and insurance fraud. On February 19, 2019, the case was removed to the U.S. District Court for the District of South Carolina. The Company filed a motion to dismiss on April 8, 2019, and Mr. Vitale filed his response to that motion on April 29, 2019. The Company’s deadline to reply is May  13, 2019.

Sparrow Fund Management, LP (“Sparrow”) Defamation Claim

On June 4, 2018, Sparrow filed a complaint against the Company and Mr. Petit, including claims for defamation and civil conspiracy in the United States District Court for the Southern District of New York. The complaint seeks monetary damages and injunctive relief and alleges the defendants commenced a campaign to publicly discredit Sparrow by falsely claiming it was a short seller who engaged in illegal and criminal behavior by spreading false information in an attempt to manipulate the price of Company common stock. On March 31, 2019, a judge granted defendants’ motions to dismiss in full, but allowed Sparrow the ability to file an amended complaint. Sparrow’s motion for leave to amend the complaint is pending.

Intellectual Property Litigation

The Bone Bank Action

On May 16, 2014, the Company filed a patent infringement lawsuit against Transplant Technology, Inc. d/b/a Bone Bank Allografts (“Bone Bank”) and Texas Human Biologics, Ltd. (“Biologics”) in the United States District Court for the Western District of Texas. The Company has asserted that Bone Bank and Biologics infringed certain of the Company’s patents through the manufacturing and sale of their placental-derived tissue graft products, and the Company is seeking permanent injunctive relief and unspecified damages. On July 10, 2014, Bone Bank and Biologics filed an answer to the complaint, denying the allegations in the complaint, and filed counterclaims seeking declaratory judgments of non-infringement and invalidity. The matter settled in 2019 prior to trial, the terms of which are confidential.

The NuTech Action

On March 2, 2015, the Company filed a patent infringement lawsuit against NuTech Medical, Inc. (“NuTech”) and DCI Donor Services, Inc. (“DCI”) n the United States District Court for the Northern District of Alabama. The Company has alleged that NuTech and DCI have infringed and continue to infringe the Company’s patents through the manufacture, use, sale and/or offering of their tissue graft product. The Company has also asserted that NuTech knowingly and willfully made false and misleading representations about its products to customers and prospective customers. The Company is seeking permanent injunctive relief and unspecified damages. The case is currently stayed, pending the restatement of the Company’s financials.

The Osiris Action

On February 20, 2019, Osiris Therapeutics, Inc. (“Osiris”) refiled its trade secret and breach of contract action against the Company (which had been dismissed in a different forum) in the Northern District of Georgia. Osiris has alleged that the Company acquired Stability Biologics, LLC, a former distributor of Osiris, in order to illegally obtain trade secrets. The Company is preparing a response to the complaint.

Other Matters

In addition to the matters described above, the Company is a party to a variety of other legal matters that arise in the normal course of the Company’s business, none of which is deemed to be individually material at this time. Due to the inherent uncertainty of litigation, there can be no assurance that the resolution of any particular claim or proceeding would not have a material adverse effect on the Company’s results of operations, financial position or liquidity.

MANAGEMENT’S DISCUSSION AND ANALYSIS

Overview

MiMedx is the leading supplier of human placental allografts, having supplied over 1.5 million allografts, including direct sales and consignments, for application in the wound care, burn, surgical, orthopedic, spine, sports medicine, ophthalmic and dental sectors of healthcare. Our biomaterial platform technologies include AmnioFix, EpiFix, EpiBurn, EpiCord, AmnioCord and AmnioFill. The majority of our revenues are generated by wound care applications. Business development efforts are focused on enabling earlier patient access and product adoption throughout the care continuum, either through product development or acquisition. The Company is also advancing its therapeutic biologics pipeline targeting specific FDA-approved clinical indications for the treatment of musculoskeletal degeneration.

Restatement and Remediation

As a result of the issues identified in the Audit Committee Investigation and with concurrence from management of the Company, on June 6, 2018, we announced that the Company’s previously issued consolidated financial statements and financial information relating to each of the fiscal years ended December 31, 2012, 2013, 2014, 2015 and 2016 and each of the interim periods within such years, along with the unaudited condensed consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017 should be restated, and therefore, such consolidated financial statements and other financial information, any press releases, investor presentations or other communications related thereto should no longer be relied upon. In connection with the Restatement, additional concerns arose, which resulted in the need to review and analyze the Company’s customary revenue recognition practices and related accounts for more than 20 distributors and 8,000 unique customers for 2012 to 2018. Additionally, as part of the Restatement, certain potential related party transactions are being analyzed to determine the impact on the Company’s financial statements.

Based on this review, we determined that certain arrangements with the Company’s distributors were not appropriately evaluated under the appropriate revenue recognition criteria applicable under GAAP. We have determined that the Company previously recognized revenue with respect to certain distributor relationships before all revenue recognition criteria were met. Specifically, we have determined that a fixed or determinable sales price did not exist, and/or collection was not reasonably assured, with respect to certain transactions where revenue was recognized at the time of shipment. Our review found that there were arrangements, or extra-contractual terms, with certain of our distributors regarding extended payment terms, return or exchange rights, and contingent payment obligations for sales to such distributors with respect to certain transactions. There were also concessions made subsequent to the shipment of inventory to the distributors and the related revenue recognition.

The impact of the Restatement on the Company’s income statement includes, but is not limited to, the following:

•	revenue recognition, as discussed above;

•	the presentation of gross revenue and net revenue and certain expenses related to discounts, returns or allowances, such as GPO fees and agency, consulting and speaker arrangements;

•	the impact of changes in revenue recognition on cost of goods sold and commissions;

•	the timing of certain general and administrative expense recognition;

•	the impact on losses associated with contingency exposures; and

•	the impact of the above on income tax.

The impact of the Restatement on the Company’s balance sheet includes, but is not limited to, the following:

•	changes in the amount of reported cash, due to the timing of certain cash collections;

•	changes to reported accounts receivable and inventory and the related reserves on each, due to the restatement of revenue recognition;

•	accrual balances that are impacted by the expense and contingency determinations discussed above; and

•	the related income tax effects of the above.

We continue to work diligently to complete the Restatement. Due to the depth, breadth and complexity of issues identified through the Audit Committee Investigation, the scope of work in connection with the Restatement was expanded. However, we are nearing the end of this work. We have also made substantial progress in assessing the overall state of the Company and its business culture and we are implementing corrective processes to define, remediate and enhance internal procedures for business health and sustainability. We have effected the implementation of procedures for enhanced and improved business and selling controls. These include:

•	improved processes and controls to monitor sales practices and recognize revenue;

•	a restructured and bolstered pricing committee;

•	tightened policies, procedures and governance of credit and returns;

•	revised criteria for granting credit and periodic credit limit and terms reviews;

•	improved cash collection procedures and efforts;

•	the enhancement of the cash forecast process;

•	the establishment of an independent compliance department reporting to the Board;

•	the assessment and initial implementation of remediation of Sarbanes Oxley-related controls;

•	the hiring of a Vice President of Internal Audit to develop and implement an internal audit function for the Company; and

•	executing on the realignment program announced in December 2018.

At the same time, we are advancing the Restatement in an expedited manner in order to regain compliance with SEC reporting obligations. The Audit Committee Investigation regarding revenue recognition, channel stuffing, accounting irregularities, whistleblower retaliation and tone set by former members of Company’s senior management has been completed.

On May 24, 2019, we engaged BDO as our new independent auditor to audit our financial statements as of and for the years ended December 31, 2018, 2017 and 2016.

Components of and Key Factors Influencing Our Results of Operations

In assessing the performance of our business, we consider a variety of performance and financial measures. We believe the items discussed below provide insight into the factors that affect these key measures.

Revenue

The majority of our revenues are generated by wound care applications. In connection with the Restatement, we are currently analyzing our revenue recognition practices to determine the impact on our financial statements.

Several factors affect our reported revenue in any period, including product, payer and geographic sales mix; operational effectiveness; pricing realization; marketing and promotional efforts; timing of orders and shipments; regulatory actions including healthcare reimbursement scenarios; competition; and business acquisitions that involve our customers or competitors.

Cost of goods sold and gross profit

Cost of goods sold includes product testing costs; quality assurance costs; personnel costs; manufacturing costs; raw materials and product costs; and facility costs associated with our manufacturing and warehouse facilities. Fluctuations in our cost of goods sold correspond with the fluctuations in sales units driven by the changes in our sales force and sales territories, product portfolio offerings and the number of facilities that offer our products.

Gross profit is calculated as net revenue less cost of goods sold. Our gross profit is affected by product and geographic sales mix, realized pricing of our products, the efficiency of our manufacturing operations and the costs of materials used to make our products. Regulatory actions, including healthcare reimbursement scenarios, which may require costly expenditures or result in pricing pressure, may decrease our gross profit and gross profit margin.

Selling, general and administrative expenses

Selling, general and administrative expenses generally include personnel costs, commissions, incentive compensation, customer support, administrative and labor costs, insurance, professional fees, depreciation and bad debt expense. We expect our selling, general and administrative expenses to fluctuate based on revenue fluctuations, geographic changes and any changes to our sales and marketing forces.

Research and development expenses

Research and development expenses relate to our investments in improvements to our manufacturing processes (including additional costs to transition our manufacturing establishments into compliance with cGMP for commercial production), product enhancements to our currently available products and additional investments in our product pipeline and platforms. Our research and development costs also include expenses such as clinical trial and regulatory costs.

We expense research and development costs as incurred. Our research and development expenses fluctuate from period to period based on the ongoing improvement to our manufacturing processes and product enhancements. We expect that these costs will fluctuate over time as we continue to evaluate our manufacturing process and products and evaluate the related personnel levels to support these enhancements and bring new products to market.

Overview of Operations

Starting in the third quarter of 2018 revenue has been trending downwards due to the following:

•	the rationalization of the Company’s customer base by reducing less profitable customer accounts,

•	the impact of federal regulatory policy and pricing, primarily related to:

○	our inability to obtain an indefinite delivery/indefinite quantity contract with the VA (formerly covered under the Company’s FSS contract, which is still in place);
○	the inability to obtain approval from certain pharmacy benefit managers at the VA for the Company’s micronized product until the Company obtains BLA approval;

○	the Company’s reduction of its EpiFix micronized pricing to the VA in April 2018;

○	the VA-OIG interviews of VA providers regarding claims, which has created uncertainty;

○

the Company’s decision to discontinue the sale of OrthoFlo, in accordance with FDA guidance documents regarding amniotic fluid, which also necessitated that product’s removal from the VA contract in the first quarter of 2019; and

○

the decision by a Medicare administrative contractor to eliminate head-to-toe health insurance coverage for certain procedures and treatments using the Company’s amniotic tissue products due to a lack of clinical trial data.

In December 2018, we announced a reduction of the Company’s workforce by approximately 240 full-time employees, or 24% of its total workforce, of which about half were salesforce personnel as part of previously announced plans to implement a broad-based organizational realignment, cost reduction and efficiency program to better ensure the Company’s cost structure is appropriate given its revenue expectations. As a result of the realignment program, we expect the Company to realize material, annualized cost savings beginning in the first quarter of 2019, which will have a positive impact on net income and EBITDA resulting from a headcount, general administrative expense and sales and marketing cost reductions.

The Company had 2,285 and 2,867 active customers at March 31, 2019 and 2018, respectively. The decrease from 2019 to 2018 reflects the rationalization of the Company’s customer base by reducing less profitable customer accounts.

We expect the Company to benefit in growth opportunities by focusing on the advanced wound care category, which is sizable and underpenetrated and where the Company can deliver its flagship EpiFix product, which holds a leading position in the advanced skin substitute market.

Recent Operational Accomplishments

On April 11, 2019, we announced the following recent operational accomplishments, which we expect will provide patients and health care providers across the country greater access to the Company’s products:

•	renewed three-year contract with a large GPO, resulting in MiMedx having contracts with three of the four largest GPOs;

•	addition of a well-known payer covering EpiFix, which expands the total covered lives to more than 315 million for MiMedx products across the United States; and

•	a world-renowned, multi-facility healthcare system’s selection of MiMedx as its preferred amniotic tissue product provider.

Liquidity and Capital Resources

Overall Liquidity

The Company is currently in a positive working capital position. The Company’s largest cash obligations for the 12 months ended December 31, 2018 and for the quarter ended March 31, 2019 were Investigation fees, which include legal and forensic audit fees; fees to the Company’s outside law firms, including those firms representing the Company in shareholder litigation and the shareholder derivative lawsuits; and fees to the consultants that are engaged to assist the Company with the Restatement. The Company is also paying fees for the services of a financial advisor in connection with the capital raise and an executive recruiting firm for its searches for senior executives and other management positions.

The Company has funded its cash requirements through existing cash reserves and from operating activities. The Company has no debt outstanding, and as noted below, its only credit agreement was terminated on August 31, 2018 due to the Company’s inability to timely file its periodic reports. The Company is currently paying its obligations in the normal course of business.

In the short term, the Company expects to fund its normal operating costs and the continued costs associated with the current Audit Committee Investigation and the Restatement through its existing cash reserves and from operating activities. In the long term, the Company does not expect the Investigation and Restatement costs to continue and would therefore expect to continue to fund its normal operating costs through its existing cash reserves and from operating activities. Given the Company does not currently have other sources of capital to provide additional liquidity, other than from cash reserves and operating activities, it is pursuing sources of capital to ensure sufficient liquidity in the near and long term. The Company intends to seek capital to provide short and long-term liquidity to assist with funding the efforts by the Company to address certain contingent liabilities relating to pending and threatened lawsuits, pending governmental investigations and other legal proceedings. Additionally, the Company intends to implement its long-range strategic plan, which includes expanding its product offerings and accelerating the Company’s timeline to achieve its long-term growth objectives, including the Biologics License Application (“BLA”) pipeline.

The Company does not expect to be required to make any income tax payments during the year ended December 31, 2019.

Contractual Obligations

Contractual obligations associated with ongoing business activities are expected to result in cash payments in future periods. The table below summarizes the amounts and estimated timing of these future cash payments as of March 31, 2019 ($ in thousands):

Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Leasing Obligations	$6,194	$1,572	$3,158	$1,463	—
Meeting Space Commitments	$1,030	$760	$270	—	—
Total	$7,224	$2,332	$3,428	$1,463	—

Capital Raise

We intend to seek capital to implement our long-range strategic plan, which includes expanding the Company’s product offerings for earlier patient access and product adoption throughout the care continuum and accelerating the Company’s timeline to achieve its long-term growth objectives, including the BLA pipeline. The capital raise is also intended to provide liquidity to fund the costs associated with the ongoing Audit Committee Investigation, the Restatement and the near-term efforts by the Company to address certain contingent liabilities relating to pending and threatened lawsuits, pending governmental investigations and other legal proceedings. The Company is authorized by the Board to pursue a capital raise and has received unsolicited interest from a number of third parties.

Credit Agreement Termination

On August 31, 2018, the lending parties’ terminated their commitments to make loans and issue letters of credit under the Company’s existing Credit Agreement with certain lenders and Bank of America, N.A., as administrative agent, (the “Credit Agreement”) due to the Company’s failure to timely file its periodic reports with the SEC. Accordingly, since then, the Company has not had the ability to borrow under the Credit Agreement. There were no outstanding borrowings or letters of credit issued under the Credit Agreement at the time of termination, and the Company never drew down any amounts under the credit facility during the entire term of the Credit Agreement. No termination penalties were paid as a result of the termination.

BLA Development Effort

As part of our BLA development effort, we have also made efforts to transition our manufacturing establishments into compliance with cGMP. The transition process includes development and enhancement of production processes, procedures, test and assays, and it requires extensive validation work. It can also involve the procurement and installation of new production or lab equipment. These efforts require human capital, expertise and resources. Our goal is to achieve full compliance of our commercial production systems with cGMP by the time the FDA’s current period of enforcement discretion under its 2017 guidance is complete. For more information on our clinical trials, BLA development effort, and FDA enforcement discretion, see the section of this Proxy Statement entitled “Business—Government Regulation” beginning on page 38.

We expect to incur additional incremental costs not previously included in our initial 2019 plan to transition our manufacturing establishments into compliance with cGMP as part of our BLA development effort.

CONTROLS AND PROCEDURES

The Company has not filed any periodic reports since the Form 10-Q for the third quarter ended September 30, 2017. This means that the Company has not evaluated the effectiveness of its disclosure controls and procedures for six successive three-month periods. In addition, the Company has not filed its Form 10-K for the year ended December 31, 2017 or for the year ended December 31, 2018. This means that the Company has not evaluated the effectiveness of its internal control over financial reporting for two annual periods, nor has an independent auditor provided an attestation of management’s report for those two annual periods. In addition, in its Item 4.02 Form 8-K filed on June 8, 2018 to report non-reliance on its previously issued financial statements, the Company stated that as a result of the material weaknesses relating to the Restatement, it has concluded that the Company’s internal control over financial reporting was ineffective for all reporting periods going back to the year ended December 31, 2012.

In connection with filing this Proxy Statement, the Company’s management has not conducted an evaluation of the effectiveness of disclosure controls and procedures or an assessment of the effectiveness of internal control over financial reporting, because this Proxy Statement is not a periodic report and no period-end procedures have been conducted with respect to these controls. However, as discussed in the “Summary of the Findings of the Audit Committee Investigation,” “Changes In and Disagreements With Accountants on Accounting and Financial Disclosure,” and “Management’s Discussion and Analysis,” the Company has had and continues to have material weaknesses in its internal control over financial reporting.

A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. As a general matter, companies cannot conclude that internal control over financial reporting is effective if there is a material weakness. In addition, as a general matter, if there is a material weakness in internal control over financial reporting, companies do not conclude that disclosure controls and procedures are effective.

In management’s opinion, the material weaknesses related to control environment and tone at the top have been effectively remediated, with the departures of Messrs. Petit, Taylor, Senken and Cranston and other senior management, and the hiring of Messrs. Coles and Borkowski and their leadership in changing the Company’s culture and tone at the top. The material weakness relating to the lack or absence of internal controls necessary for the Company to develop reliable financial statements is in the process of being remediated. The Company has implemented plans to (i) augment the Company’s finance and accounting staff with additional personnel and evaluation of the Company’s personnel in key finance and accounting positions, (ii) document key policies and internal control procedures for significant accounting areas with an emphasis on revenue recognition issues, (iii) implement these enhanced policies and control procedures, including implementation of corrective processes to define, remediate and enhance internal procedures for business health and sustainability, and of improved processes and controls to monitor sales practices, authorize credits and returns and recognize revenue and (iv) remediate and enhance Sarbanes-Oxley controls. See “Management’s Discussion and Analysis” for additional information about remediating controls.

MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Market for Common Stock

Company common stock presently trades on the “over the counter” market operated by the OTC Markets Group Inc. (the “OTC Market”) under the symbol “MDXG.” Previously, Company common stock traded on

Nasdaq under the symbol “MDXG.” However, due to our failure to file periodic reports, the Company was not able to comply with Nasdaq listing standards, and Company common stock was suspended from trading on Nasdaq and subsequently delisted, effective on March 8, 2019.

The following table sets forth, for the periods indicated, the high and low sales prices and bid quotations of Company common stock as reported by Nasdaq and the OTC Market, as applicable. The OTC Market quotations reflect inter-dealer prices, without retail mark-up, mark down or commission and may not represent actual transactions.

Year Ended December 31, 2017	High	Low
First Quarter	$9.70	$7.68
Second Quarter	$15.71	$9.45
Third Quarter	$17.34	$11.86
Fourth Quarter	$13.90	$10.87

Year Ended December 31, 2018	High	Low
First Quarter	$17.96	$6.69
Second Quarter	$8.96	$5.39
Third Quarter	$6.33	$3.25
Fourth Quarter	$6.45	$1.15

Based upon information supplied from our transfer agent, there were 1,100 shareholders of record of Company common stock as of the record date, May 9, 2019.

We have not paid any cash dividends and do not anticipate paying any cash dividends in the foreseeable future.

Performance Graph

ASSUMES $100 INVESTED ON DEC. 31, 2013

Share Repurchases

The following table sets forth information regarding the purchases of the Company’s equity securities made by or on behalf of the Company or any affiliated purchaser (as defined in Exchange Act Rule 10b-18) during the three-month period ended December 31, 2017, during the 12 month-period ending December 31, 2018 and during the three-month period ended March 31, 2019:

	Total number of shares purchased	Average price paid per share	Total number of shares purchased under publicly announced plan(4)	Total amount spent under the plan	Remaining amount authorized to be spent under the plan(4)
October 2017	227,626	$13.00	188,500	$2,450,499
November 2017	1,471,986	$11.90	1,460,227	$17,378,184
December 2017	352,205	$12.69	342,023	$4,341,978
Total for the quarter(1)	2,051,817	$12.14	1,990,750	$24,170,661	$5,842,079
January 2018	379,535	$14.11	366,550	$5,173,740
February 2018	589,968	$16.89	141,050	$2,382,607
March 2018	2,898	—	—	—
Total for the quarter(2)	972,401	$14.89	507,600	$7,556,347	$8,285,732
April 2018	28,571	—	—	—
May 2018	11,749	—	—	—
June 2018	1,939	—	—	—
Total for the quarter(3)	42,259	—	—	—	$8,285,732
July 2018	43,956	—	—	—
August 2018	3,665	—	—	—
September 2018	2,567	—	—	—
Total for the quarter(3)	50,188	—	—	—	$8,285,732
October 2018	51,516	—	—	—
November 2018	648	—	—	—
December 2018	4,711	—	—	—
Total for the quarter(3)	56,875	—	—	—	$0
January 2019	12,134	—	—	—
February 2019	323,860	—	—	—
March 2019	680	—	—	—
Total for the quarter(3)	336,674	—	—	—	$0

(1)	Includes 61,067 shares surrendered by employees to satisfy tax withholding obligations upon vesting of restricted stock.
(2)	Includes 464,801 shares surrendered by employees to satisfy tax withholding obligations upon vesting of restricted stock.
(3)	Includes only shares surrendered by employees to satisfy tax withholding obligations upon vesting of restricted stock.
(4)

On May 12, 2014, the Board authorized the repurchase of up to $10 million of shares of Company common stock from time to time through December 31, 2014. The Board subsequently increased the amount authorized and extended the program through December 31, 2018, at which time the unused authority expired. In the periods above, the Board increased the amount authorized for repurchase by $10 million on October 6, 2017, by $20 million on October 26, 2017, by $10 million on December 12, 2017 and by $10 million on January 24, 2018.

EQUITY

Stock Incentive Plans

The Company has four share-based compensation plans that provide for the granting of equity awards, including qualified incentive and non-qualified stock options, stock appreciation awards and restricted stock awards to employees, directors, consultants and advisors: the MiMedx Group, Inc. 2016 Equity and Cash Incentive Plan (the “2016 Plan”), which was approved by shareholders on May 18, 2016; the Assumed 2006 Plan; the MiMedx Inc. 2007 Assumed Stock Plan (the “Assumed 2007 Plan”); and the MiMedx Group Inc. Amended and Restated Assumed 2005 Stock Plan (the “Assumed 2005 Plan”). The awards are subject to a vesting schedule as set forth in each individual agreement. The Company currently intends to use only the 2016 Plan to make future grants.

Stock Options

Activity with respect to the outstanding stock options is summarized as follows:

	Number of Shares	Average Exercise Price	Remaining Contractual Term (in years)
Outstanding at January 1, 2019	3,697,147	$4.59
Granted	—	$—
Exercised	—	$—
Unvested options forfeited	—	$—
Vested options expired	(348,011)	$7.08
Outstanding at March 31, 2019	3,349,136	$4.34	3.54
Vested at March 31, 2019	3,349,136	$4.34	3.54
Vested or expected to vest at March 31, 2019	3,349,136	$4.34	3.54

	Number of Shares	Average Exercise Price	Remaining Contractual Term (in years)
Outstanding at January 1, 2018	9,953,575	$3.28
Granted	—	$—
Exercised	(786,708)	$4.52
Unvested options forfeited	—	$—
Vested options expired	(5,469,720)	$2.22
Outstanding at December 31, 2018	3,697,147	$4.59	3.57
Vested at December 31, 2018	3,697,147	$4.59	3.57
Vested or expected to vest at December 31, 2018	3,697,147	$4.59	3.57

	Number of Shares	Average Exercise Price	Remaining Contractual Term (in years)
Outstanding at October 1, 2017	10,040,009	$3.30
Granted	—	$—
Exercised	(76,967)	$5.16
Unvested options forfeited	—	$—
Vested options expired	(9,467)	$6.37
Outstanding at December 31, 2017	9,953,575	$3.28	4.33
Vested at December 31, 2017	9,929,707	$3.27	4.33
Vested or expected to vest at December 31, 2017	9,953,419	$3.28	4.33

Following is a summary of stock options outstanding and exercisable at March 31, 2019:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number outstanding	Weighted- Average Remaining Contractual Term (in years)	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price
$0.70 - $1.09	203,500	1.1	$0.81	203,500		$0.81
$1.10 - $1.65	770,967	2.1	1.28	770,967		1.28
$2.45 - $4.33	502,634	3.5	2.74	502,634		2.74
$4.35 - $6.60	1,040,027	4.1	5.62	1,040,027		5.62
$6.84 - $10.37	823,508	4.8	7.34	823,508		7.34
$10.81 - $10.99	8,500	5.7	$10.99	8,500		$10.99

	3,349,136			3,349,136	$

Following is a summary of stock options outstanding and exercisable at December 31, 2018:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number outstanding	Weighted- Average Remaining Contractual Term (in years)	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price
$0.70 - $1.09	203,500	1.4	$0.81	203,500	$0.81
$1.10 - $1.65	782,301	2.4	1.28	782,301	1.28
$2.45 - $4.19	530,134	3.5	2.75	530,134	2.75
$4.33 - $6.60	1,134,228	4.2	5.59	1,134,228	5.59
$6.84 - $10.37	1,023,484	4.3	7.58	1,023,484	7.58
$10.81 - $10.99	23,500	2.3	$10.88	23,500	$10.88

	3,697,147			3,697,147

Following is a summary of stock options outstanding and exercisable at December 31, 2017:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number outstanding	Weighted- Average Remaining Contractual Term (in years)	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price
$0.70 -$1.09	1,079,429	2.6	$0.91	1,079,429	$0.91
$1.10 -$1.65	4,290,379	3.5	1.30	4,290,379	1.30
$2.45 - $4.19	854,001	4.7	2.77	854,001	2.77
$4.33 - $6.60	2,105,572	5.4	5.45	2,105,572	5.45
$6.84 - $10.37	1,594,527	6.2	7.50	1,570,572	7.47
$10.81 -$10.99	29,667	5.8	$10.90	29,667	$10.90

	9,953,575			9,929,707

The fair value of options granted by the Company is estimated on the date of grant using the Black-Scholes-Merton option-pricing model that uses assumptions for expected volatility, expected dividends, expected term and the risk-free interest rate. Expected volatilities are based on historical volatility of peer companies and other factors estimated over the expected term of the options. The term of employee options granted is derived using the “simplified method,” which computes expected term as the midpoint between the weighted average time to vesting and the contractual maturity. The simplified method was used due to the Company’s lack of sufficient historical data to provide a reasonable basis upon which to estimate the expected term due to the limited period of time its equity shares have been publicly traded. The term for non-employee options is generally based upon the contractual term of the option. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for the period of the expected term or contractual term as described.

There were no options granted during the three months ended March 31, 2019 or the year ended December 31, 2018.

Restricted Stock Awards

Activity with respect to restricted stock awards for the three months ended March 31, 2019 and year ended December 31, 2018 is summarized as follows:

	Number of Shares	Weighted-Average Grant Date Fair Value
Unvested at January 1, 2019	2,999,135	8.83
Granted	251,305	3.05
Vested	(1,097,502)	8.34
Forfeited	(141,381)	9.31

Unvested at March 31, 2019	2,011,557	8.33

	Number of Shares	Weighted-Average Grant Date Fair Value
Unvested at January 1, 2018	5,181,405	9.17
Granted	1,947,475	8.52
Vested	(2,268,431)	9.26
Forfeited	(1,861,314)	8.96

Unvested at December 31, 2018	2,999,135	8.83

	Number of Shares	Weighted-Average Grant Date Fair Value
Unvested at October 1, 2017	5,128,876	8.97
Granted	323,975	12.24
Vested	(234,527)	9.04
Forfeited	(36,919)	8.80

Unvested at December 31, 2017	5,181,405	9.18

Unrecognized share-based compensation expense is expected to be recognized on a straight-line basis over a weighted-average period, which approximates the remaining vesting period of these grants. All shares noted above as unvested are considered issued and outstanding at March 31, 2019, December 31, 2018 and December 31, 2017.

Treasury Stock

On May 12, 2014, the Board authorized the repurchase of up to $10 million of Company common stock from time to time through December 31, 2014. The Board subsequently extended the program until December 31, 2018 and increased the total authorization to $140 million. As of December 31, 2018, any unused purchase authority expired.

The timing and amount of repurchases depended upon the Company’s stock price, economic and market conditions, regulatory requirements and other corporate considerations. The Company had the ability to initiate, suspend or discontinue purchases under the stock repurchase program at any time.

The Company allows employees to surrender shares in order to satisfy tax withholding obligations upon vesting of restricted stock. Between share repurchases and surrendered shares for tax withholding, 336,674 shares, 1,121,723 shares and 2,051,817 shares were added to the treasury for the three months ended March 31, 2019, for the year ended December 31, 2018, and for the three months ended December 31, 2017, respectively.

CORPORATE GOVERNANCE

Board of Directors

At the 2010 annual meeting of shareholders, the Company’s shareholders overwhelmingly approved classifying the Board into three classes of directors such that only one-third of the Board is up for election at each annual meeting of shareholders. Our Board currently consists of eight directors and is divided into three classes: Class I, Class II and Class III. At each annual meeting, the term of one class of directors expires and persons are elected to that class for a term of three years or until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal. If the number of directors has changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible. The Class III directors have been elected to terms expiring at the 2019 Annual Meeting, which has yet to be scheduled. The Board is committed to an orderly refreshment of at least a majority of the board. The Board expects to nominate three new directors at the 2019 Annual Meeting, and neither of the Class III directors will run for re-election. However, if the Company were to hold both the 2018 Annual Meeting and the 2019 Annual Meeting on the same date, a majority of the seats of the Board would be up for election at a single meeting, which would run afoul of the classified board provision of our articles of incorporation.

Our current Board members and nominees, the classes in which they serve and the expiration of their terms as directors are as set forth in the table below:

Class	Directors	Term Expiration
Class II	Joseph G. Bleser† Bruce L. Hack†	Term expires at the Annual Meeting, and until their successors are elected and qualified.
Class II New Nominees	M. Kathleen Behrens Wilsey K. Todd Newton Timothy R. Wright	—
Class III	J. Terry Dewberry†† Larry W. Papasan††	Elected to terms expiring at the 2019 Annual Meeting, and until their successors are elected and qualified.
Class I	Charles R. Evans Charles E. Koob Neil S. Yeston Luis A. Aguilar	Elected to terms expiring at the 2020 annual meeting of shareholders, and until their successors are elected and qualified.

†	Messrs. Bleser and Hack have not been nominated for re-election at the Annual Meeting.

††	The Board does not intend to renominate Messrs. Dewberry and Papasan when their terms expire. Mr. Papasan has agreed to resign after the Annual Meeting.

Set forth below is certain information regarding our current directors and the Board Nominees. There are no family relationships among any of our directors or executive officers.

Name	Age	Since	Tenure	Independent	Committees
Current Directors
Luis A. Aguilar	65	2017	2	✓	EC*, NGC
Joseph G. Bleser†	73	2009	10	✓	AC, CC*
J. Terry Dewberry††	75	2009	10	✓	AC*, NCG
Charles R. Evans	72	2012	7	✓	AC
Bruce L. Hack†	70	2009	10	✓	NCG
Charles E. Koob	74	2008	11		—
Larry W. Papasan††	78	2008	11	✓	CC, NCG*
Neil S. Yeston	76	2012	7	✓	CC, EC, SL*
Board Nominees
M. Kathleen Behrens Wilsey^	66	—	—	✓	—
K. Todd Newton^	56	—	—	✓	—
Timothy R. Wright^	61	2019	—		—

* = Chair; AC = Audit Committee; CC = Compensation Committee; EC = Ethics & Compliance Committee NCG = Nominating and Corporate Governance Committee; SL = Science and Research Liaison; ^ = Not currently on the Board but will be standing for election as a Class II director at the Annual Meeting; † = Not standing for re-election at the Annual Meeting; †† = Not standing for re-election at the 2019 Annual Meeting.

Biographies of Directors and the Board Nominees

Set forth below is certain information regarding our continuing directors and the Board Nominees, including certain individual qualifications and skills of our directors that contribute to the effectiveness of the Board.

Luis A. Aguilar, age 65. Mr. Aguilar served as a Commissioner at the U.S. Securities and Exchange Commission from 2008 to 2015. Mr. Aguilar became the eighth longest-serving Commissioner in SEC history and was one of only three Commissioners to have been nominated by two U.S. Presidents from two different political parties. He is a recognized leader in the nexus of corporate governance, cybersecurity, investor protection and publicly traded companies. Since September 1, 2016, he has been a partner in Falcon Cyber Investments, an equity investment vehicle focused on cybersecurity investments. Additionally, he has been active in numerous civic and business associations. Mr. Aguilar currently serves on the boards of directors of Envestnet, Inc. (NYSE: ENV) and Donnelley Financial Solutions, Inc. (NYSE: DFIN). Prior to his SEC appointment, Mr. Aguilar was active in business and law and focused on issues related to corporate governance and federal and state securities laws and regulations. Mr. Aguilar has served on the Board since 2017 and was nominated as a director because of his vast expertise in securities regulation, investor protection and corporate governance, as well as his extensive experience working as an attorney.

M. Kathleen Behrens Wilsey, Ph.D., age 66, has worked as an independent life sciences consultant and investor since December 2009. Dr. Behrens Wilsey served as the Co-Founder, President and Chief Executive Officer and as a director of the KEW Group Inc., a private oncology services company, from January 2012 until June 2014. Earlier in her career, Dr. Behrens Wilsey served as a general partner for selected venture funds for RS Investments, a mutual fund firm, from 1996 until December 2009. While Dr. Behrens Wilsey worked at RS Investments, from 1996 to 2002, she served as a managing director at the firm, and, from 2003 to December 2009, she served as a consultant to the firm. During that time, Dr. Behrens Wilsey also served as a member of the President’s Council of Advisors on Science and Technology (PCAST), from 2001 to 2009 and as chairwoman of PCAST’s Subcommittee on Personalized Medicine, as well as the President, director and chairwoman of the National Venture Capital Association, an organization that advocates for public policy that supports the American Entrepreneurial ecosystem, from 1993 until 2000. Prior to that, she served as a general partner and managing director for Robertson Stephens & Co., an investment company, from 1983 through 1996. Dr. Behrens Wilsey has served as a member of the board of directors of each of Sarepta Therapeutics, Inc. (Nasdaq: SRPT), a medical research and drug development company, since March 2009 (Chairwoman of the Board since April 2015) and IGM Biosciences, Inc., a privately held biotechnology company, since January 2019. She served as a director of Amylin Pharmaceuticals, Inc. (formerly Nasdaq: AMLN), a biopharmaceutical company, from 2009 until the company’s sale in 2012 to Bristol-Myers Squibb Co. Prior to that, she served on the board of directors of Abgenix, Inc. (formerly Nasdaq: ABGX), a biopharmaceutical company, from 2001 until the company was sold to Amgen, Inc. in 2006. From 1997 to 2005, Dr. Berens was a director of the Board on Science, Technology and Economic Policy for the National Research Council. Dr. Behrens Wilsey was also a Co-Founder of the Coalition for 21st Century Medicine, a trade association for new generation diagnostics companies. Dr. Behrens Wilsey holds a B.S. in Biology and a Ph.D. in Microbiology from the University of California, Davis. Dr. Behrens Wilsey was nominated as a director because of her substantial experience in the financial services and biotechnology sectors, as well as in healthcare policy.

J. Terry Dewberry, age 75. Mr. Dewberry is a private investor with significant experience at both the management and board levels in the healthcare industry. He has extensive experience in corporate mergers and takeovers on both the buy and sell sides for consideration up to $5 billion. Mr. Dewberry has served on the boards of directors of several publicly traded healthcare products and services companies, including Respironics, Inc. (Nasdaq: RESP) (1998-2008), Matria Healthcare, Inc. (Nasdaq: MATR) (2006-2008), Healthdyne Information Enterprises, Inc. (1996-2002), Healthdyne Technologies, Inc. (1993-1997), Home Nutritional Services, Inc. (1989-1994) and Healthdyne, Inc. (1981-1996). From March 1992 until March 1996, Mr. Dewberry was Vice Chairman of Healthdyne, Inc. From 1984 to 1992, he served as President and Chief Operating Officer, and Executive Vice President of Healthdyne, Inc. Mr. Dewberry received a Bachelor of Electrical Engineering from Georgia Institute of Technology in 1967 and a Master of Professional Accountancy from Georgia State University in 1972. Mr. Dewberry has served on the Board since 2009 and was nominated as a director due to his extensive business and financial background and experience as a member of the boards of directors of other publicly traded companies and a member of the audit committee of at least one other public company.

Charles R. Evans, age 72. The Board named Mr. Evans Lead Director on March 9, 2018 and Chairman of the Board on July 2, 2018. Mr. Evans has over 40 years of experience in the healthcare industry. He is currently President of the International Health Services Group, an organization he founded to support health services development in underserved areas of the world. Since 2009, he has served as a senior adviser with Jackson Healthcare, a consortium of companies that provide physician and clinical staffing, anesthesia management and information technology solutions for hospitals, health systems and physician groups. In addition, Mr. Evans is a Fellow in the American College of Healthcare Executives having previously served as Governor of the College from 2004 to 2007 and as Chairman Officer from 2008 to 2011. In 2012, he attained the Board Leadership Fellow credential of the National Association of Corporate Directors. Previously, Mr. Evans was a senior officer with Hospital Corporation of America (HCA), having managed various HCA divisions and completing his service with the responsibility for operations in the Eastern half of the country. Mr. Evans currently serves on the board of directors of Jackson Healthcare and AnewMed Inc. Mr. Evans serves on the boards of nonprofit organizations including having served as past chairman of MedShare International, and Chairman of the Hospital Charitable Service Awards. Mr. Evans has served on the Board since 2012 and was nominated as a director due to his healthcare management expertise.

Charles E. (“Chuck”) Koob, age 74. In 2007, Mr. Koob retired as a partner in the law firm of Simpson Thacher & Bartlett, LLP. While at that firm, Mr. Koob was the co-head of the Litigation Department and served on the firm’s Executive Committee. Mr. Koob specialized in competition, trade regulation and antitrust issues. Throughout his 37-year tenure, he represented clients before the Federal Trade Commission, the Antitrust Division of the Department of Justice, and numerous state and foreign competition authorities. He received his B.A. from Rockhurst College in 1966 and his J.D. from Stanford Law School in 1969. Mr. Koob serves on the board of Stanford Hospital and Clinics. He previously served on the board of a private drug development company and MRI Interventions (OTCBB: MRIC), a publicly traded medical device company. Mr. Koob has served on the Board since 2008 and was nominated as a director due to his 37 years of legal expertise in representing both publicly traded and privately held businesses.

K. Todd Newton, age 56, has served as Chief Executive Officer and as a member of the board of directors of Apollo Endosurgery, Inc. (Nasdaq: APEN), a medical device company, since July 2014. Earlier in his career, Mr. Newton served as Executive Vice President, Chief Financial Officer and Chief Operating Officer at ArthroCare Corporation (formerly Nasdaq: ARTC), a medical device company, from 2009 to June 2014. Prior to that, Mr. Newton served in a number of executive officer roles, including President and Chief Executive Officer and as a director, at Synenco Energy, Inc., a Canadian oil sands company, from 2004 until 2008. Mr. Newton was a Partner at Deloitte & Touche LLP, a professional services network and accounting organization, from 1994 to 2004. Mr. Newton holds a B.B.A. in accounting from The University of Texas at San Antonio. Mr. Newton was nominated as a director because of his significant experience in the medical device sector as well as strong executive leadership experience.

Larry W. Papasan, age 78. From July 1991 until his retirement in May 2002, Mr. Papasan served as President of Smith & Nephew Orthopaedics. Mr. Papasan served as a director and chairman of the board of directors of BioMimetic Therapeutics, Inc. (Nasdaq GM: BMTI) from August 2005 until March 2013. Mr. Papasan has been a member of the board of directors of Reaves Utility Income Fund (Nasdaq CM: UTG), a closed-end management investment company, since February 2003 and of Triumph Bancshares, Inc., a bank holding company, since April 2005. Mr. Papasan also serves as Chairman of the Board of Medovex Corp. (Nasdaq: MDVX) and as a director of Cagenix, Inc. and Bio Nova Medical, Inc. Previously, Mr. Papasan served as a director and chairman of the board of directors of BioMimetic Therapeutics, Inc. (Nasdaq GM: BMTI) from August 2005 until March 2013. Mr. Papasan has served on the Board since 2008 and was nominated as a director due to his extensive business experience, including experience in the medical device field, as well as experience as a director of several other companies, both public and private.

Timothy R. Wright, age 61, joined the Company as its Chief Executive Officer on May 13, 2019. Mr. Wright has more than 30 years of experience in the pharmaceutical, biotech and medical devices industries. Most recently, Mr. Wright served as a Partner at Signal Hill Advisors, LLC, a consulting practice, since February 2011. Mr. Wright served as President and Chief Executive Officer of M2Gen Corp., a privately held cancer and health informatics company, between July 2017 and September 2018. Prior to M2Gen Corp., Mr. Wright served as Executive Vice President, Mergers and Acquisitions, Strategy and Innovation for Teva Pharmaceutical Industries Ltd. (“Teva”), a pharmaceutical company specializing in generic medicines, from April 2015 until August 2017. Before Teva, Mr. Wright was the founding partner of The Ohio State University Comprehensive Cancer Drug Development Institute. Mr. Wright also served as Chairman, Interim Chief Executive Officer and a director of Curaxis Pharmaceutical Corporation (“Curaxis”), a pharmaceutical company specializing in the development of drugs for the treatment of Alzheimer’s disease and various cancers, from July 2011 to July 2012. Curaxis had been experiencing financial difficulties prior to Mr. Wright’s tenure and, as a result, the company filed for Chapter 11 bankruptcy in July 2012. Before that, he was President of the Imaging Solutions and Pharmaceutical Products Sector of Covidien where he drove strong year-over-year revenue growth, gross margin expansion and double-digit returns on invested capital, resolved significant manufacturing compliance deficiencies across more than a dozen global sites and rebuilt the R&D organization. Prior to that, Mr. Wright was Interim CEO, President and a director of AAI Pharma, where he helped navigate the company’s sale to Xanodyne Pharmaceuticals Inc., a private company. Earlier in his career, Mr. Wright held numerous sales, strategy, management and executive positions with increasing global responsibility. While with Elan Bio-Pharmaceuticals, Mr. Wright last served as President, Global Operations. Mr. Wright started his pharmaceutical career at American Critical Care, a division of American Hospital Supply Corporation that was purchased by E.I. DuPont to form DuPont Pharmaceuticals. Following the joint venture between DuPont Pharma and Merck & Company, Mr. Wright was named Head of Marketing for DuPont Merck, and progressed to several executive roles outside the United States. Mr. Wright has been a director of Agenus, Inc. (Nasdaq: AGEN), an immune oncology company, since 2006 and its lead director since 2009. Mr. Wright also serves as Chairperson of The

Ohio State University Comprehensive Cancer Center Drug Development Institute, serves as director of The Ohio State Innovation Foundation and sits on The Ohio State University College of Pharmacy Dean’s Corporate Council. Over his career, Mr. Wright has served on boards of directors in North America, Europe and Asia. Mr. Wright earned a Bachelor’s of Science in Marketing from The Ohio State University. Mr. Wright was nominated as a director to bring the perspective of the Chief Executive Officer on the Board and also for the benefit of his many years of experience in the healthcare and pharmaceutical industry.

Neil S. Yeston, M.D., age 76. Dr. Yeston is the Past President of the New England Surgical Society and currently serves as Active Senior Staff, Department of Surgery at Hartford Hospital. During his association with Hartford Hospital, Dr. Yeston previously served in various roles including Vice President of Academic Affairs, Director of Corporate Compliance, Vice President of Quality Management and Director of the Section on Critical Care Medicine, Department of Surgery. In addition, Dr. Yeston was responsible for the enterprise wide acquisition of all biomedical engineering technology. Dr. Yeston has formerly served as Professor of Surgery at the University of Connecticut and the Assistant Dean, Medical Education at the University of Connecticut School of Medicine. Prior to his associations with Hartford Hospital and the University of Connecticut, Dr. Yeston served with Boston University Medical Center, in various positions including the Vice Chairman Department of Surgery, Associate Professor of Anesthesiology, Director Progressive Care Unit and Associate Professor of Surgery. Dr. Yeston has served on the Board since 2012 and was nominated as a director because of his in-depth understanding of healthcare issues from the perspective of the practitioner, academician, administrator and executive.

Director Independence

Although the Company common stock is no longer listed on Nasdaq due to the Company’s inability to file periodic reports, the Board continues to follow Nasdaq’s listing standards, including its definition of director independence. Nasdaq listing standards require that a majority of the members of the Board be independent, which means that they are not officers or employees of the Company and are free of any relationship that would interfere with the exercise of their independent judgment. The Board has determined that Messrs. Aguilar, Bleser, Dewberry, Evans, Hack, Papasan and Yeston qualify as “independent” under Nasdaq listing standards. The Board has also determined that two of the Board Nominees, Dr. Behrens Wilsey and Mr. Newton, are “independent” under Nasdaq listing standards. Mr. Wright is not independent due to his role as the Company’s Chief Executive Officer. The Board has determined that Mr. Koob is not independent because his brother is the Company’s Chief Scientific Officer.

Board Leadership Structure and Lead Director

The Board has been led by an independent Chairman since July 2, 2018, when the Board named Mr. Evans as Chairman of the Board. Previously, he served as the Board’s Lead Director. The Board does not currently have a Lead Director since the Chairman is independent.

Director Stock Ownership Guidelines

The Nominating and Corporate Governance Committee adopted stock ownership guidelines for the Company’s non-employee directors to better align the interests of non-employee directors with shareholders. The guidelines require non-employee directors to own shares of Company stock with a value equal to or greater than three times their annual gross cash compensation. Newly elected directors have three years from the date of election to the Board to comply with the ownership guidelines. Shares must be owned directly by the director or the director’s immediate family members residing in the same household, held in trust for the benefit of the non-employee director or the director’s immediate family or owned by a partnership, limited liability company or other entity to the extent of the director’s interest therein (including the interests of the director’s immediate family members residing in the same household) provided that the individual has the power to vote or dispose of the shares. Unvested shares of restricted stock and unexercised stock options (vested or unvested) do not count toward satisfaction of the guidelines.

The Board has suspended application of these stock ownership guidelines because the Company is not current in its SEC reporting obligations and the Company’s insider trading policy prevents the non-employee directors from buying or selling shares of Company common stock at this time.

Director Compensation: 2017 and 2018

The Company compensates non-employee directors with a mix of equity and cash. Directors who are full-time Company employees do not receive any compensation for their service as directors or as members of Board committees. The Company attempts to compensate non-employee directors at approximately the median of peer practices. The 2016 Plan imposes limits on awards to directors for their service as directors of (i) 125,000 shares granted during any calendar year and (ii) a maximum of $300,000 for any consecutive 12-month period for awards stated with reference to a specific dollar amount.

Upon being first elected or appointed to the Board, each non-employee director receives a one-time grant of restricted shares of Company common stock valued at $50,000, plus a prorated portion of the prior year’s annual grant (based on the number of months between the date of appointment to the Board and targeted date for the next annual meeting of shareholders). This grant vests on the first anniversary of the grant date. In addition, each non-employee director receives an annual grant of restricted shares of Company common stock valued at $175,000. This grant is made on the date of the annual meeting of shareholders and vests on the first anniversary of the grant date. However, the Board did not make the annual equity grant to directors in 2018 in light of the pending Audit Committee Investigation and related restatements of the Company’s consolidated financial statements and financial information.

The Company also pays the following cash amounts to non-employee directors:

	Chairman	Non-Chair member
Board	$71,000	$42,000
Audit Committee	$21,000	$11,000
Compensation Committee	$16,000	$8,500
Nominating and Corporate Governance	$11,000	$6,000
Science and Research Liaison	$15,000	n/a
Ethics and Compliance Committee	$12,500	$6,500
Special Litigation Committee	$15,000	$7,500

The following table provides information concerning compensation of the Company’s non-employee directors who served in 2017 and 2018.

Name	Year	Fees Earned or Paid in Cash	Stock Awards[1]	Total
Luis A. Aguilar	2018	$64,042	—	$64,042
	2017	$14,700	$244,997	$259,697
Joseph G. Bleser	2018	$70,875	—	$70,875
	2017	$69,000	$175,003	$244,003
J. Terry Dewberry	2018	$69,000	—	$69,000
	2017	$69,000	$175,003	$244,003
Charles R. Evans	2018	$97,167	—	$97,167
	2017	$53,000	$175,003	$228,003
Bruce L. Hack	2018	$48,000	—	$48,000
	2017	$48,000	$175,003	$223,003
Charles E. Koob	2018	$42,000	—	$42,000
	2017	$42,000	$175,003	$217,003
Larry W. Papasan	2018	$61,500	—	$61,500
	2017	$69,750	$175,003	$244,753
Neil S. Yeston	2018	$66,167	—	$66,167
	2017	$50,500	$175,003	$225,503

(1)

Incumbent directors received restricted stock awards of 12,153 shares in May 2017, which vested on May 17, 2018. The amount represents the aggregate grant date fair value of stock awards granted in the fiscal year valued in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718. The following directors had stock options outstanding as of December 31, 2018: Bleser, Dewberry and Hack—each with 110,000; Papasan—87,000; Koob—75,000; and Evans and Yeston—each with 60,000. There were no outstanding restricted stock awards as of December 31, 2018.

Board Risk Oversight

The Board as a whole is responsible for overseeing the Company’s risk exposure as part of determining a business strategy that generates long-term shareholder value. Each of the Board’s standing committees focuses on risk areas associated with its area of responsibility. The Board believes its leadership structure discussed above supports a risk oversight function that enhances a unified leadership through a single person and allows for effective input from our independent Board members, all of whom are fully engaged in Board deliberations and decisions.

Committees of the Board and Number of Meetings

During the year ended December 31, 2017, there were 23 meetings of the Board. During the year ended December 31, 2018, there were 22 meetings of the Board. In addition to single purpose committees established from time to time to assist the Board with particular tasks, the Board has the following standing committees: an Audit Committee; a Compensation Committee; an Ethics & Compliance Committee and a Nominating and Corporate Governance Committee. In 2017 and 2018, each incumbent director attended more than 75% of the aggregate of all meetings of the Board held while he was a director and any committees on which that director served, with the exception of Mr. Hack, who attended 71% of all such meetings in 2017.

Although we do not have a formal policy, we strongly encourage each of our directors to attend all annual meetings of shareholders in person. All of the current directors attended the Company’s 2017 annual meeting of shareholders.

Audit Committee and Audit Committee Financial Expert

The following directors serve on the Audit Committee: J. Terry Dewberry (Chairman), Joseph G. Bleser and Charles R. Evans, each of whom satisfies Nasdaq’s independence standards for audit committee members. The Board has determined that Mr. Dewberry is an “audit committee financial expert” within the meaning of Item 407(d)(5)(ii) of Regulation S-K. The current charter for the Audit Committee is posted on the Company’s website at https://mimedx.gcs-web.com/corporate-governance/highlights. The Audit Committee held 13 meetings during the year ended December 31, 2017 and 64 meetings during the year ended December 31, 2018. The Audit Committee’s charter requires that it, among other things:

•

assist the Board in its duty to oversee the Company’s accounting and financial reporting processes of the Company and the audits of the Company’s financial statements and internal control over financial reporting;

•

review the Company’s financial statements with management and the Company’s outside auditors, and recommends to the Board whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K;

•	direct the Company’s outside auditors to review the Company’s interim financial statements included in Quarterly Reports on Form 10-Q prior to the filing of such reports with the SEC;
•	establish policies and procedures to take, or recommends that the full Board take, appropriate action to oversee the independence of the outside auditors;
•	establish policies and procedures for the engagement of the outside auditors to provide permitted non-audit services;
•

take responsibility for the appointment, compensation, retention and oversight of the work of any public accounting firm engaged for the purpose of preparing or issuing audit reports or performing other audit, review or attest services and ensures that each such registered public accounting firm reports directly to the Audit Committee;

•

conduct an annual review of the Audit Committee’s performance, annually reviews and reassesses the adequacy of the Audit Committee charter and makes recommendations to the Board with respect and changes to the Audit Committee charter;

•	provide, as part of any proxy statement filed pursuant to SEC regulations, any Audit Committee report required by SEC regulations;
•	establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls or auditing matters; and
•

review and pre-approves related party transactions with reporting persons specified in Section 16 of the Exchange Act for potential conflicts of interest and reviews and approves related party transactions with any other related party.

See “Summary of the Findings of the Audit Committee Investigation” beginning on page 21 for a discussion of why the Company has been unable to prepare audited financial statements and why the Company has not engaged a registered public accounting firm to conduct an audit of its financial statements.

Compensation Committee

The following directors serve on the Compensation Committee: Joseph G. Bleser (Chairman), Larry W. Papasan and Neil S. Yeston, each of whom satisfies Nasdaq’s independence standards for compensation committee members. The current charter for the Compensation Committee is posted on the Company’s website at https://mimedx.gcs-web.com/corporate-governance/highlights. The Compensation Committee held 8 meetings during the year ended December 31, 2017 and 8 meetings during the year ended December 31, 2018.

The Compensation Committee is responsible for reviewing and evaluating all compensation and remuneration to those executive officers listed in the Summary Compensation Table on page 115, whom we refer to as the “NEOs.” Pursuant to its charter, the primary purpose of the Compensation Committee is to aid the Board in discharging its responsibilities relating to the compensation of the Company’s executive officers. The

Compensation Committee has overall responsibility for evaluating and approving the Company’s equity compensation plans, policies and programs for all levels within the Company, and certain other compensation programs. The Compensation Committee has overall responsibility for evaluating and recommending for approval by the Board the Company’s compensation plans, policies and programs for its NEOs. The Compensation Committee’s charter requires that it, among other things:

•	review the performance of the Company’s Chief Executive Officer;

•

annually review and determine the annual compensation, including amounts and terms of base salary, bonus, incentive compensation, perquisites, all other compensation, for the Company’s NEOs, and recommend their annual compensation for approval by the Board; and

•

prepare an annual Compensation Committee report as required by SEC rules to be included in the Company’s proxy statement or annual report on Form 10-K stating that the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) with management and based on that review and discussion, recommends to the Board that the CD&A be included in the Company’s annual report on Form 10-K and in the Company’s proxy statement.

The Compensation Committee is authorized to delegate responsibilities to sub-committees of the Compensation Committee as necessary or appropriate.

Nominating and Corporate Governance Committee

The following directors serve on the Nominating and Corporate Governance Committee: Luis A. Aguilar, J. Terry Dewberry, Bruce L. Hack and Larry W. Papasan (Chairman). Each member of the Nominating and Corporate Governance Committee meets the independence requirements of the Nasdaq rules for independence. The current charter for the Nominating and Corporate Governance Committee is posted on our website at https://mimedx.gcs-web.com/corporate-governance/highlights. The Nominating and Corporate Governance Committee held 9 meetings during the year ended December 31, 2017 and 11 meetings during the year ended December 31, 2018.

The primary purposes of the Nominating and Corporate Governance Committee are to make recommendations to the Board concerning the composition and structure of the Board, identify individuals qualified to become Board members, recommend to the Board the director nominees for the next annual meeting of shareholders and in the event of any vacancies on the Board, develop and recommend to the Board a set of corporate governance principles applicable to the Company and make recommendations to the Board on matters of Chairman of the Board, Chief Executive Officer and President succession. The Nominating and Corporate Governance Committee’s charter requires that it, among other things:

•

annually present to the Board a list of individuals who meet the criteria for Board membership, recommend such individuals for nomination for election to the Board at the annual meeting of shareholders and consider suggestions received from shareholders regarding director nominees in accordance with any procedures adopted from time to time by the Nominating and Corporate Governance Committee;

•

evaluate and report to the Board on the performance and effectiveness of the Board to facilitate the directors fulfilling their responsibilities in a manner that serves the interests of the Company’s shareholders including an assessment of the Board’s compliance with general corporate governance guidelines and identification of areas in which the Board could improve its performance;

•	consider and recommend to the Board the optimum size, classifications, terms of office of nominees, and members and criteria for Board and committee membership;
•	recommend the functions of the various committees of the Board, the members of the committees and the chairpersons of the committees;
•

annually conduct a review of the Nominating and Corporate Governance Committee’s performance and annually review the self-evaluations by the other committees of the Board and report to the Board on the conclusions reached with respect to the performance of the other committees of the Board;

•

annually, at the Nominating and Corporate Governance Committee meeting coincident with the Company’s annual meeting of stockholders, review and determine the compliance of the Company’s directors with the stock ownership guidelines applicable to directors and report such compliance to the Board; and

•	assist the full Board in determining the independence of its members and nominees at least annually.

Ethics and Compliance Committee

Our Ethics and Compliance Committee currently consists of two independent directors: Luis A. Aguilar (Chairman) and Neil S. Yeston. All of the Committee members meet the independence requirements of the Nasdaq rules for independence. The current charter for the Ethics and Compliance Committee is posted on our website at https://mimedx.gcs-web.com/corporate-governance/highlights. The Ethics and Compliance Committee was formed during 2018 and held 3 meetings during the year ended December 31, 2018.

The principal role of the Ethics and Compliance Committee is to oversee and manage ethics and compliance issues within the Company. The Ethics and Compliance Committee also assists the Board and management to enable the Company to continue to operate according to the highest ethical business standards and in accordance with applicable laws and regulations. In performing this role, the Ethics and Compliance Committee is responsible for reviewing the status of the Company’s ethics and compliance program, reviewing and advising the Board regarding any open cases and trends that may impact the business, recommending future initiatives to improve compliance performance and effectiveness and, as necessary, developing a comprehensive plan to ensure that the Company has implemented an effective ethics and compliance program. The Ethics and Compliance Committee’s charter requires that it, among other things:

•	develop appropriate compliance policies, procedures and processes for the program, including codes of conduct;
•

increase employee, and as appropriate, agent, customer, supplier and shareholder awareness of compliance and ethics-related policies and procedures through training, distribution of codes of conduct, notifications, violations and other compliance communications;

•	audit and monitor adherence to the Company compliance and ethics-related policies and procedures and the requirements of the Company’s corporate integrity plan;
•	review human resources practices in hiring, promotion, separation and other employment actions;
•

establish and enhance mechanisms for employees to report suspected misconduct or violations of Company compliance and ethics-related policies and procedures and receive guidance on compliance and ethics issues, including an anonymous reporting mechanism;

•	review current policies and procedures and establish policies and procedures, as appropriate, for protecting employees and others from retaliation for reporting suspected misconduct;
•

review current procedures and establish procedures, as appropriate, to ensure that alleged compliance and ethics violations are appropriately investigated and resolved by the proper personnel in accordance with applicable laws and regulations and Company policies and procedures; and

•

provide sufficient resources to ensure the persons assigned operational responsibilities relating to the compliance and ethics program have sufficient authority and support to fulfill their responsibilities.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, a copy of which is on our website at www.mimedx.com. Any amendments to or waivers of the Code of Business Conduct and Ethics that require disclosure under applicable law or listing standards will be disclosed on our website at www.mimedx.com.

Evaluation of Director Candidates

In evaluating and recommending director candidates, the Nominating and Corporate Governance Committee takes into consideration such factors as it deems appropriate based on current needs. These factors may include leadership skills, business judgment, relevant expertise and experience, whether the candidate has a general understanding of marketing, finance and other disciplines relevant to the success of a publicly-traded company in today’s business environment, relevant regulatory experience, decision-making ability, interpersonal skills, community activities and relationships, and the interrelationship between the candidate’s experience and business background and other Board members’ experience and business background, as well as the candidate’s ability to devote the required time and effort to serving on the Board. Although the Nominating and Corporate Governance Committee has not established a specific policy for consideration of diversity in its nominating process, one of its goals is to increase gender diversity on the Board.

On May 6, 2019, Prescience Partners submitted notice to the Company of its intention to nominate four candidates, including Dr. Behrens Wilsey and Mr. Newton, for election as Class II directors at the 2018 Annual Meeting. Following discussions between the Company and Prescience Point, and pursuant to the Cooperation Agreement, the Nominating and Corporate Governance Committee recommended Dr. Behrens Wilsey and Mr. Newton as nominees for election to the Board as Class II directors. Mr. Wright was identified and originally recommended by an executive search firm as a candidate for Chief Executive Officer of the Company. Thereafter, Mr. Wright was evaluated and recommended by the Nominating and Corporate Governance Committee as a nominee for election to the Board as Class II director.

Our Bylaws include a procedure that shareholders must follow in order to nominate a person for election as a director at an annual meeting of shareholders. The Bylaws require that timely notice of the nomination in proper written form, including all required information as specified in the Bylaws, be mailed to the Secretary, at 1775 West Oak Commons Court, NE Marietta, Georgia 30062.

In accordance with our Bylaws, the Nominating and Corporate Governance Committee will consider for nomination candidates recommended by shareholders if the shareholders comply with the requirements described below. The Nominating and Corporate Governance Committee will review and evaluate the qualifications of such candidates in compliance with procedures established from time to time by the Nominating and Corporate Governance Committee and will conduct such inquiries as it deems appropriate. The Nominating and Corporate Governance Committee will consider for nomination any proposed director candidate who is deemed qualified by the Nominating and Corporate Governance Committee in light of criteria for Board membership described above or otherwise approved by the Nominating and Corporate Governance Committee and the Board from time to time.

Procedures by which Security Holders May Nominate Individuals for Election to the Board

Any shareholder entitled to vote and who complies with the notice procedures and other requirements in our Bylaws and applicable law may nominate persons for election to the Board at any annual meeting of shareholders. The Nominating and Corporate Governance Committee will evaluate candidates proposed by shareholders by evaluating such candidates in the same manner and using the criteria described above.

Shareholder Communications with the Board

Company shareholders may communicate with the Board, or individual specified directors, in writing addressed to:

MiMedx Group, Inc.

Board of Directors

c/o Secretary

1775 West Oak Commons Court, NE

Marietta, Georgia 30062

The Secretary will review each shareholder communication. The Secretary will forward to (i) the entire Board, (ii) the non-management members of the Board, if so addressed, or (iii) the members of a Board committee, if the communication relates to a subject matter clearly within that committee’s area of responsibility, each communication that (a) relates to the Company’s business or governance, (b) is not offensive and is legible in form and reasonably understandable in content and (c) does not merely relate to a personal grievance against the Company or a team member or further a personal interest not shared by other shareholders generally.

Executive Officers

The following persons currently serve as our executive officers:

Timothy R. Wright, 61, became the Company’s Chief Executive Officer, effective as of May 13, 2019. The biography for Mr. Wright can be found under the heading “Corporate Governance—Director Biographies” beginning on page 87 of this Proxy Statement.

Edward J. Borkowski, age 59, was appointed Executive Vice President and Interim Chief Financial Officer effective June 6, 2018. He also serves as our principal accounting officer. Mr. Borkowski joined the Company as Executive Vice President on April 19, 2018. Prior to joining the Company, Mr. Borkowski served as the Chief Financial Officer of ACETO Corporation, an international company engaged in the development, marketing, sales and distribution of pharmaceutical products, from February 2018 until April 2018, and prior to that, he held several executive level positions with Concordia International Corp., an international specialty pharmaceutical company, from May 2015 to February 2018, including as Chief Financial Officer and as Executive Vice President. Previously, Mr. Borkowski served as Chief Financial Officer at Amerigen Pharmaceuticals, a pharmaceutical company focused on generic products, from 2013 to 2016 and ConvaTec Group plc, an international medical products and technologies company, from 2012 to 2013. He is a Member of the American Institute of Certified Public Accountants and the New York State Society of CPAs. He currently serves on the boards of AzurRx BioPharma, Inc. (Nasdaq: AZRX), Co-Diagnostics, Inc. (Nasdaq: CODX), and Acacia Pharma Group, Plc (EPA: ACPH), and during the previous five years he also served on the board of WhereverTV Inc. (OTCMKTS: TVTV). Mr. Borkowski holds a Bachelor of Science in Economics and Political Science from Allegheny College and a Master in Business Administration in Finance and Accounting from Rutgers University.

Alexandra O. Haden, age 45, has served as General Counsel & Secretary since March 2015. Ms. Haden joined the Company in June 2013 as Senior Attorney and served in that role until her promotion to the position of Assistant General Counsel in April 2014. Prior to joining the Company, Ms. Haden served as Assistant General Counsel at Graphic Packaging International, Inc., a manufacturer of folding cartons, paperboard, microwave packaging and machinery. Prior thereto, Ms. Haden served as Assistant General Counsel of Consolidated Container Company, LLC, a leading developer and manufacturer of rigid plastic packaging. Prior to that, Ms. Haden served as counsel with the Atlanta, Georgia law firm of Elarbee, Thompson, Sapp & Wilson, LLP. She earned her bachelor’s degree in Public Policy from the University of Chicago and her law degree from the University of North Carolina School of Law.

I. Mark Landy, age 51, was named Executive Vice President and Chief Strategy Officer on December 5, 2018. In that role, he oversees the Company’s regulatory, clinical, research and development, and marketing and business development functions. From September 2017 to December 2018, Mr. Landy served as Senior Vice President of Strategic Initiatives. Mr. Landy joined the Company in June 2016 as Vice President. Strategic Initiatives. Prior to joining the Company, Dr. Landy was Director of Research, Managing Director and Senior Research Analyst—Biopharmaceuticals and Medical Technology at Northland Capital Markets/Summer Street Research Partners from 2010 to 2016. Prior thereto, Dr. Landy served with MIV Therapeutics, Inc., a global leader in developing polymer-free drug delivery systems for cardiovascular stents and other implantable devices. During his time at MIV, Dr. Landy served as a director of the company, President and Chief Executive Officer. Prior to his tenure with MIV, he held senior positions with Susquehanna Financial Group; Leerink; Merlin BioMed Capital Management; and Investor AB. Dr. Landy holds a Bachelor of Business Administration from The Wharton School of Business, University of Pennsylvania, and a Doctor of Dental Surgery from the University of the Witwatersrand, Johannesburg, South Africa.

Scott Turner, age 53, has served as Senior Vice President, Operations and Procurement since April 2017. Mr. Turner oversees supply chain including donor recovery services, procurement, processing, and facilities. Mr. Turner joined the Company in April 2016 as Vice President, Procurement. Prior to joining the Company, Mr. Turner served as a director with A&M in their Corporate Performance Improvement group from October 2015 until March 2016. Prior thereto, Mr. Turner served as Vice President, Supply Chain, with Larson-Juhl, a Berkshire Hathaway company, from June 2013 until September 2015. Additionally, Mr. Turner’s has more than 20 years of Supply Chain and Procurement leadership in life sciences at Shionogi and Johnson & Johnson, spanning the consumer, medical device, and pharmaceutical sectors domestically and overseas, where he lived and worked in four countries throughout Europe. Mr. Turner holds a Bachelor of Science in Commerce & Engineering from Drexel University and a President / Key Executives MBA from Pepperdine University.

Cooperation Agreement

On May 29, 2019, the Company entered into a Cooperation Agreement with Prescience Point, Dr. Behrens Wilsey, Mr. Barry and Mr. Newton (collectively, the “Investor Group”). With certain exceptions relating to breaches of the Cooperation Agreement, the Cooperation Agreement terminates at least five business days after the Company or the Investor Group delivers notice of termination (the “Termination Date”) following the date of the Company’s 2020 annual meeting of shareholders.

Pursuant to the Cooperation Agreement, the Company has agreed to take action to, among other things, (i) nominate Dr. Behrens Wilsey, Mr. Newton and Mr. Wright as the only three Class II director candidates for election to the Board at the Annual Meeting, (ii) recommend to the shareholders of the Company the election of only these three candidates for election to the Board at the Annual Meeting and (iii) solicit proxies in favor of the election of only these three candidates for election to the Board at the Annual Meeting. In addition, the Cooperation Agreement provides that, in the event that the Annual Meeting is not held and concluded on June 17, 2019, Dr. Behrens Wilsey and Mr. Newton would be appointed to the Board as Class II directors on such date, and current Class II director Joseph G. Bleser would resign on such date.

The Cooperation Agreement further provides that, in the event that the Annual Meeting is held and concluded after June 17, 2019 but on or before September 15, 2019, then (i) promptly following (but no later than five business days after) the Annual Meeting, the Board would accept the resignation of Larry W. Papasan as a Class III director and appoint Mr. Barry and James L. Bierman as Class III directors and (ii) promptly following such appointment, the Company and Prescience Point would identify an individual, to be mutually agreed upon between Prescience Point and the Company (the “Mutual Designee”), to stand for election as a Class III director at the 2019 Annual Meeting. The Board then would designate and recommend Mr. Barry, Mr. Bierman and the Mutual Designee as the only three Class III director candidates for election to the Board, and solicit proxies in favor of their election, at the 2019 Annual Meeting.

The Cooperation Agreement also provides that, in the event that the Annual Meeting is held and concluded after September 15, 2019, then on September 15, 2019, the Board would appoint Mr. Wright as a Class III director, increase the size of the Board by one seat in Class II and appoint Mr. Barry as a Class II director. Then, pursuant to the Cooperation Agreement, with respect to the Annual Meeting, the Board would designate and recommend Dr. Behrens Wilsey, Mr. Barry and Mr. Newton as the only three Class II director candidates for election to the Board, and solicit proxies in favor of their election, at the Annual Meeting. The Cooperation Agreement provides that (i) promptly following (but no later than five business days after) the Annual Meeting, the Board would accept the resignation of Mr. Papasan as a Class III director, reduce the size of the Board by one seat in Class II and appoint Mr. Bierman to the Board as a Class III director and (ii) promptly following such appointment, the Company and Prescience Point would identify the Mutual Designee to stand for election as a Class III director at the 2019 Annual Meeting. The Board then would designate and recommend Mr. Wright, Mr. Bierman and the Mutual Designee as the only three Class III director candidates for election to the Board, and solicit proxies in favor of their election, at the 2019 Annual Meeting.

The Cooperation Agreement further provides, among other things, that:

•

As long as Prescience Point’s Net Long Position (as defined in the Cooperation Agreement) exceeds 5.0% of the outstanding shares of Company common stock, in the event that any of Dr. Behrens Wilsey, Mr. Newton or Mr. Barry (together, the “Investor Group Designees”) is no longer able to serve as a director of the Company due to death or disability, Prescience Point would have the right to designate a candidate for replacement so long as such candidate (i) qualifies as an “independent director” under applicable SEC and stock exchange rules and Company policies, (ii) is not an employee, principal, affiliate or associate of the Investor Group, (iii) has relevant industry expertise and (iv) is approved by the Corporate Governance and Nominating Committee.

•

The Board and all applicable committees of the Board are required to take all necessary actions to appoint Dr. Behrens Wilsey as the Chair of the Board promptly following her election or appointment to the Board.

•	Until the Termination Date, each of the Investor Group Designees will be entitled to serve on at least one committee of the Board following his or her election or appointment to the Board.

•

Promptly following Mr. Newton’s appointment to the Board, the Board and all applicable committees of the Board will take all necessary actions to appoint Mr. Newton to the Audit Committee, and promptly following the resignation of Mr. Papasan, the Board and all applicable committees of the Board will take all necessary actions to appoint Charles R. Evans, the current Chairman of the Board, to serve as Chairman of the Corporate Governance and Nominating Committee.

•

Prescience Point has agreed to certain customary standstill restrictions. These standstill restrictions include a prohibition on Prescience Point beneficially owning 10.0% or more of the outstanding shares of Company common stock. However, after the expiration of the Shareholder Rights Agreement, Prescience Point may acquire up to 12.0% of the outstanding shares of Company common stock, but any shares above 10.0% will remain subject to the voting commitment described below so long as Prescience Point continues to own more than 10.0% of the outstanding shares of Company common stock (even after the Termination Date). The standstill restrictions also prohibit Prescience Point from effecting, offering, proposing to effect, participating in or in any way encouraging, assisting or facilitating any other person in effecting, offering or proposing to effect or participating in any short interests in the Company.

•

Through the Termination Date and subject to certain qualifications, Prescience Point is required to vote all of its shares of Company common stock at any annual or special meeting, and any consent solicitation of the Company’s shareholders, in accordance with the recommendations of the Board.

•

The Company will lead all activities related to the Annual Meeting and the 2019 Annual Meeting including any proxy contest, settlement, the preparation of proxy statements or other proxy materials, and any other public communications with Company shareholders.

The Cooperation Agreement contains certain representations and warranties pertaining to the Shareholder Rights Agreement and provides that, immediately following the execution of the Cooperation Agreement, and in reliance on these representations and warranties, the Board shall determine that Prescience Point is not an “Acquiring Person” under the Shareholder Rights Agreement.

The Cooperation Agreement also contains a mutual non-disparagement provision and further provides that the Investor Group will support the Company and the Board and not take any position in opposition to the Company’s position in litigation relating to the timing of annual meetings or the election of directors, as reasonably requested by the Company.

Under the Cooperation Agreement, the Company is obligated to reimburse Prescience Point for its reasonable, documented out-of- pocket fees and expenses (including legal expenses) incurred in connection with the matters related to the Annual Meeting, in an amount not to exceed $500,000 in the aggregate.

PROPOSAL 1—ELECTION OF THREE CLASS II DIRECTORS

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE FOLLOWING NOMINEES FOR CLASS II DIRECTOR ON THE BLUE PROXY CARD.

Class II Director Nominees—Term Expiring in 2021

M. Kathleen Behrens Wilsey, Ph.D.

Independent Director Nominee

Age: 66

Director since: —

Business Experience: Independent life sciences consultant and investor since December 2009. Dr. Behrens Wilsey served as the Co-Founder, President and Chief Executive Officer and as a director of the KEW Group Inc., a private oncology services company, from January 2012 until June 2014. Earlier in her career, Dr. Behrens Wilsey served as a general partner for selected venture funds for RS Investments, a mutual fund firm, from 1996 until December 2009. While Dr. Behrens Wilsey worked at RS Investments, from 1996 to 2002, she served as a managing director at the firm, and, from 2003 to December 2009, she served as a consultant to the firm. During that time, Dr. Behrens Wilsey also served as a member of the President’s Council of Advisors on Science and Technology (“PCAST”), from 2001 to 2009 and as chairwoman of PCAST’s Subcommittee on Personalized Medicine, as well as the President, director and chairwoman of the National Venture Capital Association, an organization that advocates for public policy that supports the American Entrepreneurial ecosystem, from 1993 until 2000. Prior to that, she served as a general partner and managing director for Robertson Stephens & Co., an investment company, from 1983 through 1996.

Other Board Experience: Sarepta Therapeutics, Inc. (Nasdaq: SRPT) (Chairwoman); previously Amylin Pharmaceuticals, Inc. (formerly AMLN) until it was acquired by Bristol-Myers Squibb Co. and Abgenix, Inc. (formerly ABGX) until it was acquired by Amgen, Inc.

Skills and Qualifications: Dr. Behrens Wilsey was nominated as a director because of her board and board leadership experience in the biotechnology and healthcare industries as well as her expertise in healthcare investing and in healthcare policy.

K. Todd Newton

Independent Director Nominee

Age: 56

Director since: —

Business Experience: Chief Executive Officer and a member of the board of directors of Apollo Endosurgery, Inc. (Nasdaq: APEN), a medical device company. Mr. Newton has held this position since July 2014. From 2009 to 2014, Mr. Newton served as Executive Vice President and Chief Financial Officer at ArthroCare Corporation (Nasdaq: ARTC), a medical device company, including from 2013 as Chief Operating Officer. Prior to that, Mr. Newton served in a number of executive officer roles, including President and Chief Executive Officer and as a director, at Synenco Energy, Inc., a Canadian oil sands company. Mr. Newton was a Partner at Deloitte & Touche LLP, a professional services network and accounting organization, from 1994 to 2004.

Other Board Experience: Apollo Endosurgery, Inc. (Nasdaq: APEN)

Skills and Qualifications: Mr. Newton was nominated as a director because of his executive and operating experience in the healthcare industry, including his service as a chief executive officer and chief financial officer of public companies in the sector, and because of his financial accounting background.

Timothy R. Wright

Director Nominee

Age: 61

Director since: —

Business Experience: Chief Executive Officer of the Company since May 13, 2019. Previously, Mr. Wright served as a Partner at Signal Hill Advisors, LLC, a consulting practice, since February 2011. Mr. Wright served as President and Chief Executive Officer of M2Gen Corp., a privately held cancer and health informatics company, between July 2017 and September 2018. Prior to M2Gen Corp., Mr. Wright served as Executive Vice President, Mergers and Acquisitions, Strategy and Innovation for Teva Pharmaceutical Industries Ltd. (Teva), a pharmaceutical company specializing in generic medicines, from April 2015 until August 2017. Before Teva, Mr. Wright was the founding partner of The Ohio State University Comprehensive Cancer Drug Development Institute. Mr. Wright also served as Chairman, Interim Chief Executive Officer and a director of Curaxis Pharmaceutical Corporation (Curaxis), a pharmaceutical company specializing in the development of drugs for the treatment of Alzheimer’s disease and various cancers, from July 2011 to July 2012.

Other Board Experience: Agenus, Inc. (Nasdaq: AGEN); previously Curaxis Pharmaceutical Corporation

Skills and Qualifications: Mr. Wright was nominated as a director to bring the perspective of the Chief Executive Officer on the Board and for his extensive experience in the healthcare and pharmaceutical industry.

Policy Regarding Director Qualification

The Board, in part through its delegation to the Nominating and Corporate Governance Committee, seeks to recommend qualified individuals to become members of the Board. The Board considers many factors when evaluating the suitability of, and selecting, individual director nominees, including, but not limited to, the following criteria: (i) all director nominees should be committed to the Company’s basic beliefs as set forth in the Company’s Code of Business Conduct and Ethics and shall be individuals of integrity, intelligence and strength of character; (ii) all director nominees should have reputations, both personal and professional, consistent with the image and reputation of the Company; (iii) all director nominees should have strong leadership skills; (iv) all director nominees should have the ability to exercise sound business judgment; (v) all director nominees should have relevant expertise and experience, including educational or professional backgrounds, and should be able to offer advice and guidance to management of the Company based on that expertise and experience; and (vi) all director nominees should have a willingness to commit the necessary time and effort to attend and participate in Board meetings and related Board activities, and also to ensure an active Board whose members work well together.

Nominees for Election to the Board

The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that each of the Board Nominees meets the Board’s standards for director qualifications and has nominated each of them to stand for election to the Board for three-year terms expiring at the 2021 annual meeting of shareholders and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal. Above we have provided a biography for each of the Board Nominees, including a description of the qualifications, experience, attributes and skills of each such nominee.

Although the Company common stock is no longer listed on Nasdaq due to the Company’s inability to file periodic reports, the Board continues to comply with Nasdaq’s listing standards with respect to Board independence. Nasdaq listing standards require that a majority of the members of the Board be independent, which means that they are not officers or employees of the Company and are free of any relationship that would interfere with the exercise of their independent judgment. The Board has determined that each of the Board

Nominees other than Mr. Wright qualifies as “independent” under Nasdaq listing standards. All of the Board Nominees have consented to be named in this Proxy Statement and to serve as a director of the Company if elected. Proxies may not be voted for a greater number of persons than the number of nominees named in this Proxy Statement. The Board is not aware that any of the Board Nominees will be unwilling or unable to serve as a director. However, if any of the Board Nominees is unable to serve or for good cause will not serve as a director, the Board may choose a substitute nominee. If any substitute nominees are designated, we will file a supplement to this Proxy Statement that, as applicable, identifies the substitute nominees, discloses that such nominees have consented to being named in the revised proxy statement and to serve as a director of the Company if elected, and includes certain biographical and other information about such nominees required by SEC rules. Absent instruction otherwise, the persons named as proxies on the Company’s BLUE proxy card will vote for the Board Nominees and substitute nominees chosen by the Board, if applicable.

In addition to the information set forth below, Annex A sets forth information relating to the Company’s directors, the Board Nominees for election as directors and certain of the Company’s officers who are “participants” in our solicitation under SEC rules by reason of their position as directors or nominees or because they will be soliciting proxies on our behalf.

Mr. Petit has indicated that he intends to nominate himself, David J. Furstenberg and Shawn P. George each for election as a Class II director at the Annual Meeting. You may receive proxy solicitation materials from or on behalf of the Petit Group. The Company is not responsible for the accuracy of any information provided by or relating to the Petit Group contained in proxy materials filed or disseminated by or on behalf of the Petit Group or any other statements that any member of the Petit Group may make.

The Board does not endorse any of Mr. Petit’s nominees and unanimously recommends that you vote FOR the election of each of the Board Nominees on the enclosed BLUE proxy card. The Board strongly urges you not to sign or return any WHITE proxy card sent to you by or on behalf of the Petit Group. Voting to “withhold” with respect to any of Mr. Petit’s nominees on a WHITE proxy card sent to you by or on behalf of the Petit Group is not the same as voting FOR the Board Nominees because a vote to “withhold” with respect to any of Mr. Petit’s nominees on his WHITE proxy card will revoke any BLUE proxy card you may have previously submitted. To support the Board Nominees, you should vote FOR the Board Nominees on the BLUE proxy card and disregard, and not return, any WHITE proxy card sent to you by or on behalf of the Petit Group. If you have previously voted using a WHITE proxy card sent to you by or on behalf of the Petit Group, you can subsequently revoke that vote by signing, dating and returning the enclosed BLUE proxy card in the postage-paid envelope provided, or by following the instructions on the BLUE proxy card to vote by telephone or by Internet. Only your latest dated proxy will count. Any proxy may be revoked at any time prior to its exercise at the Annual Meeting as described in this Proxy Statement.

Because we have received notice that Mr. Petit intends to nominate a slate of nominees for election to the Board at the Annual Meeting, we expect the number of nominees for director to exceed the number of directors to be elected at the Annual Meeting. Accordingly, pursuant to Article II Section 9 of the Bylaws, directors will be elected by a plurality of the votes cast at the Annual Meeting. This means that the three nominees with the most votes will be elected. If the number of nominees for director does not exceed the number of directors to be elected, directors will be elected by a majority of the votes cast by the shares entitled to vote on the election of directors.

Board Composition after the Annual Meeting

The Board has agreed with Prescience Point to appoint James L. Bierman and Richard J. Barry to the Board shortly after the Annual Meeting. One of our incumbent directors, Larry W. Papasan, has agreed to resign from the Board at that time. The Board has also agreed to identify another new director nominee, in cooperation with Prescience Point, who would stand for election at the 2019 Annual Meeting. At that meeting, the Board’s nominees would be Mr. Barry, Mr. Bierman and the new director.

Information relating to the business experience of Mr. Barry and Mr. Bierman is set forth below.

Richard J. Barry, age 60, has served as a director of Elcelyx Therapeutics, Inc., a private pharmaceutical company, since February 2013 and has served as a Managing Member of GSM Fund, LLC, a fund established for the sole purpose of investing in Elcelyx Therapeutics, since February 2013. Earlier in his career, he was a founding member of Eastbourne Capital Management LLC, a large equity hedge fund investing in a variety of industries, including health care, and served as the Managing General Partner and Portfolio Manager from 1999 to its close in 2010. Prior to that, he was a Portfolio Manager and Managing Director of Robertson Stephens Investment Management, an investment company, from 1995 until 1999. Before that, Mr. Barry spent over 13 years in various roles in institutional equity and investment management firms, including Lazard Frères, Legg Mason and Merrill Lynch. Mr. Barry has served as a director of Sarepta Therapeutics, Inc. (SRPT), a genetic medicine company, since June 2015, and he has been a Partner and Advisory Board member of the San Diego Padres since 2009. Mr. Barry previously served as a director of Cluster Wireless, LLC, a software company, from 2011 until 2014, and of BlackLight Power, Inc. (n/k/a Brilliant Light Power, Inc.), an energy research company, from 2009 until 2010. Mr. Barry holds a B.A. from Pennsylvania State University.

James L. Bierman, age 66, served as President and Chief Executive Officer of Owens & Minor, Inc., a Fortune 500 company and a leading distributor of medical and surgical supplies, from September 2014 to June 2015. Previously, he served in various other senior roles at Owens & Minor, including President and Chief Operating Officer from August 2013 to September 2014, Executive Vice President and Chief Operating Officer from March 2012 to August 2013, Executive Vice President and Chief Financial Officer from April 2011 to March 2012 and Senior Vice President and Chief Financial Officer from June 2007 to April 2011. From 2001 to 2004, Mr. Bierman served as Executive Vice President and Chief Financial Officer at Quintiles Transnational Corp. Prior to joining Quintiles Transnational, Mr. Bierman was a partner at Arthur Andersen LLP. Mr. Bierman currently serves on the board of directors of Tenet Healthcare Corporation (THC) and previously served on the boards of directors of Owens & Minor, Inc. (OMI) and Team Health Holdings, Inc. (formerly TMH). Mr. Bierman earned his B.A. from Dickinson College and his M.B.A. at Cornell University’s Johnson Graduate School of Management.

YOUR VOTE IS VERY IMPORTANT. To assure that your shares are represented at the Annual Meeting, we urge you to date, sign and return the enclosed BLUE proxy card promptly in the postage-paid envelope provided, or vote by telephone or the Internet as instructed on the BLUE proxy card, whether or not you plan to attend the Annual Meeting.

The persons named as proxies intend to vote the proxies FOR the election of each of the Board Nominees, unless otherwise specified on the BLUE proxy card.

PROPOSAL 2—CLASS III DIRECTOR ELECTION BYLAW PROPOSAL

The Company has received notice from Mr. Petit of his intention to present the following resolution for action at the Annual Meeting, which, if approved, would result in the Board holding a meeting on August 19, 2019 for the election of three Class III directors (the “Class III Director Election Bylaw Proposal”).

RESOLVED, that pursuant to Article VIII, Section 10 of the Bylaws, Article II, Section 2 of the Bylaws shall be, and hereby is, amended and restated in its entirety as follows (additions are indicated by italics):

Section 2. Annual Meeting. The annual meeting of shareholders shall be held on a date and at a time designated by the Board of Directors; except that in 2019 the Board of Directors shall hold a meeting on August 19, 2019 for the election of three Class III directors. At the annual meeting, directors shall be elected and any other business as may properly be brought before the meeting in accordance with these Amended and Restated Bylaws (as amended from time to time in accordance with the terms hereof, these “Bylaws”) may be transacted.

and Article II, Section 7 is amended in relevant part as follows (additions are indicated by italics):

Section 7. Adjourned or Postponed Meetings. “… The Board of Directors may, at any time prior to the holding of an annual meeting or a special meeting of shareholders (other than a Shareholder Requested Special Meeting or the August 19, 2019 meeting for the election of Class III directors) and for any reasonable reason, postpone or cancel such meeting.”

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THE ADOPTION OF THE CLASS III DIRECTOR ELECTION BYLAW PROPOSAL

Statement in Opposition

The Board believes the Class III Director Election Bylaw Proposal is in direct contravention to the shareholders’ mandate and the purpose of classifying the Board into three classes, which was overwhelmingly approved by the shareholders at the Company’s 2010 annual meeting of shareholders. The description of the proposal, included in the Company’s Proxy Statement for the Company’s 2010 annual meeting of shareholders, provided, “[i]f the board classification is approved, the Company’s Board of Directors, upon filing of a certificate of amendment with the Secretary of State of the State of Florida, will be divided into three classes, designated as Class I, Class II and Class III, as nearly equal in number as possible with the term of office of the directors of one class expiring each year (emphasis added).1” Because the Class III Director Election Bylaw Proposal would require electing the Class III directors only two months after the June 17, 2019 meeting for the election of Class II directors, the Board believes that this period of time is insufficient to achieve the benefits that the classification of the Board into classes was intended to achieve.

For these reasons, the Board urges shareholders to vote AGAINST the Class III Director Election Bylaw Proposal.

The Company notes that the Petit Group has filed proxy materials that indicate that Mr. Petit intends to present a resolution for action at the Annual Meeting, which, if approved, would result in the Board holding a meeting on July 25, 2019 for the election of three Class III directors (the “Purported July Proposal”). The Company did not receive notice of the Purported July Proposal prior to the May 6, 2019 deadline for the receipt of shareholder proposals in connection with the Annual Meeting. As a result, the Company expects the chairman of the Annual Meeting to determine that the Purported July Proposal is materially different from the Class III Director Election Bylaw Proposal and was not timely submitted in compliance with the Bylaws; to declare the Purported July Proposal to be defective; and to disregard the Purported July Proposal because it is an invalid item of business for the 2018 Annual Meeting. If the Purported July Proposal is disregarded as an invalid item of business, the Company will count votes on the Purported July Proposal on a provisional basis, subject to the final determination (if any) by a court as to whether the Purported July Proposal was a valid item of business. If the Purported July Proposal is disregarded, Mr. Petit may bring an action against the Company.

[1]	See page 20 of the Company’s Proxy Statement filed with the SEC on April 6, 2010.

PROPOSAL 3—BYLAW REPEAL PROPOSAL

The Company has received notice from Mr. Petit of his intention to present the following resolution for action at the Annual Meeting, which would allow shareholders of the Company to repeal any amendments to the Bylaws adopted by the Board subsequent to October 3, 2018 and prior to August 19, 2019 (the “Bylaw Repeal Proposal”). Adoption of the Bylaw Repeal Proposal would have the effect of repealing any amendments to the Bylaws adopted by the Board after October 3, 2018, of which there are currently none.

RESOLVED, that pursuant to Section 607.1020(1)(b) of the Florida Business Corporation Act and Article VIII, Section 10 of the Bylaws, each provision or amendment of the Bylaws of MiMedx Group, Inc. (the “Corporation”) adopted by the Board of Directors of the Corporation (and not by the Corporation’s shareholders) subsequent to October 3, 2018 and prior to August 19, 2019 be, and hereby is, repealed, effective as of the time this resolution is approved by the Corporation’s shareholders.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THE ADOPTION OF THE BYLAW REPEAL PROPOSAL.

Statement in Opposition

The Bylaw Repeal Proposal seeks to repeal each provision or amendment of the Bylaws adopted by the Board after October 3, 2018, without regard to the subject matter of any bylaw provisions or amendment in question.

No provisions or amendments to the Bylaws have been adopted subsequent to October 3, 2018. While the Board does not currently expect to adopt any amendments to the Bylaws prior to the Annual Meeting, the Board could determine prior to the Annual Meeting that an amendment is necessary and in the best interest of the Company’s shareholders. The Board believes that the automatic repeal of any Bylaw amendment, irrespective of its content, duly adopted by the Board (whether with or without shareholder approval) could have the effect of repealing one or more properly adopted Bylaw amendments that the Board determined to be in the best interests of the Company and its shareholders and adopted in furtherance of its fiduciary duties, including in response to future events not yet known to the Company.

Furthermore, as a public company subject to the federal proxy rules, it might be impracticable—if not impossible—for the Company to obtain shareholder approval for a necessary Bylaw amendment within a timeframe necessary to serve the best interests of the Company and its shareholders.

As the Board is fully empowered by its governing documents and applicable law to alter, amend or repeal provisions to the Bylaws in accordance with its fiduciary duties and no provision of the Bylaws is expected to be impacted by the Bylaw Repeal Proposal, we believe this proposal represents no purpose other than to limit Board actions otherwise permitted by the Company’s governing documents and Florida law.

For these reasons, the Board urges shareholders to vote AGAINST the Bylaw Repeal Proposal.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION & ANALYSIS

The Compensation Committee is responsible for evaluating and determining the compensation paid to the executive officers who are listed in the Summary Compensation Table (the “NEOs”). All components of compensation for the NEOs are then recommended by the Compensation Committee for approval by the Board. This Compensation Discussion & Analysis pertains to both 2017 and 2018 compensation.

For 2017, the Company’s NEOs were Parker H. “Pete” Petit, former Chairman and former Chief Executive Officer; William C. Taylor, former President and former Chief Operating Officer; Michael J. Senken, former Chief Financial Officer; and Alexandra O. Haden, General Counsel and Secretary. For 2018, the Company’s NEOs were, in addition to these four individuals: David Coles, former Interim Chief Executive Officer; Edward Borkowski, Executive Vice President and Interim Chief Financial Officer; I. Mark Landy, Executive Vice President and Chief Strategy Officer; and Scott Turner, Senior Vice President—Operations & Procurement.

Audit Committee Investigation’s Impact on 2017 and 2018 Compensation

As noted above in “Summary of the Findings of the Audit Committee Investigation” beginning on page 21, in June 2018, the Audit Committee determined that there were material accounting irregularities regarding the recognition of revenue under GAAP and that the Company’s financial statements dating back to and including the year ended December 31, 2012 should not be relied upon by our investors and stakeholders and would need to be restated. The Audit Committee subsequently found, among other things, that the Company’s former senior management, including Messrs. Petit, Taylor and Senken, were aware that the Company’s course of dealing with its largest distributor was inconsistent with the terms of the parties’ contract and this course of dealing affected the way in which the Company should have properly recognized revenue; these individuals also made material misstatements and omissions about the Company’s course of dealing with its largest distributor as well as the Company’s corresponding revenue recognition practices to a number of key stakeholders, including the SEC, the Board, the Audit Committee and the Company’s outside auditors; and in at least one instance, Mr. Taylor concealed a side agreement with a customer from the Company’s Finance and Accounting group. In addition, the Audit Committee found that Messrs. Petit and Taylor engaged in a pattern of taking action against employees who raised concerns about these practices, without conducting a thorough investigation of those concerns. Instead, Messrs. Petit and Taylor focused on disputing the employees’ allegations and on seeking to discredit or find wrongdoing by the persons raising the concerns that would justify re-assignment, discipline or termination.

Messrs. Petit, Taylor and Senken resigned from their respective executive officer positions in June 2018. Mr. Taylor also resigned from the Board. Mr. Petit resigned from the Board in September 2018. In September 2018, following a review of evidence uncovered in the Audit Committee Investigation, the Board retroactively determined that these individuals’ termination of employment should be considered “for cause” within the definition of the Plans, and actions were commenced pursuant to the Plans and the Company’s Compensation Recoupment Policy to recover compensation previously paid to such executives. All restricted shares and stock options held by these executives were forfeited as a result of the “for cause” determination.

At or around the time that the Audit Committee decided to engage an independent legal adviser, in February 2018, to conduct its Investigation, the Compensation Committee was determining the amount of the annual non-equity incentive awards for 2017 and making decisions about 2018 compensation, including increasing base salaries, determining the amount of the non-equity incentive awards and granting the 2018 equity awards. The fact that the Audit Committee was beginning to conduct its Investigation did not affect the 2018 actions. However, with respect to the 2017 annual non-equity incentive awards, which had two performance targets—revenue (weighted at 75%) and Adjusted EBITDA (weighted at 25%), which is defined as EBITDA before share-based compensation expense—because of uncertainty regarding the Audit Committee Investigation, the Compensation Committee and the Board held back the entire Adjusted EBITDA portion of the annual non-equity incentive award (i.e., 25%), but not the revenue portion of the award. This approach was decided because discussions with the Audit Committee at the time indicated that there was little risk that restated 2017 revenues would be below the maximum target for revenue, but there was risk that increased restated expenses for 2017 would impact Adjusted EBITDA.

The amounts of the 2017 annual non-equity incentive compensation awards that were paid may be based on inaccurate financial information, and if so, portions of these awards will be subject to clawback. Similarly, the amounts of the 2018 annual non-equity incentive compensation awards that were paid may also be based on inaccurate financial information. If so, portions of these awards will also be subject to clawback.

Compensation Philosophy

MiMedx’s executive compensation philosophy is based on the belief that competitive compensation is essential to attract and retain highly-qualified executives and motivate them to achieve the Company’s operational and financial goals. In line with this philosophy, the Company’s practice is to provide total compensation that is competitive with comparable positions at peer organizations. The compensation program is based on individual and organizational performance and includes components that reinforce the Company’s motivational and retention-related compensation objectives.

The principal components of compensation for MiMedx’s NEOs are base salary, annual cash incentives and long-term equity incentives. Cash incentives are included to encourage and reward effective performance relative to the Company’s near-term plans and objectives. Equity incentives are included to promote longer-term focus, to help retain key contributors and to align the interests of the Company’s executives and shareholders.

In making compensation decisions, the Compensation Committee has considered the recommendations of the CEO and of a senior HR executive, which, in turn, have been informed by a compensation analysis of the practices of peer group companies, which are publicly-traded companies in the medical device, pharmaceuticals, biotechnology and life sciences sectors of the healthcare industry. The peer group selection and comparability are determined using, among other things, organizational criteria, revenue, market capitalization, complexity of business, industry sector, earnings growth, science/technology and other proprietary requirements for growth, and product offerings. The data from the peer group companies for the NEOs provides the Compensation Committee with a benchmark that it views as a point of reference, but not as a determining factor, for the compensation of the NEOs.

In 2017, the peer group was follows:

2017 Peer Group

Abiomed, Inc.	Exelixis, Inc.	LivaNova plc
Acorda Therapeutics, Inc.	Genomic Health, Inc.	Merrimack Pharmaceuticals, Inc.
Alphatec Holdings, Inc.	Geron Corporation	Momenta Pharmaceuticals, Inc.
Athersys, Inc.	Halozyme Therapeutics, Inc.	OPKO Health, Inc.
AMAG Pharmaceuticals, Inc.	ImmunoGen, Inc.	RTI Surgical, Inc.
Array BioPharma, Inc.	Infinity Pharmaceuticals, Inc.	Seattle Genics, Inc.
CryoLife, Inc.	Insulet Corporation	Spectrum Pharmaceuticals, Inc.
Derma Sciences, Inc.	Insys Therapeutics, Inc.	Vanda Pharmaceuticals, Inc.
DexCom, Inc.	Ionis Pharmaceuticals, Inc.	Wright Medical Group, N.V.
Exactech, Inc	Ironwood Pharmaceuticals, Inc.

In 2018, the number of companies in the peer group was reduced—either because compensation information was not available or because their financial or operating metrics were no longer comparable to the Company’s. One new company was added.

2018 Peer Group

Abiomed, Inc.	Geron Corporation	Momenta Pharmaceuticals, Inc.
Acorda Therapeutics, Inc.	Halozyme Therapeutics, Inc.	Newlink Genetics Corp.
AMAG Pharmaceuticals, Inc.	ImmunoGen, Inc.	OPKO Health, Inc.
Array BioPharma, Inc.	Infinity Pharmaceuticals, Inc.	Seattle Genetics, Inc.
CryoLife, Inc.	Insulet Corporation	Spectrum Pharmaceuticals, Inc.
DexCom, Inc.	Insys Therapeutics, Inc.	Vanda Pharmaceuticals, Inc.
Exelixis, Inc	Ionis Pharmaceuticals, Inc.	Wright Medical Group, Inc.
Genomic Health, Inc.	Ironwood Pharmaceuticals, Inc.

In order to compete effectively for top executive-level talent, the Compensation Committee has targeted cash compensation for the NEOs between the 50th and 60th percentile, and long-term equity compensation between the 60th and 75th percentile, of compensation paid to similarly-situated executives of the companies comprising the peer group; however, in practice and in the case of 2017 and 2018, actual compensation awarded by the Compensation Committee has generally lagged these targets. Although compensation survey data are useful guides for comparative purposes, the Compensation Committee believes that a successful compensation program also requires the application of judgment and subjective determinations of individual performance. In that regard, the Compensation Committee applies its judgment in reconciling the program’s objectives with the realities of retaining valued employees.

The Company conducted an advisory say-on-pay vote at the 2016 annual meeting of shareholders, where approximately 95% of the votes cast were in favor of the proposal. The Board and Compensation Committee reviewed these final vote results together with the other factors and data discussed in this Compensation Discussion and Analysis and determined that, given the significant level of support of the Company’s approach to compensation by its shareholders, no changes to its executive compensation policies and related decisions were necessary.

The next say-on-pay vote will occur at the 2019 Annual Meeting. At that meeting, shareholders will also vote with respect to their preference as to the frequency of the say-on-pay vote.

Compensation Consultant

To assist the Compensation Committee in meeting the objectives outlined above, the Compensation Committee engaged an independent executive compensation consulting firm, Meridian Compensation Partners, LLC (“Meridian”), beginning in mid-2018 to provide compensation consulting services relating to (1) NEO compensation, (2) peer group composition and practices, (3) incentives design, (4) compensation governance, (5) amount and form of director compensation and (6) alternatives to equity compensation. Meridian’s services were provided only to the Compensation Committee, and the Compensation Committee determined that Meridian’s work did not raise any conflict of interest.

2017 Compensation Components

Base Salary

MiMedx employees, including its NEOs, are paid a base salary commensurate with the responsibilities of their positions, the skills and experience required for the position, their individual performance, business performance, labor market conditions and with reference to peer company salary levels. Base salaries may be increased depending on the compensation of comparable positions within the peer group companies and published compensation surveys, the executive’s responsibilities, skills, expertise, experience and performance, the executive’s contributions to the Company’s results, and the overall performance of the Company compared to its peer group and other participants within the industry. In determining the increases, the Compensation Committee relies on judgment about each individual, as well as on recommendations from senior management, rather than applying a stated formula.

Special Bonus

In recognition of outstanding performance, including significant success with clinical trials and new product pipelines, and the fact that the February 2017 annual grants were below the Compensation Committee’s compensation benchmarks, at the recommendation of the CEO, the Compensation Committee made a one-time equity grant to the NEOs in October 2017. Upon the recommendation of the Compensation Committee, the Board made the following awards of restricted stock to the NEOs: Petit—12,500 shares; Taylor—10,000 shares; Senken—7,500 shares; and Haden—7,500 shares. The awards vest ratably over a three-year period from the date of grant. The cash value of these restricted shares is reported as a bonus in the Summary Compensation Table.

Also at the recommendation of the CEO, the Board granted a one-time discretionary cash bonus to the NEOs in July 2017 in recognition of outstanding performance.

These restricted stock awards for Messrs. Petit, Taylor and Senken have since been forfeited in their entirety.

Annual Non-Equity Incentive Awards

In 2017, annual non-equity incentive awards for the NEOs was determined under the Company’s Management Incentive Plan (the “MIP”), which is an annual cash incentive plan that is designed to incentivize and reward achievement of the current year’s financial and operational goals. The 2017 award was comprised of a targeted base bonus equal to a specified percentage of the NEO’s base salary: Petit, 75%; Taylor, 65%; Senken, 50% and Haden, 45%. These amounts were established by the Compensation Committee after considering peer practices, the executive’s tenure in his or her role and internal pay equity. The base bonus had two performance conditions: revenue, which was weighted at 75% of the award, and Adjusted EBITDA (EBITDA before share-based compensation expense), weighted at 25% of the award.

	2017 Management Incentive Plan Structure
	Minimum	Target	Maximum
Revenue (75% weight)	$265,800,000	$302,000,000	$322,000,000
Payout as % of Target Incentive	15%	100%	200%
Adjusted EBITDA (25% weight)	$48,000,000	$66,500,000	$—
Payout as % of Target Incentive	10%	100%	—

The 2017 award also included an excess bonus, which would be paid only if both of the base bonus targets were met. For 2017, the excess bonus was based only on revenue and would be earned only to the extent that 2017 revenue exceeded the 2017 revenue target. The Compensation Committee determined that it was appropriate to set the excess bonus solely on the excess achievement of its revenue target in order to align the NEOs’ interests with shareholders’ interests, as the Compensation Committee believed that the market prioritized growth in revenue. The maximum bonus (including the excess bonus) eligible to be earned could be up to two times the amount of the NEO’s base bonus.

Based on the Compensation Committee’s understanding in March 2018 of the Company’s 2017 revenues and Adjusted EBITDA, the Compensation Committee determined that a payout at the 185% level was warranted. As noted above, due to uncertainty regarding the Audit Committee Investigation, the Compensation Committee and the Board determined to hold back the entire Adjusted EBITDA portion of the award. After applying the holdback, the Compensation Committee approved 2017 annual non-equity incentive awards to the NEOs as follows: Petit—$731,250; Taylor—$531,375; Senken—$311,250; and Haden—$271,350.

As noted above, these amounts may be based on inaccurate financial information. If so, portions of these amounts will be subject to clawback after the audited 2017 financial statements have been filed.

Long-Term Equity Incentives

All equity incentive awards are granted under the Company’s 2016 Equity and Cash Incentive Plan (the “2016 Plan”), which was approved by shareholders on May 18, 2016.

In recent years, the Compensation Committee has granted only restricted stock awards based on its review of market conditions and peer practices and to conserve the number of shares available under the 2016 Plan. The Compensation Committee believes that restricted stock awards are an effective form of equity compensation because they are a strong retention tool for NEOs and other key executives. Restricted stock awards increase in value as the Company’s stock price increases over time, but they also continue to have value in the event of a stock price decline. Thus, unlike stock options, restricted stock does not lose its retention value in the event of a decline in stock price. Additionally, the Compensation Committee recognizes that restricted stock awards are becoming an increasingly prevalent tool in the incentive compensation reported by our peers.

The Compensation Committee’s philosophy is to benchmark long-term equity incentive awards at the 60th to 75th percentile of awards to similarly-situated executives of companies in the peer group. However, the actual amount of equity awards granted to the NEOs in 2017 was less than the benchmark target grant value in order to preserve shares in the 2016 Plan. In general, in determining the level of equity grants, the Compensation Committee considers the individual’s target annual long term incentive value, the Company’s unexercised and unvested grants, the employee’s level of responsibility and performance, prior equity awards, comparative compensation information and the anticipated expense to the Company. The Compensation Committee made grants on February 22, 2017 to Messrs. Petit, Taylor, Senken and Ms. Haden of 240,000; 150,000; 80,000; and 70,000 shares of restricted stock, respectively. All restricted shares vest ratably over three years from the date of the grant. Two-thirds of Messrs. Petit’s, Taylor’s and Senken’s 2017 equity grants (i.e., the unvested restricted shares) have been forfeited.

2018 Compensation Components

Base Salaries and Long-Term Equity Incentives—No change in structure or purpose from 2017. All of the restricted stock awards granted to Messrs. Petit, Taylor and Senken in February 2018 have been forfeited. See “Forfeited Awards Table” below for more information.

Annual Non-Equity Incentive Awards

In 2018, the annual non-equity incentive awards for the NEOs, which were granted in February 2018, were initially structured the same as the 2017 annual non-equity incentive awards: 75% based on revenue, 25% based on Adjusted EBITDA; and the amount of the targeted based bonus equal to a specified percentage of base salary.

After the resignations of Messrs. Petit, Taylor and Senken in June 2018, the Compensation Committee re-evaluated the structure of these awards and ultimately determined, by October 2018, to revise the structure of these awards to deemphasize revenue and to introduce individual performance goals, and to weight each performance condition equally, but to maintain the same targeted base bonus/excess bonus structure of the 2017 awards. Under the revised 2018 awards, the amounts of the targeted based bonuses as a percentage of base salary were as follows: Borkowski, 60%; Haden, 45%; Landy, 50% and Turner, 40%. In addition, over the course of the year, the Compensation Committee and the Board approved further downward revisions to the revenue and Adjusted EBITDA performance targets initially set in February as the Company’s performance worsened in order to retain and motivate employees.

The NEOs’ individual performance goals were as follows:

•	Borkowski:

•	develop financial assumptions and components of five-year strategic plan;

•	develop 2019 budget;

•	restate financial statements;

•	work with external firms to identify, assess, interview and select qualified candidates for senior finance and accounting positions; and

•	remediate control deficiencies;

•	Haden:

•	hit forecast legal spend through end of year, decrease legal spend overall and develop a framework for managing legal needs going forward;

•	lead insurance renewal process;

•	support transition to biologics via intellectual property program; and

•	support upgrade of sales practices/polices/procedures;

•	Landy:

•	form and lead Internal BLA Launch Team;

•	define commercialization plans for BLA products;

•	identify specific pipeline projects for product development; and

•	lead execution of aspects of five-year strategic plan;

•	Turner:

•	achieve operational metrics;

•	align monthly sales and operations plan process with financial plan;

•	define facility plan and costs; and

•	implement facility plan to support business.

	2018 Management Incentive Plan Structure
	Minimum	Target	Maximum
Revenue (1/3 weight)	$308,400,000	$350,500,000	$375,000,000
Payout as % of Target Incentive	15%	100%	200%
Adjusted EBITDA (1/3 weight)	$46,795,000	$66,850,000	$—
Payout as % of Target Incentive	10%	100%	—
Individual Objectives (1/3 weight)	—	—	—
Payout as % of Target Incentive	—	100%	—

Based on the Compensation Committee’s understanding in February 2019 of the Company’s 2018 revenues and Adjusted EBITDA, the Compensation Committee and the Board determined that a payout for the target base bonus at the 100% level for each of the NEOs was warranted. The Compensation Committee did not recommend the payment of excess bonuses in light of several factors, including the lack of audited financial statements and the ongoing Audit Committee Investigation and the fact that the performance targets had been decreased from the levels set at the beginning of 2018. The Committee and the Board approved 2018 non-equity incentive awards to the NEOs as follows: Borkowski—$330,000; Landy—$117,250; and Turner—$108,500. The Committee and the Board postponed making any annual non-equity incentive compensation payments to legacy senior management, which includes Ms. Haden, until the completion of the Audit Committee Investigation.

The revenue and Adjusted EBITDA portions of the 2018 non-equity incentive awards may be based on inaccurate financial information. If so, portions of these amounts will be subject to clawback once the audited 2018 financial statements have been filed.

Agreement with Alvarez & Marsal to employ Mr. Coles

The Board appointed Mr. Coles as Interim Chief Executive Officer of the Company, effective as of July 2, 2018. In connection with his appointment, the Company entered into an engagement letter with Alvarez & Marsal North America, LLC (“A&M”), where Mr. Coles has been employed since 1997, providing for Mr. Coles’s services and the services of additional A&M employees as needed to assist Mr. Coles in the execution of his duties. Under the terms of the engagement letter, during his service at the Company, Mr. Coles will continue to be employed by A&M and will not receive any compensation directly from the Company or participate in any of the Company’s employee benefit plans. The Company will instead pay A&M an hourly rate of $975 per hour for Mr. Coles’s services, with an option to change the fee arrangement for Mr. Coles’s services to a fixed monthly fee of $200,000 per calendar month after the first 60 days of the engagement. In 2018, the Company paid A&M $1,147,751 for Mr. Coles’s services.

Agreement with Mr. Borkowski

The Board appointed Mr. Borkowski, an Executive Vice President of the Company, as interim Chief Financial Officer, effective June 6, 2018. In 2018, Mr. Borkowski received an annual salary of $550,000 and a target annual performance bonus of 60% of his base salary. He also received a $150,000 signing bonus on the 90th day following the commencement of his employment.

The Company awarded Mr. Borkowski two restricted stock grants on February 21, 2019: one for 100,000 shares, one-third of which vested immediately and the other two-thirds vest ratably over a two-year period from the date of grant; and the other for 103,305 shares, which vest ratably over a two-year period from the date of grant. These awards were contemplated, but not granted, at the time Mr. Borkowski joined the Company.

In addition, the Company has agreed to provide Mr. Borkowski severance, both in connection with a change in control and other than in connection with a change in control. The Company entered into a double-trigger Change in Control Severance Agreement with Mr. Borkowski, which provides for severance payments equal to 1.75 times his base salary and target bonus on the date of the change in control; and continuation of benefits for the period for which the severance is computed. The Company also entered into a severance agreement with Mr. Borkowski that is not conditioned upon a change in control, which provides for severance payments equal to 1.0 times his annual base salary plus target bonus, plus continuation of benefits for the period for which the severance is computed, if his employment is terminated for qualifying reasons. Mr. Borkowski is also eligible for relocation benefits.

Company Policies

Perquisites

The Company generally does not provide executive officers with perquisites and other personal benefits beyond the Company benefits offered to similarly situated employees, with the following exception: when the Company hosts performance incentive trips, it pays for executives to bring their spouses at the Company’s expense. Also, Mr. Borkowski’s agreement provides for commuting and transportation expenses between his home and corporate headquarters, temporary lodging, relocation and rental car expenses.

Stock Ownership Guidelines

The Board has adopted stock ownership guidelines that apply to the NEOs. Under the guidelines, covered persons are required to own stock, including unvested time-based restricted stock, equal to certain multiples of their annual cash compensation:

Person Subject to Policy	Requirement
CEO	3.0X
President & COO	2.5X
CFO	2.0X
General Counsel	1.5X

Until such time as the NEO reaches his or her applicable threshold and subject to certain exceptions, the NEOs are required to hold 100% of the shares of Company common stock awarded to him/her from the Company or received upon vesting of restricted stock and upon exercise of stock options (net of any shares utilized to pay for tax withholding and any exercise price).

The Board has currently suspended the stock ownership guidelines until the Company becomes current in its SEC reporting obligations since subject persons may be prohibited by applicable insider trading laws from buying or selling Company securities.

Recoupment of Compensation

The Board adopted a recoupment (clawback) policy, effective April 1, 2016, covering executive officers of the Company. The policy provides that if the Company is required to restate its financial results due to material noncompliance with financial reporting requirements under the securities laws, the Compensation Committee may seek reimbursement of any cash or equity-based bonus or other incentive compensation paid or awarded to the officer or effect cancellation of previously granted equity awards to the extent the bonus or incentive compensation was based on erroneous financial data and was in excess of what would have been paid to the officer under the restatement.

As the Company stated when it filed a Form 8-K on September 20, 2018 announcing the “for cause” termination of Messrs. Petit, Taylor and Senken, when the Company’s restatement of its previously issued and consolidated financial statements and financial information is finalized, the Compensation Committee shall take action, as appropriate, to recover compensation previously paid to these and other individuals.

Anti-Hedging and Pledging

Hedging transactions may permit a director, officer or employee to continue to own Company securities without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, directors, officers and employees are prohibited from engaging in such transactions, subject to exceptions granted in the sole discretion of the General Counsel in limited circumstances.

Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, directors, officers and other employees are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.

Compensation Risk Assessment

On an ongoing basis, the Compensation Committee considers the risks inherent in the Company’s compensation programs. With the change in the structure of the annual non-equity incentive compensation awards in late 2018, which de-emphasizes revenue, the Compensation Committee believes that our compensation policies and practices do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company. The design of our compensation policies and practices encourages our employees to remain focused on both our short and long-term goals.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the Compensation Discussion and Analysis on pages 106 to 113, and discussed that document with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement for the Annual Meeting. This report is provided by the following independent directors, who comprise the Compensation Committee:

Joseph G. Bleser, Chair

Larry W. Papasan

Neil S. Yeston

CEO PAY RATIO

In 2017, we paid total annual compensation to our median employee of $86,861 and to our CEO of $3,679,379, which is a ratio of 1:42. We determined our median employee using “gross pay” from our payroll system, which is essentially all W-2 income other than equity compensation, for all employees other than our CEO, based on information as of December 31, 2017. We excluded our single non-U.S. employee, who resides in Austria, in determining the median employee. The total number of U.S. and non-U.S. employees as of December 31, 2017 was 852.

In 2018, using the same method described above, we selected a new median employee following a substantial reduction in force in early December, based on information as of December 31, 2018. We excluded our two non-U.S. employees (one in Austria, the other in Canada) in determining the median employee. The total number of U.S. and non-U.S. employees as of December 31, 2018 was 749.

In 2018, we paid total annual compensation to our median employee of $104,702. Because we did not pay compensation to our CEO in 2018, we do not have a CEO Pay Ratio for 2018. However, if we use the amounts we paid to A&M for Mr. Coles’s services, which was $1,147,751, then the pay ratio would be 1:11.

SUMMARY COMPENSATION TABLE

Executive Officers as of December 31, 2018

Name and Principal Position	Period	Salary	Bonus(5)	Stock(6) Awards	Option Awards	Non-Equity(7) Incentive Plan Compensation Awards		All Other(8) Compensation	Total
David Coles, Former Interim Chief Executive Officer(1)	2018	$—	$—	$—	$—	$—		$—	$—
Edward Borkowski, EVP and Interim Chief Financial Officer(2)	2018	$363,846	$150,000	$—	$—	$330,000		$47,294	$891,140
Alexandra O. Haden General Counsel and Secretary	2018	$418,365	$—	$331,224	$—	$—	(9)	$9,496	$759,085
	2017	$382,673	$153,231	$580,300	$—	$271,350		$5,761	$1,393,315
	2016	$327,884	$—	$267,960	$—	$—		$3,786	$599,630
Mark Landy, EVP and Chief Strategy Officer(3)	2018	$327,788	$100,000	$199,824	$—	$117,250		$0	$744,862
Scott Turner, SVP, Operations & Procurement(4)	2018	$302,788	$—	$156,592	$—	$108,500		$9,978	$577,858

(1)

The Board appointed Mr. Coles as Interim Chief Executive Officer effective July 2, 2018. The Company paid his employer, A&M, $1,147,751 for Mr. Coles’s services in 2018. Mr. Coles stepped down from his position as of May 13, 2019, when Mr. Wright became the Company’s new Chief Executive Officer.

(2)	The Board appointed Mr. Borkowski as Interim Chief Financial Officer effective June 6, 2018.
(3)	The Board appointed Mr. Landy as Executive Vice President and Chief Strategy Officer effective December 5, 2018.
(4)	The Board appointed Mr. Turner as an executive officer on December 5, 2018.
(5)

For 2017: Represents a one-time cash bonus and a one-time bonus of restricted share awards, paid in recognition of outstanding performance. Amount reported for restricted share awards is grant date fair value. See “2017 Compensation Components—Special Bonus. For 2018: the bonus for Mr. Borkowski reflects a one-time cash signing bonus; and Mr. Landy received a one-time cash bonus for his outstanding performance.

(6)

Represents the aggregate grant date fair value of awards of restricted stock made to the executive officer in accordance with FASB ASC Topic 718. The restricted stock awards vest ratably over a three-year period.

(7)

Represents amounts earned under the Company’s MIP that were determined and paid during the first quarter of subsequent year. In addition to their February 2018 grants, Messrs. Landy and Turner received additional equity awards in December when their roles were enlarged as part of a management restructuring.

(8)

For 2018, represents the following amounts: (a) reimbursement for travel expenses for their spouses to attend certain work-related events: Haden—$2,621; Turner—$3,103; (b) 401(k) match: Borkowski, Haden and Turner—each, $6,875; (c) commuting expense between Atlanta and personal residence: Borkowski—$6,040; (d) lodging in Atlanta: Borkowski—$22,099; and (e) automobile lease, Borkowski—$12,280. For 2017, represents the following amounts: reimbursement for travel expenses for their spouses to attend certain work-related events: Haden—$5,761.

(9)

The Committee and the Board postponed making any annual non-equity incentive compensation payments to legacy senior management, which includes Ms. Haden, until the completion of the Audit Committee Investigation.

Former Executive Officers

Name and Principal Position	Period	Salary	Bonus(4)	Stock(5) Awards	Option Awards	Non-Equity(6) Incentive Plan Compensation Awards	All Other(7) Compensation	Total
Parker H. “Pete” Petit, former Chairman and Chief Executive Officer(1)	2018	$457,163	$—	$1,283,160	$—	$—	$4,651	$1,744,974
	2017	$639,904	$318,625	$1,989,600	$—	$731,250	$—	$3,679,379
	2016	$602,904	$—	$1,088,080	$—	$—	$2,796	$1,693,780
Michael J. Senken, former Chief Financial Officer(2)	2018	$281,813	$—	$410,256	$—	$—	$6,875	$698,944
	2017	$403,462	$162,275	$663,200	$—	$311,250	$3,584	$1,543,771
	2016	$365,039	$—	$324,800	$—	$—	$—	$689,839
William C. Taylor, former President and Chief Operating Officer(3)	2018	$376,442	$—	$807,192	$—	$—	$11,726	$1,195,360
	2017	$527,962	$242,745	$1,243,500	$—	$531,375	$4,825	$2,550,407
	2016	$502,170	$—	$690,200	$—	$—	$4,086	$1,196,456

(1)

Mr. Petit resigned as Chief Executive Officer effective June 30, 2018. On September 20, 2018, the Company announced that the Compensation Committee and the Board determined that his termination would be treated as “for cause.”

(2)

Mr. Senken resigned as Chief Financial Officer effective June 6, 2018 and continued in a transitional role through June 30, 2018. On September 20, 2018, the Company announced that the Compensation Committee and the Board determined that his termination would be treated as “for cause.”

(3)

Mr. Taylor resigned as President and Chief Operating Officer effective June 30, 2018. On September 20, 2018, the Company announced that the Compensation Committee and the Board determined that his termination would be treated as “for cause.”

(4)

Represents a one-time cash bonus, paid in recognition of outstanding performance, and a one-time bonus of restricted share awards. Amount reported for restricted share awards is grant date fair value. See “2017 Compensation Components—Special Bonus”.

(5)

Represents the aggregate grant date fair value of awards of restricted stock made to the executive officer in accordance with FASB ASC Topic 718. The restricted stock awards vest ratably over a three-year period. See the “Forfeited Awards Table” beginning on page 119, as all of the restricted stock awards granted in 2018 were forfeited.

(6)	Represents amounts earned under the Company’s MIP for 2017 that were determined and paid during the first quarter of 2018.
(7)

Represents the following amounts: for 2018: (a) reimbursement for travel expenses for their spouses to attend certain work-related events: Petit—$4,651; Taylor—$4,851; and (b) 401(k) match: Senken—$6,875; Taylor—$6,875. For 2017: reimbursement for travel expenses for their spouses to attend certain work-related events.

GRANTS OF PLAN-BASED AWARDS FOR 2017 AND 2018

The following table provides information regarding grants of plan-based awards to the Company’s NEOs during fiscal 2017 and 2018.

Executive Officers as of December 31, 2018

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(3)
Name	Grant Date	Threshold	Target	Maximum
Coles	—	—	—	—	—	—	—	—
Borkowski	4/3/2018	$27,500	$330,000	$660,000	—	—	—	—
Haden	2/22/2018	$15,938	$191,250	$382,500	37,300	—	—	$331,224
	2/22/2017	$24,874	$180,900	$361,800	70,000	—	—	$580,300
	10/26/2017	—	—	—	7,500	—	—	$91,725
Landy	2/22/2018	$9,771	$117,250	$234,500	17,300	—	—	$153,624
	12/11/2018	—	—	—	30,000	—	—	$46,200
Turner	2/22/2018	$9,042	$108,500	$217,000	15,900	—	—	$141,192
	12/11/2018	—	—	—	10,000	—	—	$15,400

(1)

For Non-Equity Incentive Plan Awards, these columns show the range of possible cash payouts that could have been earned by each of the NEOs under the 2017 and 2018 MIP. “Threshold” represents the lowest possible payout if there is a payout and “Maximum” reflects the highest possible payout. In 2017, threshold performance would have resulted in a 15% payout of the revenue portion and a 10% payout of the Adjusted EBITDA portion of the award. In 2018, threshold performance would have resulted in a 15% payout of the revenue portion, a 10% payout of the Adjusted EBITDA portion and a 0% payout of the individual performance portion of the award.

(2)	Represents restricted stock awards granted under the 2016 Plan. The restricted shares vest ratably over three years from the grant date.
(3)	The amounts shown reflect the grant date fair market values of the awards computed in accordance with FASB ASC Topic 718—“Compensation-Stock compensation.”

Former Executive Officers

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(3)
Name	Grant Date	Threshold	Target	Maximum
Petit	2/22/2018	$73,219	$532,500	$1,065,000	144,500	—	—	$1,283,160
	2/22/2017	$67,031	$487,500	$975,000	240,000	—	—	$1,989,600
	10/26/2017	—	—	—	12,500	—	—	$152,875
Senken	2/22/2018	$30,250	$220,000	$440,000	46,200	—	—	$410,256
	2/22/2017	$28,531	$207,500	$415,000	80,000	—	—	$663,200
	10/26/2017	—	—	—	7,500	—	—	$91,725
Taylor	2/22/2018	$53,625	$390,000	$780,000	90,900	—	—	$807,192
	2/22/2017	$48,709	$354,250	$708,500	150,000	—	—	$1,243,500
	10/26/2017	—	—	—	10,000	—	—	$122,300

(1)

For Non-Equity Incentive Plan Awards, these columns show the range of possible cash payouts that could have been earned by each of the NEOs under the 2017 and 2018 MIP. “Threshold” represents the lowest possible payout if there is a payout and “Maximum” reflects the highest possible payout. In 2017 and 2018, threshold performance would have resulted in a 15% payout of the revenue portion and a 10% payout of the Adjusted EBITDA portion of the award. Importantly, although the non-equity incentive plan awards were granted to Messrs. Petit, Senken and Taylor in February 2018, none of them actually received these awards for 2018 given the “for cause” termination finding in September 2018.
(2)

Represents restricted stock awards granted under the 2016 Plan. The restricted shares vest ratably over three years from the grant date. See the “Forfeited Awards Table” as the 2018 awards and a portion of the 2017 awards have been forfeited.

(3)	The amounts shown reflect the grant date fair market values of the awards computed in accordance with FASB ASC Topic 718—“Compensation-Stock compensation.”

OUTSTANDING EQUITY AWARDS ON DECEMBER 31, 2018

The following table shows the number of shares covered by exercisable and un-exercisable options and unvested restricted stock awards held by the Company’s NEOs on December 31, 2018.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Number of Securities Unvested		Market Value of Unvested Securities(11)
Coles	—	—			—
Borkowski	—	—			—
Haden	60,000		$6.02	7/16/2023
	20,350		$7.24	2/25/2024
	20,000		$5.84	4/24/2024
					11,000	(1)	$19,690
					46,667	(6)	$83,534
					5,000	(8)	$8,950
					37,300	(9)	$66,767
Landy	—	—			9,334	(3)	$16,708
					2,334	(5)	$4,178
					16,667	(6)	$29,834
					4,000	(7)	$7,160
					5,000	(8)	$8,950
					17,300	(9)	$30,967
					30,000	(10)	$53,700
Turner	—	—			5,000	(2)	$8,950
					1,167	(4)	$2,089
					20,000	(6)	$35,800
					2,000	(8)	$3,580
					15,900	(9)	$28,461
					10,000	(10)	$17,900

(1)	The remaining balance will vest on February 22, 2019.
(2)	The remaining balance will vest on April 25, 2019.
(3)	The remaining balance will vest on July 25, 2019.
(4)	The remaining balance will vest on October 26, 2019.
(5)	The remaining balance will vest on December 14, 2019.
(6)	The balance will vest in equal installment on February 22, 2019 and 2020.
(7)	The balance will vest in equal installments on July 26, 2019 and 2020.

(8)	The balance will vest in equal installments on October 26, 2019 and 2020.
(9)	The balance will vest in equal installments on February 22, 2019, 2020 and 2021.
(10)	The balance will vest in equal installments on December 11, 2019, 2020 and 2021.
(11)	Calculated based on a closing stock price of $1.79 per share on December 31, 2018.

FORFEITED AWARDS TABLE

On September 20, 2018, the Company announced that the Board and the Compensation Committee had each determined that the previously announced separations of four senior Company executives, including Messrs. Petit, Taylor and Senken, be treated as “for cause.” The Company announced that, as a result of findings related to the conduct of these individuals in addition to one non-executive officer, the Board and the Compensation Committee, as the administrators of the Plans, had taken all required action to cause all equity and incentive awards outstanding under the Plans held by the Separated Officers to be forfeited. The Company also announced that the Board and the Compensation Committee had determined that action shall be taken to recover compensation previously paid to the Separated Officers pursuant to the Plans and the Company’s Compensation Recoupment Policy, based upon the final results of the Company’s restatement of its previously issued consolidated financial statements and financial information.

Under the Plans, all unvested restricted stock awards and vested and unvested stock option awards were forfeited, as follows:

Former NEO	Options Forfeited	Value on 9/20/2018 at $6.20 per share(1)	Unvested Restricted Stock Forfeited	Value on 9/20/2018 at $6.20 per share(2)
Petit	2,867,820	$12.1 million	361,667	$2.2 million
Senken	887,107	$3.7 million	120,368	$0.7 million
Taylor	1,558,221	$6.2 million	229,234	$1.4 million

(1)	Value of forfeited options based on market price at close of business on date of forfeiture, which was September 20, 2018 and $6.20 per share, less the exercise price.
(2)	Value of forfeited restricted stock based on market price at close of business on date of forfeiture.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about the Company’s equity compensation plans as of December 31, 2018. See also “Equity.”

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	3,697,147	$4.59	7,671,401
Equity compensation plans not approved by security holders	—	—	—
Total	3,697,147	$4.59	7,671,401

2017 AND 2018 OPTION EXERCISES AND STOCK VESTED TABLE

The following table provides information concerning each exercise of stock options and each vesting of restricted stock during 2017 and 2018, on an aggregated basis with respect to each of the Company’s NEOs.

Executive Officers as of December 31, 2018

	Period	Option Awards		Stock Awards
Name		Number of Securities Acquired on Exercise	Value Realized on Exercise	Number of Securities Acquired on Vesting	Value Realized on Vesting(1)
Coles	2018	—	—	—	—
Borkowski	2018	—	—	—	—
Haden	2018	—	—	43,509	$366,016
	2017	—	—	21,527	$187,840
Landy	2018	—	—	24,499	$140,775
Turner	2018	—	—	17,167	$141,398

(1)	Represents the number of shares acquired on vesting multiplied by the closing price of Company common stock on the vesting date.

Former Executive Officers

	Period	Option Awards		Stock Awards
Name		Number of Securities Acquired on Exercise	Value Realized on Exercise	Number of Securities Acquired on Vesting	Value Realized on Vesting(1)
Petit	2018	—	—	162,183	$1,400,793
	2017	—	—	117,862	$1,023,039
Senken	2018	—	—	50,507	$437,469
	2017	—	—	29,167	$236,648
Taylor	2018	20,000	$112,400	102,345	$883,611
	2017	33,535	$287,665	64,514	$523,062

(1)

Represents the number of shares acquired on vesting multiplied by the closing price of Company common stock on the vesting date. Because the vesting date of the restricted stock awards is the anniversary of the date of grant, which is in the first quarter, restricted stock awards vested in 2018 prior to the September 20, 2018 “for cause” termination finding.

2018 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

This section describes additional payments that the Company would make to the NEOs assuming a hypothetical termination of employment occurs on December 31, 2018 under various scenarios. Not included in the table below are Messrs. Petit, Taylor and Senken, who were not employed by the Company on December 31, 2018.

The Company entered into an agreement with A&M related to the employment of Mr. Coles on an hourly basis. The Company is not obligated to pay either A&M or Mr. Coles any amount in connection with his termination of employment for any reason.

The Company entered into a letter agreement with Mr. Borkowski that obligated the Company to make two stock grants to him and, if such stock grants were not made prior to his termination without cause and for good reason, or the consummation of a change in control, the Company would make a lump sum payment of $750,000 with respect to each grant not made. On December 31, 2018, the Company had not made either grant.

The Company has entered into severance agreements with Messrs. Borkowski, Landy and Turner. The agreements provide for compensation to the executive in the event the executive’s employment with the Company is terminated involuntarily without “Cause” (as defined in the respective agreements), or if the executive voluntarily terminates employment for “Good Reason” (as defined in the respective agreements). The compensation payable under the agreements is a lump sum severance payment equal to a multiple of the executive’s annual base salary and targeted base bonus as of the date of termination. The multiples are 1.0, 1.0, and 0.5 for Messrs. Borkowski, Landy and Turner, respectively. In addition, following termination of employment, these executives are entitled to receive life, health insurance coverage (subject to a COBRA election), and certain other fringe benefits equivalent to those in effect at the date of termination for period of 12 months, 12 months, and 6 months for each of Messrs. Borkowski, Landy and Turner, respectively.

The Company has entered into change-in-control severance agreements with Mr. Borkowski, Ms. Haden and Mr. Landy. The agreements provide for compensation to the executive in the event the executive’s employment with the Company is terminated following the consummation of a “change-in-control” for reasons other than the executive’s death, disability or for “Cause” (as defined in the respective agreements), or if the executive voluntarily terminates employment for “Good Reason” (as defined in the respective agreements). The compensation payable under the agreements is a lump sum severance payment equal to a multiple of the executive’s annual base salary and targeted base bonus as of the date of the change-in-control. The multiples are 1.75, 1.0, and 1.5 for Mr. Borkowski, Ms. Haden and Mr. Landy, respectively. In addition, following termination of employment, these executives are entitled to receive life, health insurance coverage (subject to a COBRA election), and certain other fringe benefits equivalent to those in effect at the date of termination for periods of 21 months, 12 months, and 18 months for Mr. Borkowski, Ms. Haden and Mr. Landy, respectively. The agreements require the executive to comply with certain covenants that preclude the executive from competing with the Company or soliciting customers or employees of the Company for a period following termination of employment equal to the period for which fringe benefits are continued under the applicable agreement. The agreements expire three years after a change in control of the Company or any successor to the Company.

Upon a “change in control,” as defined in the 2006 Stock Incentive Plan and subject to any requirements of Section 409A of the Internal Revenue Code of 1986, as amended, all outstanding awards vest and become exercisable. The Compensation Committee has discretion whether to provide that awards granted under the 2016 Equity and Cash Incentive Plan will vest upon a “change in control.” Thus far, the Committee has exercised such discretion and provided for full vesting upon a change in control for all awards granted under the 2016 Equity Plan to NEOs to date.

Neither the election of the Petit Group nor the changes to the Board contemplated by the Cooperation Agreement constitute a “change in control,” as defined in the 2006 Stock Incentive Plan. The 2006 Stock Incentive Plan states, “a Change in Control shall be deemed to have occurred on the earliest to occur of a change in the ownership of the Corporation, a change in the effective control of the Corporation, a change in ownership of a substantial portion of the Corporation’s assets and a disposition of a substantial portion of the Corporation’s assets,” all as defined in the 2006 Stock Incentive Plan. The 2006 Stock Incentive Plan further provides that, “A change in the effective control of the Corporation occurs on the date that either: any one person, or more than one person acting as a group becomes the beneficial owner of stock of the Corporation possessing more than fifty percent (50%) of the total voting power of the stock of the Corporation; or a majority of members of the Corporation’s board of directors is replaced during any 24-month period by directors whose appointment or election is not endorsed by at least two-thirds (2/3) of the members of the Corporation’s board of directors who were directors prior to the date of the appointment or election of the first of such new directors.”

Executive	Involuntary Without Cause or for Good Reason		Involuntary or for Good Reason with Change in Control		Death or Disability
Coles
cash severance	$—		$—		$—
estimated benefits	$—		$—		$—
estimated value of accelerated equity awards	$—		$—		$—
Borkowski
cash severance	$2,380,000	(1)(5)	$3,040,000	(1)(2)(5)	$—
estimated benefits	15,583	(3)	27,270	(2)(3)	$—
estimated value of accelerated equity awards	$—		$—		$—
Haden
cash severance	$—		$616,250	(1)(2)	$—
estimated benefits	$—		5,194	(2)(3)	$—
estimated value of accelerated equity awards	$—		$178,941	(4)	$178,941	(4)
Landy
cash severance	$616,250	(1)	$924,375	(1)(2)	$—
estimated benefits	42	(3)	63	(2)(3)	$—
estimated value of accelerated equity awards	$—		$151,497	(4)	$151,497	(4)
Turner
cash severance	$238,000	(1)	$—		$—
estimated benefits	7,791	(3)	$—		$—
estimated value of accelerated equity awards	$—		$96,780	(4)	$96,780	(4)

(1)	Includes (a) annual base salary as of December 31, 2018, plus (b) annual targeted bonus for the year ended December 31, 2018, times the multiple applicable to the NEO.
(2)	Payable only in the event the executive’s employment is terminated without cause or for “good reason” within three years following a change in control.

(3)	Includes (a) the estimated value of medical, dental, vision and life insurance, plus (b) the employer’s cost of FICA for the duration of the severance period.
(4)

Includes the value of (a) unvested stock options as of December 31, 2018 that are in-the-money based on the December 31, 2018 closing stock price of $1.79, plus (b) unvested restricted stock based on the December 31, 2018 stock price, the vesting of which is deemed accelerated to December 31, 2018.

(5)

Also includes $1.5 million pursuant to a letter agreement with Mr. Borkowski when he first joined the Company. With respect to two promised restricted stock grants, the agreement provided that he would receive a lump sum payment of $750,000 if one grant was not made before his termination, and another lump sum payment of $750,000 if one-third of the other grant did not vest before his termination. As of December 31, 2018, the Company had not made either grant.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Approval of Related Party Transactions

Under its charter, the Audit Committee is responsible for reviewing and approving all transactions or arrangements between the Company and Section 16 reporting persons and any of their respective affiliates, associates or related parties. In determining whether to approve or ratify a related party transaction, the Audit Committee considers all relevant facts and circumstances available to it, such as:

•	Whether the terms of the transaction are fair to the Company and at least as favorable to the Company as would apply if the transaction did not involve a related party;

•	Whether there are demonstrable business reasons for the Company to enter into the transaction;

•	Whether the transaction would impair the independence of an outside director; and

•

Whether the transaction would present an improper conflict of interest for any director or executive officer, taking into account the size of the transaction, the direct or indirect nature of the related party’s interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the Audit Committee deems relevant.

Related Party Transactions

The Company employs Simon Ryan, the brother-in-law of Ms. Haden, as a sales representative. In 2017, the Company paid Mr. Ryan total compensation of $214,328, consisting of a salary of $95,000 and sales commissions, equity and other compensation of $119,328. In 2018, the Company paid Mr. Ryan total compensation of $183,659, consisting of a salary of $95,000 and sales commissions, equity and other compensation of $88,659.

The Company has employed Thomas Koob as its Chief Scientific Officer (a non-executive officer) since 2006. Thomas Koob is the brother of a director, Mr. Koob. Subsequent to the Company’s employment of Thomas Koob, Charles Koob was appointed as a director of the Company in March 2008. In 2017, the Company paid Thomas Koob a salary of $229,473 and provided equity, incentive compensation and other compensation of $175,989. In 2018, the Company paid Thomas Koob a salary of $233,003 and provided equity, incentive compensation and other compensation of $306,326.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and any beneficial owner of more than ten percent of a registered class of the Company’s equity securities, to file reports (Forms 3, 4 and 5) of stock ownership and changes in ownership with the SEC. Officers, directors and beneficial owners of more than ten percent of the outstanding shares of Company common stock are required by SEC regulations to furnish the Company with copies of all such forms that they file.

Based solely on the Company’s review of the copies of Forms 3, 4 and 5 the Company believes that during the year ended December 31, 2018, all filing requirements were complied with by its executive officers, directors and beneficial owners of more than ten percent of the outstanding shares of Company common stock. Based solely on the Company’s review of the copies of Forms 3, 4 and 5 the Company believes that during the year ended December 31, 2017, all filing requirements were complied with by its executive officers, directors and beneficial owners of more than ten percent of the outstanding shares of Company common stock with the exception of a single report of a single transaction which was filed two days late for each of Messrs. Petit, Taylor, Senken and Ms. Haden due to an administrative error.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2017 and 2018, the Compensation Committee was comprised of the following persons: Joseph G. Bleser, Larry W. Papasan and Neil S. Yeston. No member of the Compensation Committee is or has been an officer or employee of the Company. During 2017 and 2018, none of the Company’s executive officers served on the board of directors or compensation committee of any other entity that had an executive officer that serves on the Company’s Board or Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the Company’s capital stock, beneficially owned by each person known to the Company to beneficially own more than 5% of the outstanding shares of Company common stock, each NEO, each person who has served as a director since January 1, 2018, director nominees and all directors and executive officers as a group. Unless otherwise indicated below the address of those identified in the table is c/o MiMedx Group, Inc., 1775 West Oak Commons Court, NE, Marietta, Georgia 30062.

Name of Beneficial Owner	Number of Shares(1)		Percentage Ownership(1)
Group One Trading, LP(2)	6,379,103		5.76%
MAK Capital One L.L.C.(3)	5,684,152		5.13%
Prescience Point(4)	7,618,335		6.88%

NEOs, Executive Officers, Directors and Nominees[1]	Number of Shares(1)		Percentage Ownership(1)
Luis A. Aguilar(5)	25,333	*
M. Kathleen Behrens Wilsey, Ph.D.	—	*
Joseph G. Bleser(6)	241,545	*
Edward J. Borkowski	191,166	*
David Coles	—	*
J. Terry Dewberry(7)	187,126	*
Charles R. Evans(8)	125,460	*
Bruce L. Hack(9)	829,728	*
Alexandra O. Haden(10)	254,854	*
Charles E. Koob(11)	1,535,627		1.39%
I. Mark Landy(12)	383,336	*
K. Todd Newton	—	*
Larry W. Papasan(13)	227,158	*
Parker H. Petit(14)	4,325,595	(15)	3.91%
Scott Turner(16)	120,787	*
Michael J. Senken(17)	273,530	*
William C. Taylor(18)	557,057	*
Timothy R. Wright	0	*
Neil S. Yeston(19)	130,460	*

Total Directors and Executive Officers(20) (13 persons)	3,751,558		3.39%

*	Less than 1%
(1)

The beneficial ownership set forth in the table is determined in accordance with SEC rules. The percentage of beneficial ownership is based on 110,753,620 shares of Company common stock outstanding on May 9, 2019.

(2)

According to the most recent Schedule 13G filed with the SEC on January 31, 2019, Group One Trading, LP had sole voting and dispositive power with respect to 6,379,103 shares. The address for Group One Trading, LP is 440 South LaSalle St, Ste. 3232, Chicago, IL 60605.

(3)

On April 9, 2019, MAK Capital One L.L.C., Michael A. Kaufman, MAK Capital Fund LP and MAK-ro Capital Master Fund LP filed a Schedule 13G indicating shared voting power and dispositive voting power over 5,684,152 shares, shared voting power and dispositive power over 4,225,900 shares by MAK Capital Fund LP, and share voting power and dispositive power over 1,458,252 shares by MAK-ro Capital Master Fund LP. The address for MAK Capital One L.L.C. is 590 Madison Avenue, Suite 2401, New York, NY 10022.

(4)

On May 30, 2019, Prescience Point filed an amendment to Schedule 13D indicating shared voting power and dispositive power over 7,618,335 shares, shared voting power and dispositive power over 4,888,652 shares by Prescience Partners, LP, shared voting power and dispositive power over 1,845,539 shares by Prescience Point Special Opportunity LP, and shared voting power and dispositive power over 6,734,191 shares by Prescience Capital, LLC. The address for Prescience Investment Group, LLC is 1670 Lobdell Avenue, Suite 200, Baton Rouge, LA 70806.

(5)	Includes 7,287 shares of unvested restricted stock.
(6)	Includes 110,000 shares issuable upon the exercise of options.
(7)	Includes 110,000 shares issuable upon the exercise of options.
(8)	Includes 60,000 shares issuable upon the exercise of options.
(9)	Includes 707,575 held by a trust and 110,000 shares issuable upon the exercise of options.
(10)	Includes 53,201 shares of unvested restricted stock, 3,300 shares owned by Ms. Haden’s spouse and 100,350 shares issuable upon the exercise of options.
(11)	Includes 611,000 shares held jointly by Mr. Koob and his wife, 737,474 shares held by a trust and 75,000 shares issuable upon the exercise of options.
(12)	Includes 349,847 shares of unvested restricted stock.
(13)	Includes 41,000 shares held by a trust and 87,000 shares issuable upon the exercise of options.
(14)	Mr. Petit resigned as Chief Executive Officer effective June 30, 2018. Mr. Petit’s address is 1650 Cox Road, Roswell, Georgia 30075.
(15)	Based on the Schedule 14A filed by the Petit Group on April 11, 2019.
(16)	Includes 85,834 shares of unvested restricted stock.
(17)	Mr. Senken resigned as Chief Financial Officer effective June 6, 2018. Number of shares based on Form 4 filed on February 26, 2018. Mr. Senken’s address is 145 Inwood Terrace, Roswell, GA 30075.
(18)

Mr. Taylor resigned as President and Chief Operating Officer effective June 30, 2018. Number of shares based on Form 4 filed on February 28, 2018. Mr. Taylor’s address is 400 Lafayette Close, Roswell, GA 30075.

(19)	Includes 60,000 shares issuable upon the exercise of options.
(20)	Represents the ownership of those persons currently serving as a director or executive officer of the Company.

OTHER MATTERS

Participants in the Solicitation

Under applicable SEC regulations, each of the Company’s directors and certain executive officers and other employees of the Company are deemed to be “participants” in this proxy solicitation by virtue of their position as directors and director nominees of the Company or because they may be soliciting proxies on our behalf. For information about our directors and certain of our executive officers and other employees who may be deemed to be “participants” in the solicitation, please see “Proposal 1—Election of Three Class II Directors” beginning on page 100 of this Proxy Statement, “Security Ownership of Certain Beneficial Owners and Management” beginning on page 128 of this Proxy Statement and Annex A to this Proxy Statement. Other than the persons described in this Proxy Statement, no general class of employee of the Company will be employed to solicit shareholders in connection with this proxy solicitation. However, in the course of their regular duties, employees may be asked to perform clerical or ministerial tasks in furtherance of this solicitation.

Proxy Solicitation Costs

We are required by law to convene an annual meeting of our shareholders at which directors are elected. Because our shares are widely held, it would be impractical for our shareholders to meet physically in sufficient numbers to hold a meeting. Accordingly, the Company is soliciting proxies from our shareholders.

The Company will bear the expenses of calling and holding the Annual Meeting and the solicitation of proxies on behalf of the Board. These expenses will include, among other things, the costs of preparing, assembling, printing and mailing the proxy materials to shareholders of record and reimbursement paid to brokerage firms, banks and other fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial owners and obtaining beneficial owners’ voting instructions. Proxies may be solicited through the mail, in person, by telephone or via email.

As a result of the proxy solicitation by the Petit Group, we may incur additional costs in connection with our solicitation of proxies. We have retained Innisfree to solicit proxies in connection with the Annual Meeting. Under our agreement with Innisfree, Innisfree will receive up to $300,000 plus expenses. Innisfree expects that approximately 40 of its employees will assist in the solicitation. Innisfree will solicit proxies in person, by mail, telephone, facsimile or email. The Company’s aggregate expenses, including those of Innisfree, related to this solicitation and in excess of expenses normally spent for an annual meeting in which there is not a proxy contest and salaries and wages of regular employees and officers, are currently estimated to be approximately $2,500,000, of which approximately $1,400,000 has been incurred as of the date of this Proxy Statement. The Company also agreed to indemnify Innisfree against certain liabilities relating to, or arising out of, its retention.

Other Matters Presented at the Annual Meeting

It is not anticipated that any matters other than the election of directors will be considered at the Annual Meeting. If, however, any other matter properly comes before the Annual Meeting, or any adjournment or postponement thereof, the persons named in the BLUE proxy card will vote your proxy in accordance with their best judgment on any such matter.

Shareholders Proposals and Director Nominations for the 2019 Annual Meeting of Shareholders

Because the Company did not hold an annual meeting of shareholders in calendar 2018 and the Company does not know at this time when it will hold the 2019 Annual Meeting, the Company is not providing a deadline for submitting shareholder proposals for the 2019 Annual Meeting at this time. Instead, in accordance with Rule 14a-8(e)(2) under the Exchange Act, the Company will provide shareholders with a deadline set at a reasonable time before the Company begins to print and send its proxy materials for the 2019 Annual Meeting.

Householding of Proxy Materials

We may deliver only one copy of this Proxy Statement to shareholders residing at the same address unless the shareholders have notified us of their desire to receive multiple copies of the Proxy Statement. This is known as “householding.” We do this to reduce costs and preserve resources. Upon oral or written request, we will promptly deliver a separate copy to any shareholder residing at an address to which only one copy was mailed. Shareholders of record residing at the same address that receive multiple copies of the Proxy Statement may contact our mailing agent, Broadridge, to request that only a single copy of the Proxy Statement be mailed in the future. Contact Broadridge by phone at 1-800-690-6903 or by mail at 51 Mercedes Way, Edgewood, NY 11717.

Additional Information

Management knows of no matters that are to be presented for action at the Annual Meeting other than those set forth above. If any other matters properly come before the Annual Meeting, the persons named in the enclosed form of proxy will vote the shares represented by proxies in accordance with their best judgment on such matters.

ANNEX A

ADDITIONAL INFORMATION REGARDING

PARTICIPANTS IN THE SOLICITATION

Under applicable SEC rules and regulations, members of the Board, the Board Nominees and certain executive officers of the Company are “participants” with respect to the Company’s solicitation of proxies in connection with the Annual Meeting. The following sets forth certain information about such persons (the “Participants”).

Directors and Board Nominees

The names, ages and principal occupations of the Company directors and the Board Nominees who are Participants are set forth in the section entitled “Proposal 1—Election of Three Class II Directors” under the heading “Class II Director Nominees—Term Expiring in 2021” beginning on page 100. Other than as set forth in this Proxy Statement, no such principal occupation has been at any corporation or organization that is a parent, subsidiary or other affiliate of the Company. The business address for each of the Company directors and the Board Nominees is c/o MiMedx Group, Inc., 1775 West Oak Commons Court, NE, Marietta, Georgia 30062.

Officers

The executive officers of the Company who are Participants are Timothy R. Wright, Edward J. Borkowski, Alexandra O. Haden, I. Mark Landy and Scott Turner. The business address for each of the executive officers is c/o MiMedx Group, Inc., 1775 West Oak Commons Court, NE, Marietta, Georgia 30062. The principal occupations of the Company’s executive officers are stated under the section entitled “Executive Officers” beginning on page 97. Other than as set forth in this Proxy Statement, no such principal occupation has been at any corporation or organization that is a parent, subsidiary or other affiliate of the Company.

Information Regarding Ownership of the Company’s Securities by Participants

The number of the Company’s securities beneficially owned by directors and NEOs as of May 9, 2019 is set forth in the section entitled “Security Ownership of Certain Beneficial Owners and Management” beginning on page 128.

Information Regarding Transactions in the Company’s Securities by Participants

The following table sets forth information regarding purchases and sales of the Company’s securities by each Participant within the past two years.

Name	Transaction Date	Number of Shares of Company Common Stock	Purchase or Sale
Edward J. Borkowski	02/21/2019	12,139	Sale	(1)
Alexandra O. Haden	02/22/2019	15,032	Sale	(1)
	02/22/2018	12,269	Sale	(1)
	10/26/2018	758	Sale	(1)
Mark Landy	02/22/2019	4,990	Sale	(1)
Scott Turner	04/25/2019	1,460	Sale	(1)
	02/22/2019	5,416	Sale	(1)

(1)	Sale reflects the netting of shares of Company common stock to satisfy applicable withholding taxes upon the vesting of previously-granted restricted stock.

Miscellaneous Information Concerning Participants

Each of the Company’s directors and officers is entitled to indemnification under the Company’s charter and the Bylaws. In addition, each of the Company’s directors, Mr. Borkowski and Ms. Haden is a party to an indemnification agreement with the Company.

Other than as set forth in this Annex A or elsewhere in this Proxy Statement and based on the information provided by each Participant, no Participant or associate of any Participant:

•	beneficially owns, directly or indirectly, or owns of record but not beneficially, any shares of Company common stock or other securities of the Company or any of the Company’s subsidiaries or

•

has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting other than an interest, if any, as a shareholder of the Company or, with respect to a Board Nominee, as a nominee for director.

In addition, other than as described elsewhere in this Proxy Statement, neither the Company nor any of the Participants listed above is now or has been within the past year a party to any contract, arrangement or understanding with any person with respect to any of the Company’s securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies.

Other than as set forth in this Annex A or elsewhere in this Proxy Statement and based on the information provided by each Participant, neither the Company nor any of the Participants listed above or any of their respective associates have or will have:

•

any arrangements or understandings with any person with respect to any future employment by the Company or any of its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party; or

•

a direct or indirect material interest in any transaction or series of similar transactions since January 1, 2018 or any currently proposed transactions, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party in which the amount involved exceeds $120,000.

PLEASE VOTE TODAY! SEE REVERSE SIDE FOR THREE EASY WAYS TO VOTE. 6TO VOTE BY MAIL, PLEASE DETACH HERE, SIGN AND DATE PROXY CARD, AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED6 This proxy is solicited on behalf of the Board of Directors of MiMedx Group, Inc. Annual Meeting of Shareholders June 17, 2019 9:00 AM EDT The shares represented by this proxy will be voted in accordance with the instructions given by the undersigned shareholder(s) in B accordance with the procedures described on this proxy and in the accompanying proxy statement. If no instruction is given and this proxy card is properly executed, dated and timely returned, all shares will be voted FOR the election of M. Kathleen Behrens L Wilsey, K. Todd Newton and Timothy R. Wright, AGAINST the shareholder proposal to amend the Amended and Restated Bylaws U of the Company (the “Bylaws”) to require the Board to hold a meeting on August 19, 2019 for the election of Class III directors and AGAINST the shareholder proposal to repeal any amendments to the Bylaws adopted by the Board subsequent to October E 3, 2018 and prior to August 19, 2019. P The undersigned shareholder(s) appoints Edward J. Borkowski and Alexandra O. Haden, and each of them, the true and lawful attorneys in fact and proxies, with the full power of substitution and revocation, to vote all shares of MiMedx Group, Inc. common R stock entitled to be voted by such undersigned shareholder(s) at the annual meeting of shareholders of MiMedx Group, Inc. (the “Annual Meeting”) to be held at Marietta Conference Center 500 Powder Springs St., Marietta, GA 30064 on June 17, 2019, at 9:00 O AM (Eastern Daylight Time), and at any adjournment or postponement thereof as specified in this proxy. X Shareholders may revoke their proxies at any time prior to the vote at the Annual Meeting. If any other business is properly brought Y before the Annual Meeting, the shares represented by this proxy will be voted at the discretion of the proxies identified above. The undersigned acknowledges receipt with this proxy of a copy of the Notice of Annual Meeting of Shareholders and the Proxy Statement of MiMedx Group, Inc. By executing this proxy, the undersigned hereby revokes all prior proxies that the undersigned has given with respect to the shares represented hereby with respect to the Annual Meeting and any adjournment or postponement thereof. (Continued and to be marked, dated and signed on the other side)

MIMEDX GROUP, INC YOUR VOTE IS IMPORTANT Please take a moment now to vote your shares of MiMedx Group, Inc. common stock for the upcoming Annual Meeting of Shareholders. YOU CAN VOTE TODAY IN ONE OF THREE WAYS: 1. Vote by Telephone – Call toll-free from the U.S. or Canada at 1-866-888-4015 on a touch-tone telephone. If outside the U.S. or Canada, call 1-646-880-9089. Please follow the simple instructions provided. You will be required to provide the unique control number printed below. OR 2. Vote by Internet – Please access https://www.proxyvotenow.com/mdxg and follow the simple instructions provided. Please note you must type an “s” after http. You will be required to provide the unique control number printed below. CONTROL NUMBER: You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had signed and mailed a proxy card. OR 3. Vote by Mail – If you do not have access to a touch-tone telephone or to the Internet, please sign, date and return the proxy card in the envelope provided or mail to: MiMedx Group, Inc., c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5155, New York, NY 10150-5155. 6TO VOTE BY MAIL, PLEASE DETACH HERE, SIGN AND DATE PROXY CARD, AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED6 Please mark your vote X as indicated in this example The Board of Directors recommends you vote FOR ALL of the following The Board of Directors recommends you vote AGAINST Proposals 2 and 3 Director Nominees: 2. If properly presented at the Annual Meeting, to amend FOR AGAINST ABSTAIN 1. Election of Directors (Class II) the Amended and Restated Bylaws of the Company (the “Bylaws”) to require the Board to hold a meeting on Nominees: WITHHOLD FOR ALL August 19, 2019 for the election of three Class III FOR ALL ALL EXCEPT directors. (01) M. Kathleen Behrens Wilsey (02) K. Todd Newton 3. If properly presented at the Annual Meeting, to repeal FOR AGAINST ABSTAIN any amendments to the Bylaws adopted by the Board (03) Timothy R. Wright subsequent to October 3, 2018 and prior to August 19, 2019. To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) for which you would like to withhold authority to vote on the line below: Date: , 2019 Signature Signature (if jointly held) Title(s) Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.